As filed with the Securities and Exchange Commission on February 17, 1999

                                                      Registration No. 333-67343
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                 AMENDMENT NO. 1
                                       to
                                    FORM S-11

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------



                   FBR ASSET INVESTMENT CORPORATION (MARYLAND)

      (Exact Name of Registrant as Specified in its Governing Instruments)





                   Potomac Tower, 1001 Nineteenth Street North
                            Arlington, Virginia 22209
                                 (703) 469-1000
          (Address, Including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                                 ---------------

                              Robert S. Smith, Esq.
                        FBR Asset Investment Corporation
                   Potomac Tower, 1001 Nineteenth Street North
                            Arlington, Virginia 22209
                                 (703) 469-1000
                            (703) 312-9756 (Telecopy)

                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                 ---------------

                                    COPY TO:
                            Randolph F. Totten, Esq.
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                               951 E. Byrd Street
                          Richmond, Virginia 23219-4074
                                 (804) 788-8200
                            (804) 788-8218 (Telecopy)

                                 ---------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                        FBR Asset Investment Corporation


                               ____________ Shares

                                  Common Stock

FBR Asset Investment Corporation is a real estate investment trust that invests in mortgages, mortgage-backed securities and other real estate-related assets, both directly and indirectly through investments in other companies. The selling shareholders identified in this prospectus are offering and selling up to ______ shares of FBR Asset's common stock. FBR Asset will not receive any proceeds from the sale of those shares.

No public market currently exists for FBR Asset's common stock; the stock is not listed on any securities exchange. The selling shareholders may offer their shares of common stock in public or private transactions in the over-the-counter markets, on or off any stock exchange on which the shares may be listed at the time of sale, at prevailing market prices, or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders.

You should consider the risk factors discussed on pages 4-14 before investing in FBR Asset. In particular, you should consider that:

      o the conflicts of interest caused by FBR Asset's relationship with its manager, Friedman, Billings, Ramsey Investment Management, Inc., may result in FBR Management recommending actions that are not in shareholders' best interests;

      o fluctuations in interest rates, mortgage prepayments, and borrower defaults may adversely affect the value of FBR Asset's direct investments in mortgages and mortgage-backed securities;

      o fluctuations in interest rates, mortgage prepayments, and borrower defaults also may adversely affect the mortgages and mortgage-backed securities held by companies in which FBR Asset invests, which in turn, may cause declines in the value of FBR Asset's investments in those companies;

      o interest rate hedging may fail to protect FBR Asset from the adverse effects of interest rate changes and may adversely affect FBR Asset's operating results;

      o declines in the market values of FBR Asset's investments may adversely affect FBR Asset's operating results and its ability to obtain credit; and

      o FBR Asset's management has had no experience operating a REIT other than FBR Asset and has operated FBR Asset only since November 1997.


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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if thisprospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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                    This prospectus is dated ________, 1999.

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This prospectus incorporates by reference exhibits to the registration statement that we have filed with the SEC. You may request copies of those exhibits, free of charge, by calling or writing Ms. Elaine Clancy at FBR Asset Investment Corporation, Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, (703) 469-1000.
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                      Table of Contents

   SUMMARY........................................1
     FBR Asset....................................1
     FBR Asset's Business.........................1
     FBR & FBR Management.........................2
     Summary Financial Information................3
   RISKS OF INVESTING IN FBR ASSET................4
     Conflicts of Interest May Result In
     Decisions That Do Not Fully Reflect
     Shareholders'Best Interests..................4
     Limited Operating History Does Not
     Indicate Future Results......................5
     Manager's Lack of REIT Experience May
     Affect Performance...........................5
     Decline in Market Values of Assets May
     Adversely Affect Credit Availability
     and Periodic Reported Results................5
     Dependence on FBR Management.................6
     Fee Payable Upon Termination of Manager......6
     Leverage Risk................................6
     Real Estate-Related Investments May
     Incur Losses.................................7
        Interest Rate and Market Value
        Leverage Risk.............................7
        Mortgage Loan Interest and
        Prepayment Rate Risk......................7
        Competition in the Purchase, Sale
        and Financing of Mortgage Assets..........8
        Risk in Hedging Against Interest
        Rate Exposure.............................8
        Mortgage Loan Credit Risk.................8
        Increased Credit Risk Associated
        with Investment in Subordinate
        Interests in Mortgage Pools...............9
        Prepayment Sensitivity of
        Investments in Interest-Only
        Securities................................9
        Multifamily and Commercial Real
        Estate May Lose Value and Fail to
        Operate Profitably.......................10
     Indirect Nature of Investments Exposes
     FBR Asset to Additional Risks...............10
        Obstacles to Success May Remain
        Hidden if Due Diligence is
        Inadequate...............................11
        Dependence on Management of Other
        Entities.................................11
        Limited Liquidity of Equity
        Security Investments.....................11
        Volatility of Prices.....................11
        Disposition Value of Investments
        Dependent Upon General and Specific
        Market Conditions........................11
     Tax Requirements May Restrict FBR
     Asset's Operations..........................12
     Loss of Investment Company Act
     Exemption Would Adversely Affect FBR
     Asset.......................................13
     Ownership Limitation May Restrict
     Change of Control or Business
     Combination Opportunities...................13
     Board of Directors May Change Policies
     Without Shareholder Consent.................14
     Shares Not Listed on Securities Exchange....14
   ORGANIZATION & RELATIONSHIPS..................15
   FBR & FBR MANAGEMENT..........................16
     Related Party Transactions..................16
     FBR Management's Executive Officers.........19
     The Management Agreement....................19
   FBR ASSET'S BUSINESS..........................24
     Operating Policies & Strategies.............24
     Current Investments.........................25
        Agency Mortgage-Backed Securities........25
        Commercial Mortgage Loans & CMBS.........32
        Real Estate..............................34
        Real Estate-Related Businesses...........35
     Summary of Current Investments..............36
     Dividends & Distribution Policy.............37
   SELECTED FINANCIAL DATA.......................39
   MANAGEMENT'S DISCUSSION & ANALYSIS............40
     Overview....................................40
     Market Conditions...........................40
        Equity Market Conditions.................40
        REIT and Real Estate Market Conditions...41
        Interest Rate Environment................44
        Market Risk..............................45
     Results of Operations.......................46
        Net Income...............................47
        Interest and Dividend Income.............48
        Interest Expense.........................49
        Dividends Declared and
        Distributions in Excess of Earnings......49
     Changes in Financial Condition..............49
        Securities Available for Sale............49
        Repurchase Agreements....................50
        Contractual Commitments..................51
        Capital Resources and Liquidity..........51

        Shareholders'Equity......................52
     Developments Since December 31, 1998........52
     Year 2000 Compliance........................53
   FBR ASSET'S DIRECTORS & OFFICERS..............54
     The Board of Directors......................54
     The Directors...............................56
     Executive Officers Who Are Not Directors....58
     Time Required of Directors & Executive
     Officers....................................59
     Executive Compensation & Other Benefits.....60
   FBR ASSET'S CAPITAL STOCK.....................62
     General.....................................62
     Common Stock................................62
     Preferred Stock.............................62
     Restrictions on Ownership and Transfer......62
     Transfer Agent & Registrar..................65
     Reports to Shareholders.....................66
     FBR Asset's Charter and Bylaws..............66
   ANTI-TAKEOVER EFFECT OF MARYLAND LAWS.........67
   CAPITALIZATION................................69
   COMMON STOCK AVAILABLE FOR FUTURE SALE........69
   PRINCIPAL SHAREHOLDERS........................70
   FEDERAL INCOME TAX CONSEQUENCES OF FBR
   ASSET'S STATUS AS A REIT......................71
     Taxation of FBR Asset.......................71
     Requirements for Qualification..............73
     Recordkeeping Requirements..................82
     Failure to Qualify..........................82
     Taxation of Taxable U.S. Shareholders.......82
     Taxation of U.S. Shareholders on the
     Disposition of the Common Stock.............84
     Capital Gains and Losses....................84
     Information Reporting Requirements and
     Backup Withholding..........................85
     Taxation of Tax-Exempt Shareholders.........85
     Taxation of Non-U.S. Shareholders...........86
     Other Tax Consequences......................88
   ERISA CONSIDERATIONS..........................89
   SELLING SHAREHOLDERS..........................91
   USE OF PROCEEDS...............................91
   PLAN OF DISTRIBUTION..........................92
   OTHER MATTERS.................................94
     Legal.......................................94
     Independent Accountants.....................94
     Additional Information......................94
   Index to Financial Statements................F-1

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Neither FBR Asset nor the selling shareholders have authorized anyone to give you any information other than that which is included in this document. Neither FBR Asset nor the selling shareholders have authorized anyone to make any representations to you other than those that are included in this document. If anyone gives you additional information, or makes additional representations, you must not rely on them at all.

This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, nor is it an offer or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation.

The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after _________, 1999.
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Summary

This summary highlights only a few of the facts that you will need to make an informed decision about investing in FBR Asset. We encourage you to read this entire prospectus, and the other documents to which it refers, very carefully.

References to "we," "us," and "our" indicate the management of FBR Asset.


FBR Asset

FBR Asset is a Maryland corporation that recently succeeded, by merger, to all of the assets and liabilities of a Virginia corporation also named FBR Asset Investment Corporation. We formed the Maryland corporation in November 1998 for the purpose of moving the Virginia corporation's state of incorporation to Maryland. The merger effected no changes in the company's business, and we have operated the company in substantially the same manner since we formed the Virginia corporation in November 1997.


FBR Asset's Business

FBR Asset invests in:

  o whole-pool mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae;

  o  residential and commercial mortgage-backed securities;

  o  residential and commercial mortgage loans;

  o  residential and commercial real property; and

  o  other real estate-related assets.

FBR Asset invests in some of these assets directly by buying the assets and invests in others by buying equity interests in, or making loans to, REITs and other companies engaged in real estate-related businesses. In the future, FBR Asset may enter into joint ventures or partnerships that will also invest in these assets.

FBR Asset expects to generate income primarily from the net earnings derived from its investments. FBR Asset also seeks to generate growth in earnings and dividends per share by:

  o increasing the income generated from new assets at a rate faster than the rate of increases in operating expenses;

  o increasing the size of its balance sheet when opportunities in the market for its targeted investments are likely to allow growth in earnings per share;

  o continually reviewing the mix of its investments in an effort to improve and enhance returns; and

  o  using leverage to create greater equity returns for shareholders.

FBR Asset has elected to be taxed as a REIT under the federal tax laws and intends to continue operating as a REIT. Accordingly, FBR Asset will not incur federal income tax on its earnings to the extent that it distributes those earnings to its shareholders, and as long as the asset, income, stock ownership and minimum distribution tests of the federal tax laws are met. FBR Asset will, however, be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders.

FBR Asset intends to continue operating its business so as not to become regulated as an investment company under the Investment Company Act of 1940.

For more information about FBR Asset's business, see "FBR Asset's Business" on page 24.


FBR & FBR Management

Friedman, Billings, Ramsey Investment Management, Inc. manages FBR Asset's day-to-day operations, subject to the direction and oversight of FBR Asset's Board of Directors. FBR Management is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc., an investment banking firm that focuses on research, underwriting, brokerage, and asset management activities in various sectors, including real estate, financial services, specialty finance, technology, insurance, and consumer products. FBR Group, together with its other subsidiaries ("FBR"), has presented FBR Asset with opportunities to invest in other companies, including REITs, that invest in or manage real estate and companies that provide services to real estate owners and operators.

FBR Management has engaged BlackRock Financial Management, Inc., a subsidiary of PNC Bank Corp., to sub-manage FBR Asset's mortgage portfolio. Through BlackRock, FBR Asset has access to market expertise and risk management systems that allow FBR Asset actively to monitor and manage its mortgage portfolio's exposure to interest and prepayment risks. FBR Management has retained BlackRock to assist it in assessing credit risk, risk of capital loss, the availability and cost of financing, and yield spread movements on FBR Asset's mortgage assets.

For more information about FBR, FBR Management, and BlackRock, see "FBR & FBR Management" on page 16.

Summary Financial Information

The summary financial data set forth below should be read in conjunction with "Management's Discussion & Analysis" and the Financial Statements and Notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 and 1998, and the statement of operations data for the period from December 15, 1997 (Inception) to December 31, 1997, and for the year ended December 31, 1998, has been derived from the audited financial statements included elsewhere in this prospectus. The results for the year ended December 31, 1998, are not necessarily indicative of the results to be expected for any future period.


                                                           December 15, 1997
                                                             (Inception)             For the Year
                                                                through                  Ended
                                                           December 31, 1997      December 31, 1998
                                                           -----------------      -----------------
Statement of Operations Data
      Interest income...................................       $     18,040            $ 13,656,097
      Dividend income...................................            434,717               4,271,405
      Net income before realized gains and losses.......            646,921               9,958,042
      Net realized losses...............................                  -              (8,369,807)
      Net income after realized gains and losses........            646,921               1,588,235
      Basic and diluted income per share................       $       0.06            $       0.16
      Dividends declared per share(1)...................       $       0.05            $       1.16

                                                                 As of                   As of
                                                           December 31, 1997      December 31, 1998
                                                           -----------------      -----------------
Selected Balance Sheet Data
      Mortgage-backed securities, at fair value.........       $          -            $161,418,739
      Cash and cash equivalents.........................        163,223,199              41,144,326
      Investments in equity securities, at fair value...         23,318,750              70,983,050
      Total assets......................................        190,538,402             295,930,620
      Total liabilities.................................            771,573             145,026,041
      Accumulated other comprehensive income(2).........                  -              (9,800,530)
      Shareholders' equity..............................        189,766,829             150,904,579
      Book value per share..............................       $      18.57            $      17.66

(1) Dividends declared are based upon FBR Asset's taxable income. Net realized losses are not included in FBR Asset's ordinary taxable income.

(2) As of December 31, 1998, accumulated other comprehensive income includes unrealized net gain on mortgage-backed securities of $713,499 and unrealized net loss on investments in equity securities of $10,514,029.

Risks of Investing in FBR Asset

Investing in FBR Asset involves various risks, including the risk that you might lose your entire investment. The results of FBR Asset's operations depend upon many factors, including the availability of opportunities to acquire assets, the level and volatility of interest rates, the cost and availability of short- and long-term credit, financial market conditions, and general economic conditions. FBR Asset will strive to attain its objectives through, among other things, FBR Management's research and portfolio management skills. There is no guarantee, however, that FBR Asset will perform successfully, meet its objectives, or achieve positive returns. The following risks are interrelated, and you should treat them as a whole.


Conflicts of Interest May Result In Decisions That Do Not Fully Reflect Shareholders' Best Interests

FBR Asset is subject to various conflicts of interest arising from its relationship with FBR. These conflicts include the following:

  o FBR Asset acquires indirect interests in real estate, commercial mortgage loans and commercial mortgage-backed securities by investing in companies whose securities have been underwritten or placed by FBR. At December 31, 1998, the total market value of FBR Asset's investments in securities underwritten or placed by FBR had declined 19.2% since FBR Asset acquired the securities. At February 5, 1999, the total market value of those same investments had declined further, for a total decline of 27.82% since FBR Asset acquired the securities. FBR and its employees are paid substantial fees for underwriting and placement agent services, and to the extent that the success of a new offering depends upon a significant investment by FBR Asset, FBR Management will have a conflict of interest in recommending that investment to FBR Asset. In those instances, FBR Asset's shareholders will rely on the investment decision of FBR Asset's independent directors, who will in part rely on information provided by FBR Management.

  o FBR manages other funds that are authorized to invest in assets similar to those in which FBR Asset invests. In particular, FBR manages mutual and private equity funds, and may in the future manage other funds, that invest in private equity securities and in REITs and other real estate-related securities. There may be investment opportunities that are favorable to each of FBR Asset and the other funds managed by FBR. In that case, FBR will allocate investment opportunities among funds based upon primary investment objectives, applicable investment restrictions, and any other factors that FBR deems appropriate and fair under the circumstances.

  o BlackRock, the mortgage portfolio manager, manages other funds and accounts that have similar investment objectives and has other relationships that involve conflicts of interest with FBR Asset.

  o The incentive portion of the management fee, which is based on FBR Asset's income, may create an incentive for FBR Management to recommend investments that have greater potential for income or appreciation, but that are generally more speculative than if the management fee did not include a performance component.

  o Although FBR Asset's Board of Directors includes two independent directors, the remaining directors, which constitute a majority of the Board, and each of FBR Asset's executive officers, also serve as executive officers or employees of FBR and devote substantial time to FBR.

  o Inside directors, officers and employees of FBR Asset have other responsibilities to FBR. These persons will devote such time and attention to FBR Asset's business as they, in their discretion, deem necessary, but conflicts may arise in allocating management time, services or functions between FBR Asset and FBR.

  o FBR may provide a broad range of financial services to enterprises in which FBR Asset has invested or with which it otherwise does business. For these services, FBR will be paid fees or will otherwise receive compensation. Under these circumstances, a variety of conflicts might arise, including conflicts arising from restrictions on the use of confidential information.


Limited Operating History Does Not Indicate Future Results

FBR Asset was organized in November 1997 and has a limited operating history. Because of this limited history, investors should be especially cautious before drawing conclusions about the company's future. FBR Asset's past performance, particularly given its short operating history, is not necessarily indicative of future results.


Manager's Lack of REIT Experience May Affect Performance

Before November 1997, none of FBR Asset's or FBR Management's officers had ever managed a REIT. FBR Management has no experience in managing a REIT other than its experience with FBR Asset. There can be no assurance that the limited past experience of FBR Management will enable it successfully to manage FBR Asset's business.


Decline in Market Values of Assets May Adversely Affect Credit Availability and Periodic Reported Results

FBR Asset's assets are primarily real estate and mortgage assets, including indirect holdings through investments in other companies. These assets are classified for accounting purposes as "available-for-sale." Changes in the market values of these assets are directly charged or credited to FBR Asset's shareholders' equity. As a result, a general decline in trading market values may reduce the book value of FBR Asset's assets even though there may have been no change in the inherent value of those assets.

A decline in the market value of FBR Asset's assets may adversely affect FBR Asset in instances where FBR Asset has borrowed money based on the market value of those assets. At December 31, 1998, FBR Asset had $128.6 million in outstanding repurchase agreements that were based specifically on the market value of its assets. If the market value of those assets declines, the lender may require FBR Asset to post additional collateral to support the loan. If FBR Asset is unable to post the additional collateral, it may have to sell the assets at a time when it would not otherwise choose to do so.


Dependence on FBR Management

FBR Asset can gain access to good investment opportunities only to the extent that they become known to FBR Management. Gaining access to opportunities is a highly competitive business. FBR, FBR Management, and FBR Asset compete with other companies that have greater capital, more long-standing relationships, broader product offerings, and other advantages. Competitors include, but are not limited to, Merrill Lynch, Morgan Stanley Dean Witter, GE Capital, Ocwen Asset Investment Corp., Imperial Credit Commercial Mortgage Investment Corporation, and General Motors Acceptance Corporation.

FBR Asset is heavily dependent for the selection, structuring, and monitoring of its investments on the diligence and skill of FBR Management's officers and employees, primarily those named under "FBR Asset's Directors & Officers." FBR Asset does not have employment agreements with its senior officers or require FBR Management to employ specific personnel or dedicate employees solely to FBR Asset. FBR Management in turn is dependent on the efforts of senior management personnel. Although FBR Asset believes that FBR Management could find replacements for its key executives, the loss of their services could have an adverse effect on the operations of FBR Management and FBR Asset.


Fee Payable Upon Termination of Manager

Either FBR Asset or FBR Management may terminate the Management Agreement without cause after December 17, 1999. The Management Agreement requires FBR Asset to pay FBR Management a substantial termination fee in the event that FBR Asset terminates the agreement, except in the case of a termination for cause. The termination fee would equal twelve months of base and incentive fees, as further explained under "FBR & FBR Management -- The Management Agreement." For example, if FBR Asset had terminated the Management Agreement in January 1999, the termination fee would have been $1.52 million, the amount of the base fee expensed in 1998. Because no incentive fee was earned in 1998, no additional termination fee would have been due. Payment of a termination fee could have an adverse effect on FBR Asset's financial condition, cash flows, and results of operations and could reduce the amount of funds available for distribution to shareholders. In the event of termination, if it does not have sufficient cash to pay the termination fee, FBR Asset may have to sell assets even though it would not otherwise choose to do so.


Leverage Risk

At December 31, 1998, FBR Asset's outstanding indebtedness for borrowed money was 0.85 times the amount of its equity based on book values. The Board has the authority to increase or decrease the company's debt-to-equity ratio at any time and has not placed any limits on the amount FBR Asset may borrow. During 1998, FBR Asset's debt-to-equity ratio ranged from 0.10 to 1 to 1.2 to 1. If FBR Asset borrows more funds, the possibility that it would be unable to meet its debt obligations as they come due would increase.

Of FBR Asset's $161.4 million mortgage-backed securities at December 31, 1998, $128.6 million were financed with repurchase agreements. As of December 31, 1998, FBR Asset's portfolio of mortgage-backed securities was leveraged at a 4 to 1 ratio, based on book values. Financing assets through repurchase agreements exposes FBR Asset to the risk that margin calls will be made and that FBR Asset will not be able to meet those margin calls. Although FBR Asset does not borrow the maximum amount available against its portfolio, there can be no assurance that it can avoid margin calls.


Real Estate-Related Investments May Incur Losses

FBR Asset invests primarily in real estate-related assets, including mortgage loans, mortgage-backed securities and real property. FBR Asset invests directly in real estate-related assets and in other entities, such as REITs, that themselves invest in real estate-related assets. These investments are subject to a variety of general, regional and local economic risks, as well as the following risks:

Interest Rate and Market Value Leverage Risk

FBR Asset and several of the REITs in which FBR Asset has invested borrow funds to finance mortgage loan investments, which can exaggerate the effect of a decline in value resulting from an interest rate increase. For example, assume FBR Asset or a REIT in which FBR Asset has invested borrows $90 million to acquire $100 million of 8% mortgage certificates for $100 million. If prevailing interest rates increase from 8% to 9%, the value of the mortgage loans may decline to a level below the amount required to be maintained under the terms of the borrowing. If the mortgage assets were then sold, FBR Asset or the REIT that owned the mortgage assets would have to find funds from another source to repay the borrowing.

Market values of mortgage loans and mortgage-backed securities may decline without any general increase in interest rates for any number of reasons, as was the case with commercial mortgage loans in the wake of bankruptcy filing in September 1998 by CRIIMI Mae, Inc., a mortgage REIT.

Mortgage Loan Interest and Prepayment Rate Risk

FBR Asset has invested indirectly in mortgage loans by purchasing mortgage-backed securities and equity securities in REITs that own mortgage loans and mortgage-backed securities. An investment in fixed-rate mortgage loans will decline in value if long-term interest rates increase. An investment in adjustable-rate mortgage loans is likely to decline in value if short-term interest rates increase.

In the case of residential mortgage loans, there are seldom any restrictions on the borrower's ability to prepay a loan. As a consequence, homeowners tend to prepay mortgage loans faster when interest rates decline and when owners of the loans, such as FBR Asset or the REITs in which FBR Asset has invested, do not want them to be prepaid. Correspondingly, homeowners tend not to prepay mortgage loans when interest rates increase and when owners of the loans want them to be prepaid.

Competition in the Purchase, Sale and Financing of Mortgage Assets

FBR Asset invests indirectly in subordinated interests and commercial mortgage-backed securities assets by acquiring securities of mortgage REITs. Mortgage REITs derive their net income, in large part, from their ability to acquire mortgage assets having yields above those companies' borrowing costs. In 1997 and 1998, increased competition for subordinated interests developed as new mortgage REITs entered the market. This competition resulted in higher prices for subordinated interests, lowering the yields and narrowing the spread of those yields over the companies' borrowing costs. FBR Asset's competitors include newer mortgage REITs, such as Imperial Credit Commercial Mortgage Investment Corporation, Anthracite Capital, Inc., and AMRESCO Capital Trust, and other investors, such as Lennar Corporation and Starwood Financial.

Risk in Hedging Against Interest Rate Exposure

FBR Asset has entered into interest rate swap agreements to limit the adverse effects of rising interest rates on its short-term repurchase agreements. The companies in which FBR Asset has invested also enter into interest rate hedging transactions to protect themselves from the effect of changes in interest rates. Interest rate hedging may fail to protect or adversely affect a company because, among other things:

  o interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  o available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  o the duration of the hedge may not match the duration of the related liability;

  o the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs; and

  o the party owing money in the hedging transaction may default on its obligation to pay.

In October 1998, FBR Asset sold mortgage assets, repaid certain outstanding repurchase agreements, and terminated a related hedge transaction, resulting in a $1.9 million recorded loss in the fourth quarter of 1998. Similarly, in October 1998, Chastain Capital Corporation, a REIT of which FBR Asset owns 9.15%, lost $13.5 million when it terminated an interest rate hedge.

Mortgage Loan Credit Risk

Although FBR Asset currently has no direct investments in uninsured mortgage loans, several of the REITs in which FBR Asset has invested own uninsured mortgage loans. Owners of uninsured mortgage loans are subject to the risk that the borrowers will not pay principal or interest on their mortgage loans as it becomes due. Borrowers become unable to pay mortgage loans for a wide variety of reasons, including general, regional, local and personal economics and declines in business activity or real estate values.

Generally, if a borrower defaults, the owner of the mortgage loan will incur a loss to the extent the value of the property securing the mortgage loan is less than the amount of the mortgage loan. Defaults on mortgage loans often coincide with declines in real estate values, which can create greater losses than anticipated. Increased exposure to losses on uninsured mortgage loans can reduce the value of the equity securities FBR Asset owns. For example, because of increased delinquencies on its uninsured mortgage loans, Imperial Credit Commercial Mortgage Investment Corporation, a REIT of which FBR Asset owns 3.2%, recently revised its estimates of potential losses. For this reason, and because it wrote down its interest-only securities to their fair market value based primarily upon prepayments on the underlying mortgage loans, Imperial Credit reflected a non-cash charge of $6.4 million in its financial statements for the third quarter of 1998.

Increased Credit Risk Associated with Investing in Subordinate Interests in Mortgage Pools

Through its ownership of shares in Anthracite Capital, Inc., Chastain Capital Corporation and Imperial Credit Commercial Mortgage Investment Corporation, FBR Asset has invested, indirectly, in subordinated classes of commercial mortgage-backed securities and mortgage loans that are subject to the senior claim of mortgage-backed debt securities. Losses on the underlying mortgage loans may be significant to the company that owns a subordinated interest in those loans because the investments are leveraged. For example, assume a REIT acquires a $10 million principal amount subordinated interest in a $100 million pool of mortgage loans that is subject to $90 million of senior mortgage-backed securities. If thereafter there are $7 million of losses on the $100 million of loans (7%), there will be a 70% loss of principal on the REIT's investment.

Prepayment Sensitivity of Investments in Interest-Only Securities

FBR Asset also has indirectly invested, through its ownership of stock in mortgage REITs, in mortgage-backed securities that entitle the holder to receive only interest on the outstanding principal amount of the underlying mortgage loans, and no principal. The value of these interest-only securities can be adversely affected if the underlying mortgage loans are prepaid faster than anticipated. For example, an interest-only security with an initial notional amount of $100 million may entitle a holder to interest equal to 1% on the outstanding notional amount. The holder may anticipate that 10% of the loans will prepay at the end of each year; however the actual experience is that 20% of the loans prepay at the end of each year. In that case, the anticipated and actual cash paid to the holder would be:

            Year                  Anticipated                 Actual
            ----                  -----------                 ------
               1                   $1,000,000              $1,000,000
               2                      900,000                 800,000
               3                      800,000                 600,000
               4                      700,000                 400,000
               5                      600,000                 200,000
               6                      500,000                      --
               7                      400,000                      --
               8                      300,000                      --
               9                      200,000                      --
              10                      100,000                      --
                                   ----------              ----------
            Total                  $5,500,000              $3,000,000
                                   ==========              ==========

Some interest-only securities pay interest based on a floating rate that varies inversely with, and at a multiple of, a specified floating interest rate index, such as LIBOR. The yield on these securities is sensitive not only to prepayments, but also to changes in the related index. For example, a security might bear interest at a rate equal to forty percent minus the product of five and LIBOR, or 40% - (5 X LIBOR). An increase in LIBOR by only 1%, from 6% to 7%, would cause the interest rate on the investment to decline from 10% to 5%.

Multifamily and Commercial Real Estate May Lose Value and Fail to Operate Profitably

Prime Retail Inc., Capital Automotive REIT, and Kennedy-Wilson, Inc., three companies in which FBR Asset has invested, own commercial real estate. These investments and other similar investments are dependent on the ability of the real estate to generate income. Investing in real estate is subject to many risks. Among these are:

  o property managers may not have the ability to attract tenants willing to pay rents that sustain the property and to maintain and operate the properties on a profitable basis;

  o the value of real estate may be significantly affected by general, regional and local economic conditions, and other factors beyond the investor's control;

  o the value of real estate may be significantly affected by unknown or undetected environmental problems; and

  o the value of real estate may be significantly affected by changes in zoning or land use regulations or other applicable laws.


Indirect Nature of Investments Exposes FBR Asset to Additional Risks

FBR Asset has invested and intends to continue investing indirectly in real estate, commercial mortgage loans and commercial mortgage-backed securities by purchasing equity securities issued by REITs and other business entities. Securities acquired by FBR Asset may not be freely transferable. In addition to the risks described above, holding real estate and mortgage related assets indirectly through investments in other enterprises carries the following risks:

Obstacles to Success May Remain Hidden if Due Diligence is Inadequate

Before making an investment in another REIT or business entity, FBR Asset will assess the strength and skills of the entity's management and other factors that FBR Asset believes will determine the success of its investment. In making its assessment and otherwise conducting its customary due diligence, FBR Asset will rely on the resources available to FBR Management and, in some cases, an investigation by third parties. Because there may be little or no publicly available information, this process is particularly important and subjective with respect to newly-organized entities that have new and to-be-acquired assets and a management that may not be familiar with the business and operations of the new or expanded enterprise. Against this background, FBR Asset can give no assurance that the due diligence processes of FBR Management will uncover all relevant facts or that any investment will be successful.

Dependence on Management of Other Entities

As a general matter, FBR Asset will not control the management, investment decisions, or operations of an enterprise in which it invests. After an investment is made, management of the enterprise may decide to change the nature of its assets, or management may otherwise change in a manner that is not satisfactory to FBR Asset. FBR Asset generally will have no ability to affect these management decisions, and as noted below, FBR Asset may have only limited ability to dispose of its investment.

Limited Liquidity of Equity Security Investments

The equity securities of a new entity in which FBR Asset invests are likely to be restricted as to resale and may otherwise be highly illiquid. FBR Asset expects that there will be restrictions on its ability to resell the securities of any newly public company that it acquires for one year after it acquires those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities. The securities of newly public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Thus, sales of these securities may cause their values to fluctuate more sharply. Furthermore, and because of its affiliation with FBR, FBR Asset's ability to invest in companies may be constrained by rules of the SEC and the National Association of Securities Dealers, Inc.

Volatility of Prices

Prices of the equity securities of new entities in which FBR Asset invests are likely to be volatile, particularly when FBR Asset decides to sell those securities. FBR Asset makes investments in significant amounts, and resales of significant amounts of securities might adversely affect the market and the sales price for the securities.

Disposition Value of Investments Dependent Upon General and Specific Market Conditions

Even if FBR Asset makes an appropriate investment decision based on the intrinsic value of an enterprise, FBR Asset has no assurance that the trading market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which FBR Asset has invested could result in a decline in the value of the securities.

At December 31, 1998, the total market value of FBR Asset's investments in equity securities had declined 19.2%. At February 5, 1998, the total market value of those same investments had declined 27.82%. See "Summary of Current Investments" on page 36. FBR Asset believes that much of the decline in value of these investments is attributable to market turmoil during the third and fourth quarters of 1998. See "Management's Discussion & Analysis--Market Conditions" on page 40.


Tax Requirements May Restrict FBR Asset's Operations

FBR Asset has operated and intends to continue operating in a manner so as to qualify as a REIT for federal income tax purposes. Qualifying as a REIT requires FBR Asset to meet certain tests regarding the nature of its assets and its income on an ongoing basis. Some of FBR Asset's investments are in equity securities of REITs, which are qualifying assets and produce qualifying income for purposes of those REIT qualification tests. The failure of the REITs in which FBR Asset invests to maintain their REIT status, however, could jeopardize FBR Asset's own REIT status.

In order to qualify as a REIT, FBR Asset also must distribute to its shareholders, each calendar year, at least 95% of its taxable income, other than any net capital gain. To the extent that FBR Asset meets the 95% distribution requirement, but distributes less than 100% of its taxable income, it will be required to pay income tax on its undistributed income. In addition, FBR Asset will incur a 4% nondeductible excise tax if the actual amount it pays out to its shareholders in a calendar year is less than a minimum amount specified under the federal tax laws. See "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Requirements for Qualification--Distribution Requirements." FBR Asset has distributed and intends to continue distributing all of its taxable income to its shareholders on an annual basis so that it will satisfy the 95% test and avoid both corporate income tax and the 4% excise tax.

FBR Asset may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets ("phantom income") or that cause FBR Asset's shareholders to suffer adverse tax consequences. Although some types of phantom income are excluded in determining the 95% distribution requirement, FBR Asset will incur corporate income tax and the 4% excise tax with respect to phantom income items if it does not distribute those items on an annual basis. As a result of the foregoing, FBR Asset may have less cash than is necessary to distribute all of its taxable income each year. Consequently, FBR Asset may have to incur debt or liquidate assets at rates or times that it regards as unfavorable in order to distribute all of its taxable income and thereby avoid corporate income and excise tax. See "Federal Income Tax Consequences of FBR Asset's Status as a REIT."

If FBR Asset fails to qualify as a REIT in any year, FBR Asset would be required to pay federal income tax on its taxable income. FBR Asset might need to borrow money or sell assets in order to pay that tax. FBR Asset's payment of income tax would decrease the amount of its income available for distribution to shareholders. Furthermore, FBR Asset no longer would be required to distribute substantially all of its taxable income to its shareholders. Unless its failure to qualify as a REIT is excused under federal tax laws, FBR Asset could not re-elect REIT status until the fifth calendar year following the year in which it fails to qualify.

Loss of Investment Company Act Exemption Would Adversely Affect FBR Asset

FBR Asset believes that it is not, and intends to continue operating so as not to become, regulated as an investment company under the Investment Company Act because it is "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Specifically, FBR Asset has invested, and intends to continue investing, at least 55% of its assets in mortgage loans or mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of its assets in mortgages, mortgage-backed securities, securities of REITs, and other real estate-related assets.

If FBR Asset fails to qualify for that exemption, it could be required to restructure its activities. For example, if the market value of FBR Asset's investments in equity securities were to increase by an amount that resulted in less than 55% of the company's assets being invested in mortgage loans or mortgage-backed securities, FBR Asset might have to sell equity securities in order to qualify for its exemption under the Investment Company Act. The sale could occur under adverse market conditions.


Ownership Limitation May Restrict Change of Control or Business Combination Opportunities

In order for FBR Asset to qualify as a REIT, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve FBR Asset's REIT status, FBR Asset's Charter generally prohibits:

  o shareholders, other than FBR and some mutual funds and pension plans, from directly or indirectly owning more than 9.9% of the outstanding common stock or preferred stock of any series,

  o FBR from directly or indirectly owning more than 20% of the outstanding common stock or preferred stock of any series, and

  o some mutual funds and pension plans from directly or indirectly owning more than 15% of the outstanding common stock or preferred stock of any series.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of FBR Asset's common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. See "FBR Asset's Capital Stock--Restrictions on Ownership and Transfer" and "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Requirements for Qualification."

Board of Directors May Change Policies Without Shareholder Consent

FBR Asset's major policies, including its investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, are determined by its Board of Directors. The Board may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the common shareholders. The effect of those changes may be positive or negative. FBR Asset's Charter also authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although FBR Asset has no current intention to issue any series of preferred stock, the issuance of preferred stock could increase the investment risk associated with common stock ownership, delay or prevent a change in control of FBR Asset, or otherwise change the nature of an investment in FBR Asset's common stock.


Shares Not Listed on Securities Exchange

FBR Asset's shares are not listed on any national securities exchange, and FBR Asset does not currently qualify for listing on any national securities exchange. FBR Asset intends to apply for listing on a national securities exchange when it meets the qualifications. There can be no assurance, however, that it will ever meet those qualifications. Listing shares on a national securities exchange generally increases the shares' liquidity.

Organization & Relationships




                 [Organization & Relationships Graphic Omitted]

FBR & FBR Management

FBR is a full-service investment banking firm that makes a market in more than 375 securities and provides research coverage on more than 400 publicly traded companies.

As of December 31, 1998, FBR, including FBR Management, which is a registered investment adviser under the Investment Advisers Act of 1940, managed more than $688.8 million of net assets. Of those assets, more than $224.4 million were managed in separately managed accounts, including FBR Asset's account. FBR's investment management services include more traditional management services for individual accounts and investment funds. These funds include four open-end mutual funds, an offshore fund whose capital is maintained outside the United States, and private equity and venture capital funds. Two of FBR's mutual funds seek capital appreciation through investments in financial services companies. The third fund invests in the equity securities of small cap companies that FBR believes to be undervalued, and the fourth invests in REITs and other real estate-related securities.

FBR Group, the parent company of FBR Management, completed an initial public offering in December 1997, and its stock is listed on the New York Stock Exchange. FBR Group's management and employees own a majority of its outstanding stock. On December 29, 1997, PNC Bank Corp. purchased 4.9% of FBR Group's outstanding shares of common stock. PNC is the majority owner of BlackRock, the sub-manager of FBR Asset's mortgage portfolio, and also owns less than 5% of Anthracite, one of the companies in which FBR Asset has invested. Pursuant to a non-binding memorandum of understanding entered into between FBR and PNC in October 1997, FBR and PNC have established a strategic business relationship with respect to selected capital markets and related activities. The understanding provides a framework pursuant to which FBR and PNC work together on an arms-length basis to refer potential business to each other. FBR and PNC have also agreed to work together to provide enhanced derivatives, asset securitization, bridge lending, and other bank financing products to FBR's clients.


Related Party Transactions

Because of its extensive involvement in real estate securities, FBR has material direct and indirect interests in companies in which FBR Asset also has an interest. FBR's interests may complement or conflict with FBR Asset's interests. The interests can become complementary because FBR Asset has access to investment opportunities through FBR and knowledge about those opportunities. For example, FBR Asset may purchase equity securities of a company whose securities have been or will be underwritten by FBR or of a company for which FBR provides ongoing research or market making services. Any such purchase of securities by FBR Asset, however, also creates a conflict because it may indirectly benefit FBR and its directors, officers, and owners.

FBR Asset has made the following investments in companies with which FBR has a relationship:

In connection with the organization of Building One Services Corporation, FBR Asset agreed to acquire 500,000 shares of Building One for $10,000,000 ($20 per share). FBR Asset also agreed not to sell the shares purchased until after November 25, 1998. At the time of the acquisition, FBR Asset was a wholly-owned subsidiary of FBR. FBR was the lead underwriter of a $480 million initial public offering by Building One that closed in December 1997. The public offering price was $20 per share and the underwriting discount was 7%. W. Russell Ramsey, one of FBR Asset's directors and executive officers, is a director of Building One. As of February 5, 1999, shares of Building One were selling for $16.94 per share.

FBR was the lead underwriter in February 1998 of an initial public offering by Capital Automotive REIT of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, FBR Asset purchased from Capital Automotive 1,792,115 shares for $25 million ($13.95 per share). At the time of purchase, FBR Asset agreed to not sell the shares purchased until after February 12, 1999. William R. Swanson, one of FBR Asset's executive officers, is a director of Capital Automotive. As of February 5, 1999, shares of Capital Automotive were selling for $12.25 per share.

FBR was the lead underwriter in March 1998 of an initial public offering by Anthracite Capital, Inc. of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, FBR Asset purchased from Anthracite 716,846 shares for $10 million ($13.95 per share). At the time of purchase, FBR Asset agreed to not sell the shares purchased until after March 24, 1999. In September and October 1998, FBR Asset purchased an additional 865,000 shares of Anthracite in open-market transactions for $8.3 million, or an average price per share of $9.64. As of February 5, 1999, shares of Anthracite were selling for $6.94 per share.

FBR was the lead underwriter in April 1998 of an initial public offering by Chastain Capital Corporation of 7,380,000 shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, FBR Asset purchased from Chastain 700,000 shares for $9,765,000 ($13.95 per share). At the time of purchase, FBR Asset agreed to not sell the shares purchased until after April 15, 1999. As of February 5, 1999, shares of Chastain were selling for $5.38 per share.

Since 1994, FBR has provided underwriting and other investment banking services to Prime Group Inc. and its affiliates. Between January 1, 1997, and September 30, 1998, FBR acted as lead underwriter or co-manager, or provided advisory services to affiliates of Prime Group Inc., in connection with $507.5 million of capital raising and $936 million of merger transactions. FBR Asset has acquired 123,500 shares of Prime Retail, Inc. in open-market transactions at an average price per share of $9.73. As of February 5, 1999, shares of Prime Retail were selling for $8.88 per share.

On December 23, 1997, FBR Asset entered into an interim financing and security agreement with Prime Capital Holdings, Inc. for up to $20 million. As of December 31, 1998, approximately $12.5 million, which includes approximately $1 million of accrued interest, had been drawn against this loan. The note accrues at a rate between 12% and 15% per annum depending upon the funding period and is payable monthly on the last day of the month. The agreement called for the repayment of principal on October 31, 1998. FBR Asset has agreed to extend the maturity date on the $11,500,000 outstanding until June 30, 1999, and Prime has agreed to pay 1% of the aggregate advance balance in consideration for that extension.

FBR was the co-managing underwriter in November 1997 of an initial public offering by Prime Group Realty Trust of 12,380,000 common shares at a public offering price of $20.00 per share. FBR was the co-managing underwriter in May 1998 of an offering by Prime Group Realty of 4,000,000 preferred shares at an offering price of $25.00 per share. On February 5, 1999, FBR Asset loaned Prime Group Realty $7 million. The loan is secured by real property and is due and payable on August 5, 1999. The loan bears interest at a rate of 15% per annum.

On June 30, 1998, FBR Asset purchased 520,000 shares of East-West Bancorp, Inc. common stock from selling shareholders for a purchase price of $5.2 million ($10 per share) in a $237.8 million private transaction. FBR acted as placement agent in the transaction and for its services received a private placement fee equal to 7%. As of February 5, 1999, shares of East-West Bancorp were selling for $9.44 per share.

In June 1998, FBR entered into an agreement with Kennedy-Wilson Inc. to underwrite an offering of common shares of Kennedy-Wilson to obtain capital for the expansion of its business. At the same time, FBR Asset loaned Kennedy-Wilson $10 million that was due and payable in December 1998. In December 1998, Kennedy-Wilson paid $2,500,000 principal on the loan, and the term of the $7,500,000 balance was extended to June 3, 1999. The loan bears interest at 17% per annum and entitles FBR Asset to five-year warrants to acquire 133,286 shares of Kennedy-Wilson stock at a price of $5.04 per share. As of February 5, 1999, shares of Kennedy-Wilson were selling for $13.00 per share.

FBR was the lead underwriter in October 1997 of an initial public offering by Imperial Credit Commercial Mortgage Investment Corporation of 30 million shares of common stock at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in December 1997, FBR Asset has purchased in open-market transactions 900,000 shares of Imperial Credit common stock at an average price per share of $14.50. As of February 5, 1999, shares of Imperial Credit were selling for $9.00 per share.

FBR was the lead underwriter in January 1998 of an initial public offering by Resource Asset Investment Trust of 2,833,334 shares at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in February 1998, FBR Asset has purchased in open-market transactions 344,575 shares of Resource common stock at an average price per share of $15.36. As of February 5, 1999, shares of Resource were selling for $12.00 per share.

FBR was the lead underwriter in May 1997 of an initial public offering by Brookdale Living Communities, Inc. of 4,500,000 common shares at a public offering price of $11.50 per share. FBR was the lead underwriter in December 1997 of a secondary offering by Brookdale of 2,000,000 common shares at a share price of $16.69 and was the lead underwriter in November 1998 of a secondary offering by Brookdale of 2,000,000 common shares at a share price of $16.50. On January 25, 1999, FBR Asset loaned Brookdale $5 million in subordinated debt that is due and payable on April 26, 1999. The loan bears interest at 13% per annum.

FBR Management's Executive Officers

The following table sets forth some information about the executive officers of FBR Management. FBR Management's executive officers are also directors of FBR Asset. No executive officer is related by blood, marriage, or adoption to any other director or executive officer of FBR Asset or FBR.


              Name                         Age                  Position(s) Held
              ----                         ---                  ----------------

      Emanuel J. Friedman                  52           Chairman & Chief Executive Officer

      Eric F. Billings                     46           Vice Chairman & Chief Operating Officer

      W. Russell Ramsey                    39           President & Secretary

For biographical information on Messrs. Friedman, Billings and Ramsey, see "FBR Asset's Directors & Officers--The Board of Directors."


The Management Agreement

FBR Asset and FBR Management entered into a Management Agreement on December 17, 1997. The following section summarizes the Management Agreement. This section does not completely describe the Management Agreement, and you should not rely on it as if it did. You may obtain a complete copy of the Management Agreement by following the document request procedures set forth in the "Additional Information" section of this document.

FBR Management's Responsibilities

FBR Management has only the authority that FBR Asset's Board of Directors delegates to it. FBR Management is at all times subject to the Board's supervision. Generally, FBR Management performs the services necessary to keep FBR Asset running on a day-to-day basis. These services include:

Investment Services

  o  representing FBR Asset in connection with

     o  the purchase and sale of assets,

     o  commitments to purchase and sell assets, and

     o  the maintenance and administration of FBR Asset's asset portfolio;

  o engaging in hedging activities on FBR Asset's behalf, consistent with FBR Asset's status as a REIT;

     o upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any of FBR Asset's money;

     o acting as liaison between FBR Asset and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets;

Advisory Services

  o consulting with FBR Asset on the formulation of investment criteria and guidelines;

  o furnishing reports and collecting information relating to FBR Asset's assets, interest rates, and general economic conditions;

  o furnishing reports regarding FBR Asset's activities and the services performed for FBR Asset by FBR Management;

  o monitoring and providing the Board of Directors with price information and other data obtained from nationally recognized dealers that maintain markets in assets identified by the Board, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

  o counseling FBR Asset in connection with policy decisions to be made by the Board of Directors;

  o counseling FBR Asset regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests;

  o counseling FBR Asset regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the various requirements for that status;

Administrative Services

  o providing executive and administrative personnel, office space, and office services required in rendering services to FBR Asset;

  o administering FBR Asset's day-to-day operations and performing and supervising the performance of such other necessary administrative functions as may be agreed upon by FBR Management and the Board of Directors, including

    o  the collection of revenues,

    o  the payment of FBR Asset's debts and obligations,

    o the maintenance of appropriate computer services to perform such administrative functions, and

    o  other customary functions related to portfolio management;

  o communicating on behalf of FBR Asset with holders of FBR Asset's securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations those holders; and

  o to the extent not otherwise subject to an agreement executed by FBR Asset, designating servicers for mortgage loans sold to FBR Asset and arranging for the monitoring and administering of those services.

FBR Management has engaged BlackRock to advise it on the management of FBR Asset's mortgage portfolio and may enter into subcontracts with other parties, including FBR, to provide other services to FBR Asset.

The Management Fee

Base Management Fee

FBR Management is entitled to receive a quarterly base management fee equal to the sum of:

  o 0.25% per annum of the average book value of FBR Asset's mortgage assets during each calendar quarter, and

  o 0.75% per annum of the average book value of the remainder of FBR Asset's invested assets during each calendar quarter. Book value includes FBR Asset's proportionate share of the assets of all of its direct and indirect subsidiaries, before reserves for depreciation or bad debts or other similar noncash reserves. The Board of Directors may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of services and, by agreement with FBR Management, may reduce the base management fee to the extent FBR Asset incurs costs internally.

For the period December 17, 1997 through December 31, 1998, the base management fee was $1,579,348.

Incentive Compensation

FBR Management is also entitled to receive incentive compensation based on FBR Asset's performance. For each calendar quarter beginning with the quarter ended March 31, 1999, FBR Management will be entitled to receive 25% of the "Incentive Calculation Amount" for the 12 month period ending with the end of that calendar quarter.

The "Incentive Calculation Amount" for any 12 month period means an amount equal to the product of

  (A)    25% of the dollar amount by which

         (1) (a) Funds from Operations (before the incentive fee) of FBR Asset per share of common stock, based on the weighted average number of shares outstanding, (b) plus gains or minus losses from debt restructuring and sales of property per share, based on the weighted average number of shares outstanding, exceed

         (2) an amount equal to (a) the weighted average of the price per share at the initial offering price ($20) and the price per share at any secondary offerings by FBR Asset multiplied by (b) the Ten-Year U.S. Treasury Rate plus five percent per annum multiplied by

  (B) the weighted average number of common shares outstanding during the applicable period.

"Funds from Operations" as defined by the National Association of Real Estate Investment Trusts means net income computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indication of FBR Asset's performance or to cash flows as a measure of liquidity or ability to make distributions.

As used in calculating FBR Management's compensation, the term "Ten-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed-rate securities, adjusted to constant maturities of ten years, published by the Federal Reserve Board during a quarter. The Ten-Year U.S. Treasury Rate for the quarter ended December 31, 1998, was 4.67%.

No incentive compensation had been earned by FBR Management as of December 31, 1998.

Options Owned by FBR Management


FBR Management holds options to acquire 1,021,900 shares of FBR Asset's stock at an option price of $20 per share. In connection with the execution of the sub-management agreement, FBR Management assigned options to acquire 51,095 shares to BlackRock. In connection with the establishment of FBR Asset's stock incentive plan, FBR Management has agreed to rescind options to acquire 155,000 shares, which when completed, will leave FBR Management with options to acquire 815,805 shares. The options held by FBR Management and BlackRock are exercisable in whole or in part at any time before December 17, 2007.


Expenses

Because FBR Management's employees will perform due diligence tasks that purchasers of real estate typically hire outside consultants to perform, FBR Management will be reimbursed for FBR Management's out of pocket costs in performing due diligence on assets purchased or considered for purchase by FBR Asset. Moreover, FBR Management tracks the time its employees spend in performing such due diligence tasks and is entitled to reimbursement for the allocated portion of the salary and benefits of such employees. However, (1) the amount of due diligence costs for which FBR Management receives reimbursement with respect to any asset may not exceed an arm's length due diligence fee for such asset, and (2) FBR Management is not entitled to reimbursement for any due diligence or employee time costs associated with investments in securities being underwritten or placed by FBR.

Limits of Responsibility

Under the Management Agreement, FBR Management does not assume any responsibility other than to render the services called for and is not responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. FBR Asset has agreed to indemnify FBR Management, FBR, and their directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges, and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

The Management Agreement does not limit or restrict the right of FBR Management or any of its officers, directors, employees, or FBR from engaging in any business or rendering services of any kind to any other person, including the purchase of, or the rendering of advice to others who purchase REIT or other securities or other real estate-related assets that meet FBR Asset's policies and criteria.

Term of Management Agreement

The Management Agreement has an initial term expiring on December 17, 1999. FBR Asset may terminate the Management Agreement without cause at any time after December 17, 1999, upon 60 days written notice by a majority vote of FBR Asset's independent directors or by a vote of the holders of a majority of the outstanding common shares. If terminated, FBR Management will be entitled to all fees accrued through the date of termination and, as a termination fee, will be entitled to an amount equal to the sum of the base management fee and incentive management fee earned during the twelve months preceding the final day of the calendar quarter last ending prior to the date of termination. In addition, FBR Asset has the right to terminate the Management Agreement without paying a termination fee if FBR Management violates any material provision of the Management Agreement and fails to cure the violation.

FBR Asset's Business

Operating Policies & Strategies

FBR Asset relies upon the professionals employed by FBR to evaluate opportunities for investment. Since its inception in 1989, FBR has sought to identify rapidly changing industries and industries that are not fully understood or appropriately valued by the market. Real estate is one of the sectors on which FBR currently focuses. Recently, FBR has specialized in underwriting offerings of REIT securities, particularly REITs that invest in mortgage loans and mortgage-backed securities. Since 1993, FBR has served as managing underwriter on the public issuance of $5.3 billion of REIT and real estate equity securities, consisting of $2.2 billion of mortgage and hybrid REITs and $3.1 billion of equity REITs and real estate operating companies.

FBR believes that there is a global trend towards the securitization of real estate and real estate-related assets and that this trend is represented by the increased formation of non-traditional REITs. FBR also believes that there is a global trend towards the consolidation of real estate owners and operators and companies that provide services to real estate owners and operators. FBR expects these trends to provide FBR Asset with significant opportunities for investing in real estate-related assets. FBR also anticipates that, notwithstanding the recent decline in the mortgage REIT market, additional REITs or real estate-related companies will be organized in the future and that through investments in those companies, FBR Asset can diversify and expand its investments in the real estate market.

FBR Asset has relied on BlackRock to manage its investments in mortgage-backed securities and has used its affiliation with FBR to generate a flow of investment opportunities in REITs and other real-estate related businesses.

FBR Asset's policy is to acquire assets that it believes will generate the highest returns on capital invested. To determine which assets are likely to provide those returns, FBR Asset considers:

  o  the amount and nature of anticipated cash flows from the asset;

  o  the risks of investing in the asset;

  o FBR Asset's ability to pledge the asset to secure collateralized borrowings;

  o  the capital requirements for purchasing and financing the asset;

  o  the potential for appreciation and depreciation of the asset's value; and

  o  the cost of financing, hedging and managing the asset.

FBR Asset is an opportunistic investor and does not have or expect to adopt guidelines dictating specific investment restrictions or operating restrictions. Among other things, FBR Asset may, without the consent of its stockholders:

  o  borrow money up to the limit of its available credit;

  o issue preferred stock that has liquidation and dividend preferences over the outstanding common stock;

  o  make loans to other companies as FBR Asset has already done;

  o  invest in securities of other issuers as FBR Asset has already done;

  o  sell existing investments and make additional investments;

  o  offer securities in exchange for property; and

  o repurchase or otherwise reacquire FBR Asset's shares as FBR Asset has already done.

Likewise, as to specific investments, FBR Asset may invest directly or indirectly in any type of mortgage, real estate or real estate-related assets, as well as in other assets subject to the policy that FBR Asset maintain its qualification as a REIT and its exemption from registration as an investment company.

FBR Asset expects that investment opportunities will change. Based on the recent past, FBR Asset anticipates that REITs will continue to have difficulty accessing the public capital markets. In this environment, FBR Asset will seek what it considers to be attractive opportunities to invest on a privately negotiated basis. For example, FBR Asset believes there will be opportunities to enter into joint ventures with other REITs seeking to complete planned acquisitions, to provide mezzanine loans with equity features, and to provide private equity financing. If an adequate amount of what FBR Asset considers to be appropriate investments becomes available, FBR Asset intends to borrow funds to make additional investments.


Current Investments

FBR Asset currently invests, either directly or indirectly, in whole-pool mortgage-backed securities, commercial mortgage loans, commercial mortgage-backed securities, commercial and residential real estate, and other real estate-related businesses.

Agency Mortgage-Backed Securities

FBR Asset currently invests more than half of its assets in whole-pool mortgage-backed securities. These securities represent the entire ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers, and commercial banks. Various government, government-related and private organizations assemble the pools of loans for sale to investors, such as FBR Asset.

At December 31, 1998, FBR Asset owned $161.4 million of mortgage-backed securities issued or guaranteed by Freddie Mac, Fannie Mae, and Ginnie Mae and had borrowed $128.6 million to finance its investment in those securities. FBR Asset also indirectly owns similar securities through its investment in Anthracite Capital, Inc.

Mortgage-backed securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, mortgage-backed securities provide for a monthly payment that consists of both interest and principal. In effect, these payments are a "pass-through" of the monthly interest and principal payments made by borrowers on their mortgage loans, net of any fees paid to the issuer or guarantor of the securities.

The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage-backed securities, as described above, and the possibility that principal may be prepaid on the mortgage-backed securities at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally prepayments on pass-through mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on FBR Asset's investments.

As of December 31, 1998, FBR Asset was invested in thirty-three mortgage-backed securities that represented the entire ownership interest in pools of single-family mortgage loans. In connection with these investments, FBR Asset entered into an interest rate swap and two repurchase agreements. The mortgage-backed securities, the swap, and the repurchase agreements are summarized on the following table:

                                                       Original                      Expected
                                       Face Amount    Principal      Nominal         Weighted                   Relevant
                         Issue Date        at           Amount        Yield        Average Life     Expected   Prepayment
    Descriptive              of         12/31/98         (in            at          at 12/31/98     Duration   Assumption
     Title(1)            Securities  (in thousands)   thousands)     12/31/98         (years)       (years)    (% PAM) (2)
     -----               ----------  --------------   ----------     --------         -------       -------    -----------

Freddie Mac
FGOLD 15 yr                  5/1/98      $ 75,019      $ 79,334       6.08%            4.3            2.05       303
Fannie Mae
FNMA 15 yr                   5/1/98      $ 21,887      $ 23,381       6.06%            4.4            2.05       303
Freddie Mac
FGOLD 15 yr                  9/1/95      $  4,304      $  7,496       6.02%            2.8            0.85       382
Freddie Mac
FGOLD 15 yr                  7/1/93      $  3,952      $ 11,850       6.39%            2.3            1.61       337
Fannie Mae
30 yr                        4/1/98      $ 13,348      $ 16,291       6.20%            3.6            2.23       266
Fannie Mae
30 yr                        4/1/98      $ 13,151      $ 16,868       6.88%            3.0            1.65       310
Ginnie Mae
30 yr                       11/1/89      $ 16,294      $ 45,874       6.02%            3.7            0.83       354
Freddie Mac
FGOLD 15 yr                  9/1/98      $ 10,004      $ 10,083       5.99%            5.8            3.92       155
                                         --------      --------       ----             ---            ----       ---

    Mortgage
    Portfolio
    Total                                $157,959      $211,177       6.19%            4.1            1.33       299
                                         ========      ========       ====             ===            ====       ===
Repurchase
Agreement
Liability                   12/10/98     $ 16,405                     5.08%
Repurchase
Agreement
Liability                   12/15/98     $112,145                     5.08%


   Repurchase
   Agreement
   Total                                 $128,550
                                         ========

Interest Rate
Swap Agreement                6/1/98                   $50,000(3)         (4)                         2.07


(1) All of the mortgage-backed securities are backed by pools of fixed-rate mortgages and are principal and interest paying instruments.
(2) Prepayment assumptions are determined by BlackRock on a monthly basis and express the relationship between the assumption for a specific pass-through security and a prepayment assumption model ("PAM"). For example, a prepayment assumption of 100% PAM for a 30-year mortgage assumes a prepayment rate of 0.2% for the first month, increased by 0.2% per month for the next 30 months, and 6% per month for the remainder of the term. "50% PAM" means that the prepayment rate is half of "100% PAM" for that month. "300% PAM" means that the prepayment rate is three times "100% PAM" for that month. For more information on the risk of prepayments with respect to mortgage investments, see "Mortgage Loan Interest and Prepayment Rate Risk" on page 7.
(3)  Notional amount.
(4) Under the interest rate swap agreement, FBR Asset receives quarterly payments of interest based on three-month LIBOR and remits semi-annual payments at a fixed rate of approximately 5.9% based in each case on the $50 million notional amount.

As the table above shows, the average yield on FBR Asset's mortgage backed securities at December 31, 1998, was approximately 6.19%. The yield is based on the anticipated life of the securities. If the actual life of the security is reduced below its anticipated life, the yield would be reduced. The actual life of the mortgage-backed securities is reduced if the mortgage loans underlying the securities are prepaid faster than anticipated at the time the securities were acquired. See Notes to Financial Statements for a discussion of accounting principles applicable to FBR Asset's investments in mortgage assets.

Freddie Mac Certificates

The Federal Home Loan Mortgage Corporation, better known as "Freddie Mac," is a privately owned government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970. Freddie Mac's principal activities currently consist of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to holders of Freddie Mac certificates, such as FBR Asset, the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the underlying mortgage loans, but does not guarantee the timely payment of scheduled principal on the underlying mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy its obligations, distributions to FBR Asset would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to FBR Asset would be adversely affected by delinquent payments and defaults on those mortgage loans.

Fannie Mae Certificates

The Federal National Mortgage Association, better known as "Fannie Mae," is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to registered holders of Fannie Mae certificates, such as FBR Asset, that it will distribute amounts representing scheduled principal and interest (at the rate provided by the Fannie Mae certificate) on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to FBR Asset would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to FBR Asset would be adversely affected by delinquent payments and defaults on the mortgage loans.

Ginnie Mae Certificates

The Government National Mortgage Association, better known as "Ginnie Mae," is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Title III of the National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of principal and interest on certificates that represent an interest in a pool of mortgages insured by the Federal Housing Administration under the Housing Act or partially guaranteed by the Veteran's Administration under the Servicemen's Readjustment Act of 1944 and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty under this subsection." An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that guarantees under section 306(g) of Ginnie Mae certificates of the type that may be purchased by FBR Asset are authorized to be made by Ginnie Mae and "would constitute general obligations of the United States backed by its full faith and credit."

Single-Family and Multifamily Privately-Issued Certificates

Single-family and multifamily privately-issued certificates are pass-through certificates that are not issued or guaranteed by one of the agencies described above and that are backed by a pool of single-family or multifamily mortgage loans. Single-family and multifamily privately-issued certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of those institutions.

While agency certificates are backed by the express obligation or guarantee of one of the agencies, as described above, single-family and multifamily privately-issued certificates are generally covered by one or more forms of private credit enhancements. Those credit enhancements provide an extra layer of loss coverage in the event that losses are incurred upon foreclosure sales or other liquidations of underlying mortgaged properties in amounts that exceed the equity holder's equity interest in the property and result in realized losses. Forms of credit enhancements include, but are not limited to, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization, and subordination.

FBR Asset does not currently own any non-agency mortgage-backed securities, but it may own them in the future.

Borrowed Funds

FBR Asset may reduce its equity investments in mortgages or other assets by funding a portion of those investments with long-term borrowings, warehouse lines of credit, or other borrowing arrangements. Borrowing funds creates interest expense that can exceed the revenue FBR Asset earns from its financed assets. To the extent that revenue derived from those assets exceeds the interest expense, FBR Asset's net income will be greater than if FBR Asset had not borrowed funds. Conversely, if the revenue from those assets does not sufficiently cover the expense, FBR Asset's net income will be less than if FBR Asset had not borrowed funds.

FBR Asset also borrows funds by entering into repurchase agreements. Under these agreements, FBR Asset sells assets to a third party with the commitment to repurchase the same assets at a fixed price on an agreed date. The repurchase price reflects the purchase price plus an agreed upon market rate of interest. FBR Asset accounts for repurchase agreements as loans, secured by the underlying assets, that FBR Asset owes to the third party.

FBR Asset intends to use the proceeds from borrowings to invest in mortgages or other assets and to repeat this process of borrowing and investing, while continually monitoring its use of leverage. Based on book values, the debt-to-equity ratio as of December 31, 1998, on FBR Asset's mortgage-backed securities portfolio was 4 to 1. Traditionally, lenders have permitted repurchase agreement borrowings against agency mortgage-backed securities at a debt-to-equity ratio of up to 19 to 1. FBR Asset does not currently intend to increase this leverage ratio, although its Charter and Bylaws do not impose any specific limits on permissible leverage.

What follows are two examples of how FBR Asset might use borrowings to increase the yield on a hypothetical mortgage-backed security:

      ----------------------------------------------------------------------------------
                                                   Example 1             Example 2
                                                   ---------             ---------
      1.   Amount invested in
           mortgage-backed security..........      $10,000,000          $10,000,000
      2.   Annual interest rate on
           mortgage-backed security..........            7.25%                7.25%
      3.   Income from mortgage-backed
           security  (1 x 2)*................      $   725,000          $   725,000
      4.   Amount borrowed to finance
           investment in mortgage-backed
           security..........................      $ 8,000,000          $ 5,000,000
      5.   Interest rate on amount borrowed..            5.50%                5.50%
      6.   Interest expense (4 x 5)*.........      $   440,000          $   275,000
      7.   Equity capital invested (1 - 4)*..      $ 2,000,000          $ 5,000,000
      8.   Management fee (0.25% x
           $10,000,000)......................      $    25,000          $    25,000
      9.   Hedging expense (4 x 1%)*.........      $    80,000          $    50,000
      10.  Total expenses (6 + 8 + 9)*.......      $   545,000          $   350,000
      11.  Net income on mortgage-backed
           security (3-10)*..................      $   180,000          $   375,000
      12.  Return on equity capital
           invested (11 / 7)*................            9.00%                7.50%
      ----------------------------------------------------------------------------------
     *    The numbers in parentheses, unless otherwise specified, refer to the paragraph numbers on the far left.

In example 1 above, FBR Asset uses borrowed funds to increase the initial yield on its investment from 7.25% to 9.0%. In example 2 above, FBR Asset borrows less funds and increases its yield only from 7.25% to 7.50%. FBR Asset plans to complete these types of transactions by arranging loans in which it pledges its assets as collateral to secure its repayment obligations. Some of those loans may be margin loans in which a decline in the pledged assets' market value could trigger an early repayment of FBR Asset's obligations. If FBR Asset repays loans early, then the return on equity would be reduced. As reflected above, if FBR Asset were required to increase its equity investment by $3 million in order to prepay $3 million of the loan, then the return on equity would be reduced from 9.00% to 7.50%.

Hedging & Interest Rate Management

FBR Asset acquires derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. FBR Asset does not intend to acquire derivative instruments for speculative purposes. FBR Asset's hedging activities may include entering into interest rate swaps and caps and options to purchase swaps and caps. Under the tax laws applicable to REITs, FBR Asset generally will be able to enter into swap or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments to hedge indebtedness that FBR Asset may incur, or plans to incur, to acquire or carry real estate assets. The applicable tax provisions, however, may limit FBR Asset's ability to enter into other types of hedging transactions. If so, FBR Asset may conduct some or all of its hedging activities through a to-be-formed subsidiary that is fully subject to income tax.

FBR Asset engages in a variety of interest rate management techniques that are intended to match the effective maturity of, and the interest received on, its assets with the effective maturity of, and the interest owed on, its liabilities. FBR Asset generally will be able to use those techniques directly, instead of through a corporate subsidiary that is fully subject to corporate income taxation. FBR Asset, however, cannot give any assurances that it can successfully implement its investment and leverage strategies. FBR Asset's interest rate management techniques may include:

  o  puts and calls on securities or indices of securities;

  o  Eurodollar futures contracts and options on such contracts;

  o interest rate swaps, which are the exchange of fixed-rate payments for floating-rate payments; or

  o  other similar transactions.

FBR Asset may also use these techniques to attempt to protect itself against declines in the market value of its assets that result from general trends in debt markets. The inability to match closely the maturities and interest rates, or the inability to protect adequately against declines in the market values, could result in losses with respect to FBR Asset's mortgage assets.

At December 31, 1998, FBR Asset owned $161.4 million of long-term fixed-rate mortgage-backed securities and was indebted for $128.6 million under short-term repurchase agreements. The interest rate owed under the short-term borrowing arrangements increases and decreases as short-term interest rates increase or decrease. The interest rate on the mortgage-backed securities remains constant. If short-term rates increased significantly above 6.19%, which is the average yield on FBR Asset's mortgage portfolio as of December 31, 1998, the interest owed on the borrowings would exceed the interest income payable to FBR Asset on its mortgage-backed securities.

To limit the adverse effect of rising short-term interest rates under its short-term repurchase agreements, FBR Asset entered into two interest rate swap agreements pursuant to which FBR Asset paid a fixed interest rate on $100 million notional amount of borrowings and received a variable interest rate on $100 million notional amount of borrowings. FBR Asset elected to terminate one $50,000,000 agreement in October 1998. The remaining $50,000,000 agreement matures on June 1, 2001.

Interest rate management techniques do not eliminate risk. For example, if both long-term and short-term interest rates were to increase significantly, it can be expected that:

  o the weighted average life of the mortgage-backed securities would be extended because prepayments of the underlying mortgage loans would decrease; and

  o the market value of the fixed rate mortgage-backed securities would decline as long-term interest rates increased.

Yet, in this situation, the interest rate swap agreement would be ineffective for periods after its June 1, 2001 termination date, and if FBR Asset sold the fixed-rate mortgage-backed securities to pay down its short-term borrowings, it would realize a loss because of the decline in their market value.

Commercial Mortgage Loans & CMBS

FBR Asset invests in commercial mortgage loans and commercial mortgage-backed securities, commonly known as "CMBS." Currently, FBR Asset owns commercial loans and CMBS indirectly through FBR Asset's investments in Anthracite Capital, Inc., Chastain Capital Corporation, Imperial Credit Commercial Mortgage Investment Corporation, Resource Asset Investment Trust and East-West Bancorp. FBR acted as lead underwriter or placement agent for each of these companies. Through its relationship with FBR, FBR Asset was able to acquire stock in Anthracite and Chastain before or while the companies offered their stock to the public or, in the case of East-West Bancorp, when FBR placed the stock with private investors.

In the future, FBR Asset may invest in other companies that originate or acquire commercial mortgage loans or CMBS. In addition, FBR Asset may purchase commercial mortgage loans and CMBS directly.

Commercial mortgage loans are loans secured by senior or subordinate liens on commercial or multifamily real estate. The characteristics of FBR Asset's commercial mortgage loans vary widely.

Some of FBR Asset's commercial mortgage loan holdings are performing loans that can be securitized. Imperial Credit, for example, invests primarily in performing multifamily and commercial term loans. Because of the characteristics of these commercial mortgage loans, Imperial Credit can issue CMBS secured by these loans, retaining an equity interest with characteristics similar to a subordinate CMBS. Similarly, Chastain originates commercial mortgage loans for the purpose of securitizing those loans and retaining subordinate interests in them. Chastain's target mortgage loans are located in the major metropolitan markets in the United States. East-West Bancorp originates commercial mortgage loans to borrowers who have ties to the Asia Pacific region.

FBR Asset also owns commercial mortgage loans that are not intended to be securitized, primarily through its investment in Resource. For various reasons, the loans held through Resource do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. For example, Resource originates wraparound loans, in which a borrower grants Resource a junior lien mortgage with a principal amount equal to the principal amount owed under any existing loans plus an additional amount that Resource actually advances to the borrower. The borrower makes all loan payments to Resource, which in turn pays the prior lenders principal and interest on the prior loans.

Through its investments in Anthracite and Chastain, FBR Asset indirectly owns other commercial loans that generally cannot be securitized, including mezzanine loans, which are loans subject to a prior lien on the property, bridge loans, which are short-term loans that are intended to provide interim financing before a property is sold or the loan refinanced, and loans made to facilitate construction of new commercial properties. In addition, FBR Asset may invest in commercial mortgage loans with borrowers who are delinquent in payments on the loans. A lender can purchase this kind of loan at a price less than the amount owed on the loan, which enables the lender to work out a forbearance plan or other restructuring. If an agreement cannot be made, the lender ultimately may foreclose on the loan, acquiring ownership of the commercial property.

In addition to investing in commercial mortgage loans, FBR Asset invests in CMBS. Most of FBR Asset's investments in CMBS are held indirectly through ownership in Anthracite, a REIT managed by BlackRock. Imperial Credit and Chastain also invest in CMBS and plan to create CMBS by securitizing their commercial mortgage loans and retaining an equity interest in the loans.

CMBS typically are divided into two or more classes, sometimes called "tranches." Generally the most senior class or classes would be rated investment grade, which increases the marketability of the class. The junior, or subordinated, classes typically would include a non-investment grade rated class and an unrated, higher-yielding credit support class.

Each class of CMBS generally is issued with a stated principal amount and a specific fixed or variable interest rate. The principal of and interest on the underlying mortgage loans may be allocated to the classes of CMBS in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of payments on the underlying mortgage loans. For example, subordinated classes of CMBS provide credit protection to the more senior classes because the subordinated classes absorb all losses from loan defaults and foreclosures before any losses are allocated to the more senior classes. Typically, prepayments on mortgage loans are paid to the more senior classes of CMBS for a period of time or until the senior classes are paid in full. In some instances, subordinated classes of CMBS are not entitled to receive any scheduled payments of principal until the more senior classes are paid in full or until a specified time.

Some classes of CMBS are not entitled to payments of principal, or are entitled to only nominal principal payments. These classes are known as interest-only securities or IOs. FBR Asset owns IOs indirectly, primarily though its investment in Imperial Credit. IOs are sensitive to prepayments on the underlying mortgage loans and IO classes of CMBS are sensitive to losses resulting from defaults on the underlying mortgage loans. In November 1998, Imperial Credit reported a non-cash charge of $6.4 million, or $0.20 per share, primarily because of a write down of Imperial Credit's IOs to estimated fair market value. According to Imperial Credit's management, the write down was necessary because the company revised its estimates of anticipated prepayments and losses on the underlying loans.

To the extent that FBR Asset owns commercial mortgage loans and CMBS indirectly through its investments in other companies, FBR Asset must rely on the management of those other companies to make decisions with respect to the commercial mortgage loans and CMBS. In general, FBR Asset will have no ability to control those decisions. Moreover, management of the other companies are not required to inform FBR Asset of their decisions, although to the extent the companies are reporting companies under the Securities Exchange Age of 1934, they must file reports of material events with the SEC.

Real Estate

FBR Asset seeks to invest in real property to generate income and to provide the company with the potential for capital appreciation in the value of property owned. FBR Asset currently owns real property through its investments in Capital Automotive REIT, and to a lesser extent through its investments in Prime Retail Inc., Kennedy-Wilson, Inc. and Resource Asset Investment Trust. Through its relationship with FBR, FBR Asset was able to acquire the stock of Capital Automotive before Capital Automotive offered its stock to the public. FBR Asset purchased shares of Prime Retail and Resource in open-market transactions and lent $10 million to Kennedy-Wilson.

Through its investment in Capital Automotive REIT, FBR Asset invests in the real property and improvements used by operators of multi-site, multi-franchised motor vehicle dealerships and motor vehicle related businesses located in major metropolitan areas of the United States. Capital Automotive is a self-administered and self-managed Maryland REIT that primarily acquires real property and simultaneously leases back this property to automobile dealers. These transactions generally have the following characteristics:

  o Capital Automotive's interest in the property acquired generally includes the land, buildings and improvements, related easements and rights and fixtures, but not any personal property, furniture or equipment.

  o The leases generally range from 8 to 11 years and may be extended for one or two terms of 10 years at the option of the lessee.

  o The leases typically require the lessee to pay substantially all expenses associated with the operation of the real property, such as real estate taxes and other governmental charges, insurance, utilities, service, maintenance and, therefore are on a "triple-net" basis.

  o Upon expiration or termination of the lease, the lease generally provides that additions, repairs, renovations and improvements become the property of Capital Automotive.

  o The leases also typically require the lessee to operate the property only for the same purpose for which it was used on the date Capital Automotive purchased it, unless Capital Automotive consents to a different use.

These types of "sale-leaseback" transactions generally enable Capital Automotive to eliminate brokerage, re-leasing and similar costs and the risk of high lessee turnover due to the general, historic long-term operation of automobile dealerships.

Through its investment in Prime Retail, FBR Asset invests in factory outlet centers. Prime is a self-administered and self-managed REIT that develops, acquires, owns and operates factory outlet centers in the United States. Through its investment in Resource, FBR Asset invests in commercial office buildings and land. Resource is a Maryland REIT whose principal business activity is to provide specialized commercial mortgage loans to those who do not meet the traditional underwriting standards of other lenders, but Resource also owns real estate. Through its investment in Kennedy-Wilson, FBR Asset invests in commercial and residential real estate. Kennedy-Wilson is a California based real estate operating company that owns, manages and brokers commercial and residential real estate in the United States and Asia.

In the future, FBR Asset may invest in other companies that own real property. In addition, FBR Asset may purchase real property directly or through joint ventures that purchase real property directly.

Real Estate-Related Businesses

The tax rules limit FBR Asset's ability to expand its investments beyond its core direct and indirect investments in mortgage loans, mortgage-backed securities and real estate. Subject to those limits, however, FBR Asset invests in businesses that provide services to real estate owners and operators.

For example, FBR Asset owns common stock in Building One Services Corporation. Building One intends to become a national single-source provider of facilities services. The company currently derives most of its income from providing janitorial maintenance management services and electrical and mechanical installation and maintenance services. Building One actively seeks to expand its business by acquiring or merging with other facilities service providers.

FBR Management believes that additional opportunities may arise in the future for FBR Asset to invest in businesses that provide services to real estate owners and operators. In many cases, FBR Management believes that these investments may provide higher returns than mortgage and real estate assets. Accordingly, subject to the tax restrictions that apply, FBR Asset may invest in real estate-related businesses in the future.

Summary of Current Investments

The following table summarizes FBR Asset's investments as of December 31, 1998. For each investment in common stock, the first column shows the number of shares of common stock that FBR Asset owns in each entity and the second column shows the percentage ownership that FBR Asset's investment in each company represents. The third column shows the amount FBR Asset paid for its investment, and the fourth column shows the market value of the investment as of December 31, 1998. The final column shows the percentage increase or decrease in the value of FBR Asset's investments from the dates of purchase, which vary for each investment to December 31, 1998. The percentages in this last column have not been annualized or adjusted to reflect the length of time FBR Asset has held the investment.

                                                                                 Market Value
                                    Number of                                         at         Percentage
                                     Shares       Percent        Amount of       December 31,     Increase
                                      Owned      Ownership       Investment          1998        (Decrease)
                                      -----      ---------       ----------          ----        ----------

 Mortgage-Backed Securities           N/A            N/A      $160,705,239       $161,418,739       0.44%
                                                              ------------                          ----

 Equity Investments(1)
   Anthracite Capital, Inc.        1,581,846         7.40%      18,334,496         12,358,172     -32.60%
     (AHR)(2)
   Capital Automotive REIT
     (CARS)(2)                     1,792,115         7.23%      25,000,000         26,657,711       6.63%
   Chastain Capital Group            700,000         9.15%       9,765,000          3,150,000     -67.74%
     (CHAS)(2)(3)
   Imperial Credit Commercial
     Mortgage Inv. Corp.
     (ICMI)(2)                       900,000          3.2%      13,050,230          8,437,500     -35.35%
   Prime Retail, Inc. (PRT)(2)       123,500         0.29%       1,201,317          1,211,844       0.88%
   Resource Asset Investment
     Trust (RAS)(2)                  344,575         5.59%       5,292,516          3,790,325     -28.38%
   Building One Services
     Corporation (BOSS)(2)           500,000         1.13%      10,000,000         10,437,500       4.38%
   East-West Bancorp, Inc.           520,000         2.19%       5,200,000          4,940,000      -5.00%
     (EWBC)(2)                                                ------------       ------------     ------
          Total                                               $ 87,843,559       $ 70,983,052(4)   -19.2%(4)
                                                              ============       ============      =====

 Promissory Notes

   Prime Capital Holdings, Inc.(2)    N/A           N/A         12,504,334         12,504,334        N/A
   Kennedy-Wilson, Inc. (KWIC)        N/A           N/A          7,525,479          7,525,479        N/A
                                                              ------------       ------------

          Total                                               $ 20,029,813       $ 20,029,813
                                                              ============       ============

 Cash and Cash Equivalents

   Cash and Cash Equivalents          N/A           N/A         41,144,326         41,144,326        N/A
                                                              ------------       ------------
          Total                                               $ 41,144,326       $ 41,144,326
                                                              ============       ============

          Total Investments                                   $309,722,937       $293,575,930      -5.21%
                                                              ============       ============

(1) The symbols in parentheses next to the company names are the symbols of those companies on Nasdaq or a national securities exchange. Each of these companies is a reporting company under the Securities Exchange Act of 1934 and information is available about these companies from the SEC's website, www.sec.gov.
(2) FBR has underwritten or privately placed the securities of these companies or their affiliates. See "FBR & FBR Management-Related Party Transactions" on page 16.
(3) FBR Asset has realized a permanent loss on its investment in Chastain as of December 31, 1998, equal to $6,615,000.
(4) As of February 5, 1999, the total market value of the identified equity investments was approximately $63,407,800 and the percentage decrease was -27.82%.

The following table shows, for calendar year 1998, FBR Asset's investments, including the weighted average cost of each investment based on the number of days from January 1, 1998, to December 31, 1998, on which FBR Asset held each investment, and the gross income from each investment for the year ended December 31, 1998.


                                                                 Weighted
                                                                  Average        Gross
                                                                Investment       Income
                                                                 ----------      ------

Mortgage-Backed Securities                                     $169,564,932   $ 7,101,326
                                                               ------------   -----------
Equity Investments
   Anthracite Capital, Inc. (AHR)                                10,356,129       739,613
   Capital Automotive REIT (CARS)                                21,986,301     1,569,893
   Chastain Capital Group (CHAS)                                  6,581,342       287,000
   Imperial Credit Commercial Mortgage Inv. Corp. (ICMI)
                                                                 13,050,230     1,062,000
   Prime Retail, Inc. (PRT)                                         374,166        36,433
   Resource Asset Investment Trust (RAS)                          4,329,152       576,466
   Building One Services Corporation (BOSS)                      10,000,000             -
   East-West Bancorp, Inc. (EWBC)                                 2,621,370             -

         Total Equity Investments & Dividends                  $ 69,298,690   $ 4,271,405
                                                               ------------   -----------

Promissory Notes
   Prime Capital Holdings, Inc.                                   7,947,365     1,248,707
   Kennedy-Wilson Inc. (KWIC)                                     5,506,849       749,264

         Total Promissory Notes                                $ 13,454,214   $ 1,997,971
                                                               ------------   -----------

   Cash and Cash Equivalents                                     84,496,947     4,556,800
                                                               ------------   -----------

         Total Investments                                     $336,814,783   $17,927,502
                                                               ============   ===========

Dividends & Distribution Policy

To maintain its status as a REIT for federal income tax purposes, FBR Asset is required to distribute substantially all its taxable income, which may differ materially from its income calculated in accordance with generally accepted accounting principles, to its shareholders each year. In order to satisfy this requirement, FBR Asset intends to declare regular quarterly dividends and to distribute any taxable income remaining at the end of a year with a first quarter dividend in the following year.

The Board of Directors may change the dividend policy at any time. The Board of Directors will declare dividends based on:

  o  the taxable income of FBR Asset;

  o  the financial condition of FBR Asset;

  o the distributions required to maintain REIT status and to avoid corporate income tax and the 4% excise tax; and

  o  other factors that the Board of Directors considers relevant.

To date, FBR Asset has declared the following dividends:

             For the Period                     Total                 Per Share
             --------------                     -----                 ---------
          12/15/97 - 12/31/97                $   562,045(1)              0.055
          01/01/97 - 03/31/98                  2,083,165                 0.200
          04/01/98 - 06/30/98                  3,072,669                 0.295
          07/01/98 - 09/30/98                  3,379,798(2)              0.360
          10/01/98 - 12/31/98(3)               2,563,058                 0.300
                                             -----------                 -----
                                             $11,660,735                 $1.21

(1) Includes $0.05 dividend declared in June 1998 and paid in July 1998 for shareholders of record as of December 31, 1997.
(2)  Dividend declared and paid in October 1998.
(3)  Dividend paid in January 1999.


FBR Asset has paid substantially all of its dividends to date out of current or accumulated earnings and profits; only $______ per share of the dividends is expected to be a return of capital for 1998 federal income tax purposes. The level of quarterly dividends is based on a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters or of income calculated in accordance with generally accepted accounting principles.

Distributions to shareholders will generally be subject to tax as ordinary income, although in appropriate circumstances a portion of a distribution may be designated by FBR Asset as capital gain or may be determined to be a tax-free return of capital. FBR Asset generally does not intend to declare more than a de minimis amount of dividends that are a return of capital for tax purposes, except in those instances where companies in which FBR Asset invests determine that a portion of their dividends are a return of capital. FBR Asset will furnish annually to each shareholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. For a discussion of the federal income tax treatment of distributions by FBR Asset, see "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Taxation of Taxable U.S. Shareholders."

Selected Financial Data

The selected financial data set forth below should be read in conjunction with "Management's Discussion & Analysis" and the Financial Statements and Notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 and 1998, and statement of operations data for the period from December 15, 1994 (Inception) to December 31, 1997, and for the year ended December 31, 1998, has been derived from the audited financial statements included elsewhere in this prospectus. The results for the year ended December 31, 1998, are not necessarily indicative of the results to be expected for any future period.

                                                       December 15, 1997
                                                          (Inception)             For the Year
                                                            through                   Ended
                                                       December 31, 1997       December 31, 1998
                                                       -----------------       -----------------

Statement of Operations Data:
   Interest income................................         $     18,040           $ 13,656,097
   Dividend income................................              434,717              4,271,405
   Other income...................................              268,520                      -
   Interest expense...............................                    -              5,359,633
   Management Fee expense.........................               58,623              1,520,725
   Other expense..................................               15,733              1,089,102
   Net income before realized gains and losses....              646,921              9,958,042
   Net realized losses............................                    -             (8,369,807)
   Net income after realized gains and losses.....              646,921              1,588,235
   Basic and diluted income per share.............         $       0.06           $       0.16
   Dividends declared per share(1)................         $       0.05           $       1.16
   Weighted average basic and diluted shares......           10,218,999             10,044,483

                                                             As of                   As of
                                                       December 31, 1997       December 31, 1998
                                                       -----------------       -----------------

Selected Balance Sheet Data:
   Mortgage-backed securities, at fair value......         $          -           $161,418,739
   Cash and cash equivalents......................          163,223,199             41,144,326
   Investments in equity securities, at fair value           23,318,750             70,983,050
   Total assets...................................          190,538,402            295,930,620
   Repurchase agreements..........................                    -            128,550,000
   Total liabilities..............................              771,573            145,026,041
   Accumulated other comprehensive income (2).....                    -             (9,800,530)
   Shareholders' equity...........................          189,766,829            150,904,579
   Book value per share...........................         $      18.57           $      17.66
   Common shares outstanding (3)..................           10,218,999              8,543,527

                                                             As of             For the Year Ended
                                                       December 31, 1997       December 31, 1998
                                                       -----------------       -----------------

Other Selected Data
   Average daily borrowings (5)...................                    -            144,793,891
   Average equity (4).............................          189,766,829            182,750,145
   Management fees as a percentage of weighted
   average total assets (6).......................                 0.03%                  0.45%

(1) Dividends are calculated and declared based on estimates of FBR Asset's taxable income.
(2) As of December 31, 1998, accumulated other comprehensive income includes net unrealized gain on mortgage-backed securities of $713,499 and unrealized net losses on investments in equity securities of $10,514,029.
(3) Reflects 1,872,300 shares of treasury stock repurchased as of December 31, 1998.
(4)  Represents monthly average for each period.
(5)  Repurchase agreements were entered into on May 13, 1998.
(6) For the twelve months ended December 31, 1998, management fee expense for this calculation excludes the fair value of stock options issued to FBR Management of $454,746. Weighted average invested assets for the periods ended December 31, 1997, and 1998 were approximately $190 million and $336 million, respectively.

Management's Discussion & Analysis

Overview

FBR Asset targets investments in real estate and real estate-related companies. FBR Asset invests in whole-pool mortgage-backed securities that are issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, mortgage loans, mortgage-backed securities, real property, and joint ventures formed to own real property. FBR Asset invests in some of these assets indirectly through its investments in REITs and through loans made to REITs and other companies.

To date, FBR Asset has relied on BlackRock to invest in and manage its mortgage-backed securities and has relied on FBR Management to invest in and manage its other assets. As of December 31, 1998, FBR Asset had:

  o mortgage-backed securities totaling $161.4 million, which were financed with repurchase agreements totaling $128.6 million;

  o original investments in equity securities of eight companies totaling $87.8 million; and

  o  loans to two companies totaling $20 million.


Market Conditions

FBR Asset relies on FBR Management and FBR to provide it with investment opportunities. The ability of FBR Asset to make investments is dependent upon a number of factors, including the overall health of the equity and debt capital markets, the condition of the U.S. and foreign real estate markets, the ability of other REITs and real estate owners and operators to access equity and debt through the capital markets, the availability of credit to finance the acquisition of assets, and the interest rates that FBR Asset pays to finance its purchases.

Equity Market Conditions

1998 was a volatile year in the U.S. equity and debt markets. The Standard & Poor's 500 Index, or "S&P 500," is a capitalization-weighted index of 500 stocks designed to measure changes in the aggregate market value of 500 stocks that represent all major industries. The S&P 500 began the year at 975.0 and ended the year at 1,229.2, an increase of 26.1%. However, from July 15, 1998, to October 21, 1998, the S&P 500 dropped approximately 200 points, a decrease equal to 17.0%.

While the S&P 500 was up in 1998, indices that track composite prices for small-cap and REIT stocks reflect a different performance. A key index that tracks small-cap stocks is the Russell 2000 Index. The Russell 2000 is comprised of the smallest 2000 companies in the Russell 3000 Index, which represents 98% of the investable securities in the U.S. equity market. The Russell 2000 began 1998 at 436.5 and ended the year at 422.0, a decrease of 3.32%. Similar to the mid-year drop in the S&P 500, the Russell 2000 dropped from a 1998 high on April 21, 1998, of 491.4 to a low on October 10, 1998, of 310.3, a decline of 36.9%.
The Morgan Stanley REIT Index is a total return index that tracks the most actively traded real estate investment trusts and is designed to be a measure of real estate equity performance. The Morgan Stanley REIT Index began the year at
363.2 and ended the year at 302.4, a decrease of 16.7%.

FBR Asset has direct and indirect investments in REIT securities and small-cap stock securities. Changes in the S&P 500, the Russell 2000 and the Morgan Stanley REIT Index can affect the price of FBR Asset's common stock and the price of the companies in which it invests.

Some of the factors that FBR Asset believes have influenced the fluctuations of the equity markets include statements from the Chairman of the Federal Reserve Board, Alan Greenspan, that the prices of stocks reflected an "irrational exuberance" relative to historical price earnings ratios, a declaration from the Russian government that it did not intend to continue current payments on its outstanding debt obligations, general turmoil in Asia, particularly Asian financial institutions, and currency devaluation in Brazil.

The debt markets were also affected by the factors influencing the equity markets. In response to concerns about a potential recession in the U.S. and events such as the Russian bond default, the Federal Reserve cut the federal funds rate, the rate it charges on overnight borrowings by banks, on three separate occasions in 1998. General uneasiness about the health of international economies prompted investors to sell their investments in the debt of other countries and invest the sales proceeds in U.S. Treasuries. As a result, prices for U.S. Treasuries increased and yields decreased.

REIT and Real Estate Market Conditions

Through December 31, 1998, FBR Asset invested $87.8 million in equity securities of eight companies, including six REITs and two companies that operate real estate-related businesses. The value of FBR Asset's equity investments is subject to factors that affect the stock prices of companies in which it has invested. FBR Asset and the companies in which it has invested are affected by changes in interest rates, the condition of the REIT equity and debt markets, the availability of credit to REITs through commercial mortgage-backed securities issuance and lending from financial institutions, and the underlying leasing, occupancy and development trends affecting the fundamental operations of real property.

REIT Equity Market
------------------

REITs, such as FBR Asset, are required to distribute to their shareholders at least 95% of their taxable income each year. As a result, REITs have limited ability to retain earnings for growth and must access the capital markets on a continual basis to finance growth plans. During the period from 1995 to mid-1998, the prices of REIT stocks steadily increased, driven by investor expectations that REITs would use the proceeds from equity financings to acquire additional properties. However, FBR Asset believes that as more REITs raised more money and prices for property acquisitions increased, there were fewer opportunities available for REITs to acquire properties that were accretive to earnings. As a result, in mid-1998, investors began to adjust their growth expectations for REITs, which caused REIT stock prices to decline. In addition, just as the global financial crises caused investors to sell investments in foreign debt issuances and invest in U.S. Treasuries, a similar phenomenon occurred with respect to REITs. Investors began selling REIT securities to invest in larger, more well-capitalized stocks such as those included in the S&P 500.

FBR Asset's ability to fund its growth and find attractive investments is, in part, dependent upon the market conditions for REITs. In 1998, there were sixteen REIT initial public offerings, which raised a total of $2.1 billion. Of the sixteen REIT initial public offerings, seven were mortgage REITs, which raised $84.8 million. Of the seven mortgage REIT initial public offerings, FBR Asset invested $33.3 million in three. Of the nine equity REIT initial public offerings, FBR Asset invested $25 million in one.

The market for initial public offerings and secondary common stock offerings of REIT securities was robust during the first and second quarters of 1998. However, because of factors affecting the debt and equity markets, the market for REIT offerings essentially closed during the third and fourth quarters. The table below summarizes public common equity raised by REITs from January 1, 1998 to December 31, 1998.

                                             IPO                                 Secondary
                              ----------------------------------    ------------------------------------
                                                        ($ In Millions)
                              Mortgage      Equity                   Mortgage     Equity
                               REITs        REITs       Total         REITs       REITs        Total
                              --------      ------      -----        --------     ------       -----

First Quarter                $  522.3     $  657.4    $1,179.7      $   71.6    $ 4,198.3   $ 4,269.9
Second Quarter                  325.7        557.3       883.0          44.1      2,395.5     2,439.6
Third Quarter                                 12.0        12.0                      100.9       100.9
Fourth Quarter                      -            -           -                      211.0       211.0
                             --------     --------    --------      --------    ---------   ---------
Total Year-to-Date           $  848.0     $1,226.7    $2,074.7      $  115.7    $ 6,905.7   $ 7,021.9
                             ========     ========    ========      ========    =========   =========

Source:  CommScan Equidesk, Inc.


Real Estate Market
------------------

Despite the fluctuations of the REIT equity markets, FBR Asset believes the underlying fundamentals in real estate have continued to improve. Overall vacancy rates in many major U.S. real estate markets have decreased from highs reached in the late 1980's and early 1990's to levels that historically would have resulted in substantial increases in speculative development. However, FBR Asset believes that REIT investors and reports by analysts who follow REITs have effectively restrained new speculative development activity by reducing the availability of financing for development and by analyzing and questioning the need for new developments.

FBR Asset believes that sectors of the commercial real estate market such as central business district office buildings, industrial warehouse facilities that serve as national distribution centers, luxury and full service hotels, apartments in areas where development is constrained by lack of land or development restrictions, and assisted living facilities with strong operators are still attractive to institutional investors.

FBR Asset is invested indirectly in office buildings and residential land development through its loan to Kennedy-Wilson, in factory outlet malls through its investment in Prime Retail, in multifamily housing through its investment in

East-West Bancorp, and in assisted living facilities through its loan to Brookdale Living Communities, Inc.

Commercial Mortgage-Backed Securities Market
--------------------------------------------

One of the factors that has contributed to the growth in the securitization of real estate ownership has been the development of the commercial mortgage-backed securities market. As a result of overbuilding and loan defaults in the late 1980's and early 1990's, traditional real estate lenders, such as banks and insurance companies, drastically cut back on their lending to real estate owners. Beginning in the late 1980's, lending sources such as conduits funded by Wall Street and new specialty finance companies focused on originating new loans have replaced traditional lenders as funding sources for real estate owners. Since 1990, the issuance of commercial mortgage-backed securities, or "CMBS," has grown from approximately $5 billion to approximately $45 billion in 1998. The first loans securitized in CMBS transactions typically had loan-to-value ratios that did not exceed 65%.

As the issuance of CMBS increased, traditional lenders and new competitors began to enter the real estate lending markets, offering loans to borrowers with higher loan-to-value ratios and lower interest rate spreads over underlying market indices such as LIBOR or U.S. Treasuries. Buyers of CMBS were willing to accept increasing loan-to-value ratios and lower spreads because they were earning higher risk-adjusted rates on their investments in CMBS than they were earning on comparably rated corporate securities. However, when Russia defaulted on its bonds, the CMBS market was negatively affected. Just as investors sold their international debt obligations and purchased U.S. Treasuries, in a "flight to quality," so too did investors sell a portion of their CMBS to purchase U.S. Treasuries.

One of the key reasons for the increased amount of CMBS issuance has been the ability of the issuers to sell the tranches of CMBS with ratings from the national bond rating agencies that were rated lower than BB. The lower tranches of CMBS issues have the highest risk of default and loss and require a sophisticated buyer able to step in and manage a default should a default occur.

As the market for CMBS developed, a handful of buyers for the lower tranches began to emerge. One of those buyers was CRIIMI Mae, Inc. CRIIMI Mae is a mortgage REIT that was formed to provide financing to multi-family housing and other types of commercial real estate. CRIIMI Mae was one of the original purchasers of the lower tranches of CMBS. Other early participants included Lennar Corporation, AMRESCO, General Motors Acceptance Corporation and General Electric Capital Corporation, none of which are REITs. CRIIMI Mae filed for Chapter 11 bankruptcy protection on October 5, 1998, citing its inability to meet collateral calls from its lenders. CRIIMI Mae's bankruptcy was, in part, driven by the global financial turmoil and the flight to U.S. Treasuries. Wall Street lenders who financed purchases of the lower tranches of CMBS began making margin calls to other holders of the lower tranches of CMBS, including Anthracite Capital, Inc., Chastain Capital Corporation, Ocwen Asset Investment Corp., Imperial Credit Commercial Mortgage Investment Corporation, and Wilshire Real Estate Investment Trust. CRIIMI Mae's bankruptcy affected these companies, three of which FBR Asset has invested in, to the extent that the companies had margin calls. Additionally, FBR Asset believes that companies which intend to invest in the lower tranches of CMBS in the future may not be able to obtain financing on as favorable terms as those available prior to CRIIMI Mae's bankruptcy.

Interest Rate Environment

FBR Asset's earnings depend, in part, on the relationship between long-term interest rates and short-term interest rates. FBR Asset's investments in mortgage-backed securities bear interest at fixed rates determined by reference to the yields of medium- or long-term U.S. Treasury securities or at adjustable rates determined by reference to the yields on various short-term instruments.

Since January 1, 1998, interest rates on U.S. Treasury securities have declined, in part, as a reaction to global financial uncertainties. U.S. and international investors have reduced their exposure to foreign government and corporate bonds and increased their investments in U.S. Treasury securities. This has resulted in higher prices for Treasury securities and lower yields. As a result, the yield curve has inverted such that short-term, non-Treasury borrowing rates exceed long-term Treasury rates.

The following table summarizes the relationship in 1998 between LIBOR and the ten-year U.S. Treasury yield. FBR Asset's borrowings typically bear interest rates that have historically moved in close relationship to LIBOR.
FBR Asset's incentive management fee is based on the ten-year U.S. Treasury.

                                                                Yield
                         ------------------------------------------------------------------------------------

                                  High                          Low                         Average
                         ------------------------     ------------------------    ---------------------------
                                            Net                          Net                            Net
                        10-Year   LIBOR   Spread      10-Year  LIBOR   Spread      10-Year   LIBOR    Spread
                        -------   -----   ------      -------  -----   ------      -------   -----    ------

First Quarter            5.78%    5.72%    0.06%       5.30%    5.59%   -0.29%       5.58%    5.65%   -0.07%

Second Quarter           5.81%    5.69%    0.12%       5.35%    5.64%   -0.29%       5.59%    5.66%   -0.07%

Third Quarter            5.52%    5.66%   -0.14%       4.42%    5.34%   -0.92%       5.20%    5.62%   -0.42%

Fourth Quarter           4.94%    5.63%   -0.69%       4.44%    5.03%   -0.59%       4.70%    5.36%   -0.66%
                         ----     ----    -----        ----     ----    -----        ----     ----    -----

1998  Average            5.51%    5.68%   -0.16%       4.88%    5.40%   -0.52%       5.27%    5.57%   -0.31%
                         ====     ====    =====        ====     ====    =====        ====     ====    =====

Year-to-Date
Increase/(Decrease)     -0.84%   -0.09%               -0.86%   -0.56%               -0.88%   -0.29%

Year-to-Date
Percentage
Increase/(Decreases)   -14.53%   -1.57%              -16.23%  -10.02%              -15.77%   -5.13%


Source:  Bloomberg

As the table indicates, as of December 31, 1998, the average yield on the ten-year U.S. Treasury security had decreased 15.8% during 1998, from 5.58% to 4.70%, and LIBOR decreased 5.1% from 5.65% to 5.36% during the same period.

The decline in the yields of U.S. Treasury securities have caused an increase in the spreads in the CMBS market. Increasing spreads, in turn, have caused declines in CMBS values. As a result, many lenders who financed CMBS assets with repurchase agreements have required borrowers to meet margin calls resulting from the declining value of the CMBS assets. FBR Asset's portfolio of mortgage assets is insured by Ginnie Mae, Fannie Mae or Freddie Mac and is not leveraged to the fullest extent possible. There can be no assurance that FBR Asset can obtain additional leverage, that margin calls will not be made, or that replacement financing will be available if lenders rescind their repurchase agreements.

For the mortgage REITs in which FBR Asset has invested, the inversion of the yield curve, coupled with the higher yields commanded by investors in CMBS, made it less profitable or unprofitable to acquire and finance commercial mortgage loan portfolios priced at a spread fixed to corresponding U.S. Treasury rates.

Market Risk

Market risk generally represents the risk of loss that can result from a change in the prices of equity securities in the equity market, a change in the value of financial instruments as a result of changes in interest rates, a change in the volatility of interest rates, or a change in the credit rating of an issuer. FBR Asset is exposed to the following market risks.

Equity Price Risk
-----------------

FBR Asset is exposed to equity price risk as a result of its investments in equity securities of REITs and other real estate related companies. Equity price risk changes as the volatility of equity prices changes or the values of corresponding equity indices change.

The table below illustrates the impact a ten percent increase and a ten percent decrease in the price of the equities held by FBR Asset would have on the value of the total assets and the book value of FBR Asset as of December 31, 1998.

                                                    Value at                     Value at
                                                  December 31,                 December 31,
                                   Value at      1998 with 10%                 1998 with 10%
                                 December 31,     increase in      Percent      decrease in    Percent
                                     1998            price         Change          price        Change
                                ----------------------------------------------------------------------------

Assets
  Equity securities                 70,983,050      78,081,355     10.00%      63,884,745      (10.00%)
  Other                            224,947,570     224,947,570         -      224,947,570           -
                                   -----------     -----------                -----------
      Total Assets                 295,930,620     303,028,925      2.40%     288,832,315       (2.40%)
                                   ===========     ===========                ===========

Liabilities                        145,026,041     145,026,041         -      145,026,041           -

Shareholders' Equity
  Common stock                         104,158         104,158         -          104,158           -
  Paid-in-capital                  194,097,193     194,097,193         -      194,097,193           -
  Accumulated
    comprehensive income            (9,800,530)     (2,702,225)    72.43%     (16,898,835)     (72.43%)
  Retained earnings
    (deficit)                       (9,425,579)     (9,425,579)        -       (9,425,579)          -
  Treasury stock                   (24,070,663)    (24,070,663)        -      (24,070,663)          -
                                   -----------     -----------                -----------
  Total Shareholders' Equity       150,904,579     158,002,884      4.70%     143,806,274       (4.70%)

      Total Liabilities
      and Shareholders' Equity     295,930,620     303,028,925      2.40%     288,832,315       (2.40%)
                                   ===========     ===========                ===========

Book value per share                    $17.66          $18.49      4.70%          $16.83       (4.70%)

Interest Rate Risk
------------------

FBR Asset is subject to interest rate risk as a result of its investments in mortgage securities and its financing with repurchase agreements, all of which are interest rate sensitive financial instruments. FBR Asset is exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve. FBR Asset attempts to hedge a portion of its exposure to interest rate risk primarily through the use of interest rate swaps.

FBR Asset, through BlackRock and its proprietary fixed income modeling and analytical systems, evaluates the interest rate risk of its mortgage securities portfolio on a continual basis by correlating changes in the value of the portfolio to market movements during the previous three months. Using its systems, BlackRock also measures:

  o the effective convexity of the portfolio, which is a measure of the sensitivity of the portfolio to parallel shifts in the yield curve;

  o the optionality of the portfolio relative to callable bonds, which is a measure of the effect of holding mortgages that can be prepaid; and

  o the effective duration of the portfolio, which is a measure of the percentage change in price of a pool that results from an increase in the parallel interest rate.

BlackRock also analyzes the sensitivity of each mortgage pool to eleven different key rate points on the interest rate curve from 30 days to 30 years.

The following table summarizes the impact that an interest rate increase equal to one percent would have on the value of the mortgage securities held by FBR Asset at December 31, 1998. This table presents value at risk, which represents the largest amount that FBR Asset could lose in one month, with a 95% probability, given recent behavior in interest rates and volatility. There is a 5% probability that FBR Asset's loss would be greater than the indicated value at risk during one month out of a twenty-month period. Because of the short-term nature of FBR Asset's repurchase obligations, FBR Asset has concluded that those obligations would not significantly impact the analysis below.

                                        Value at
                                    December 31, 1998                             Percent of
   Descriptive Title                 (in thousands)        Value at Risk         Value at Risk
----------------------------------------------------------------------------------------------
Freddie Mac FGOLD 15 yr.                $ 75,019           $  856.44                  1.14%
Fannie Mae FNMA 15 yr.                    21,887              250.45                  1.14%
Freddie Mac FGOLD 15 yr.                   4,304               20.08                  0.47%
Freddie Mac FGOLD 30 yr.                   3,952               36.10                  0.91%
Fannie Mae 30 yr.                         13,318              177.13                  1.33%
Fannie Mae 30 yr.                         13,151              130.26                  0.99%
Ginnie Mae 30 yr.                         16,294               77.59                  0.48%
Freddie Mac FGOLD 15 yr.                  10,004              223.84                  2.24%
                                        --------           ---------
   Total                                $157,959           $1,771.89                  1.12%
                                        ========           =========


Results of Operations

FBR Asset's fiscal year commenced on January 1, 1998, and concluded on December 31, 1998. Operations from the date of inception, December 15, 1997 through December 31, 1997, were not material.

Net Income

Net income for the year ended December 31, 1998, was $1.6 million, or $0.16 per share (basic and diluted). Income before realized losses was $10 million. FBR Asset realized net losses of $8.4 million that were charged to income as the result of two actions. First, FBR Asset determined that there had been a permanent impairment to the value of its investment in Chastain and charged earnings $6.6 million to reduce the carrying value to the market value of the Chastain stock as of December 31, 1998. Second, FBR Asset sold mortgage-backed securities in October, and in connection with the sale, repaid certain short term repurchase agreements and terminated an interest rate swap agreement. The swap agreement termination charge of $1.9 million was also charged to earnings.

FBR Asset's sole sources of income since inception have been quarterly dividend earnings on its REIT holdings and interest earnings on its mortgage-backed securities, notes receivable, and cash and cash equivalents.

In order to maintain its preferential tax status under the federal tax laws, a REIT must distribute at least 95% of its taxable income. REITs generally make distributions on a quarterly basis. Accordingly, FBR Asset declared and paid dividends for the year equal to $1.16 per share. FBR Asset has received and expects to continue receiving quarterly distributions from its equity investments in other REITs, except for Chastain, which suspended its quarterly dividend for the fourth quarter of 1998. However, depending on the nature of the underlying business of each REIT investment, quarterly distributions and annual taxable income may vary. As a result, dividend distributions for any one quarterly or annual period may not be indicative of receipts for future quarterly or annual periods. Dividend income for the year ended December 31, 1998, was $4.3 million.

FBR Asset's primary source of interest income to date has been its investments in fixed-rate mortgage-backed securities. Interest income is recorded based on contractual rates of interest and amortization of any premium or discount associated with the original purchase. The amount of future contractual interest income received may be adversely affected in the event of prepayments of the underlying mortgage loans. Generally, as interest rates fall, prepayment rates may increase significantly. Accordingly, FBR Asset's interest income for any given period may not be indicative of that for future interim or annual periods. FBR Asset began investing in mortgage-backed securities in the second quarter of 1998. Interest income, including interest earned on outstanding loans, for the year ended December 31, 1998, was approximately $13.7 million.

For the year ended December 31, 1998, the estimated current average yield on FBR Asset's mortgage securities was 6.19%. For that same period the estimated average yield on cash and cash equivalents was approximately 5.39%.

Interest expense attributable to FBR Asset's repurchase and interest rate swap agreements accounted for 67.3% of FBR Asset's total expenses for the year ended December 31, 1998. FBR Asset did not begin to leverage its investment portfolio until May 1998. FBR Asset anticipates that its cost of borrowed funds will continue to comprise the largest portion of its total expenses in future periods. FBR Asset has borrowed funds under repurchase agreements of which $128.6 million was outstanding as of December 31, 1998. Accrued interest expense on these agreements, including net amounts payable under interest rate swap agreements, was $5.4 million. As of December 31, 1998, the weighted average borrowing rate on amounts outstanding under repurchase agreements was 5.08%.

Management fees for the year ended December 31, 1998, were approximately $1.52 million. FBR Management receives a quarterly fee based on FBR Asset's average invested assets. FBR Management has subcontracted with a mortgage portfolio manager, BlackRock, to manage FBR Asset's mortgage portfolio. BlackRock receives a fee based on the average gross asset value of FBR Asset's mortgage portfolio (see Note 5 of Notes to Financial Statements). FBR Management is also entitled to receive an annual incentive fee if Funds from Operations, as defined on page 22, exceed certain thresholds. Through December 31, 1998, FBR Asset's Funds from Operations did not exceed the threshold amounts.

In connection with the organization of FBR Asset, FBR Asset granted FBR Management ten-year options to acquire 1,021,900 shares of FBR Asset common stock at a purchase price of $20 per share. The value of the options at the date of grant ($909,492) is being amortized over the two years ending December 31, 1999. $454,746 was charged to income for the year ended December 31, 1998; the remaining $454,746 will be charged to income in 1999.

Professional fees consist primarily of legal and accounting fees. Professional fees were approximately $440,185 for the year ended December 31, 1998. The legal fees are attributable to the costs associated with the acquisition of assets and the private placement. Accounting fees are primarily attributable to the audits related to this filing.

FBR Asset invested the net proceeds of its initial sale of privately placed common stock over time rather than immediately after that sale. FBR Asset's results of operations for the year ended December 31, 1998, would have been different if FBR Asset had been fully invested at the beginning of that period.

Interest and Dividend Income

The following tables set forth information regarding the total amount of income from interest and dividend earning assets and the resultant average yields for the year ended December 31, 1998. Information is based on daily average balances during the period.


                                                 Year Ended December 31, 1998

                                                                               Weighted
                                                                                Average
                                      Interest/Dividend   Weighted Average      Annual
                                           Income              Balance           Yield
                                      -------------------------------------------------
Mortgage Securities Available for        $ 7,101,326       $169,564,932          6.19%
sale (1)
Investment in equity securities            6,269,376         82,752,904          7.90%
(2), (3)
Cash and Cash Equivalents                  4,556,800         84,496,947          5.39%
                                         --------------------------------------------
         Total (3)                       $17,927,502       $336,814,783          6.41%
                                         ============================================

(1)  Mortgage assets were held for 247 days.

(2) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital and Kennedy Wilson International. Such amounts are included as interest income in FBR Asset's statements of income included in its financial statements.

(3) FBR Asset accrues dividend income based on declared dividends for the periods presented.

Interest Expense

The following table sets forth information regarding the total amount of interest expense from repurchase agreements, (including the net amount payable under the interest rate swap agreement, and the resultant average yields. Information is based on daily average balances during the reported periods.

                                           Year ended December 31, 1998

                                                     Weighted
                                 Interest             Average        Annualized
                                 Expense            Balance (1)        Yield
                               ------------------------------------------------
Repurchase agreements (2)      $ 5,359,633       $ 144,793,891         5.82%
                               ================================================

(1) At December 31, 1998, FBR Asset had $128,550,000 outstanding under repurchase agreements, with a weighted-average remaining maturity of 73 days.

(2)  Repurchase Agreements were entered into on May 13, 1998.


Dividends Declared and Distributions in Excess of Earnings

Since its organization, FBR Asset has declared dividends in the amount of $11.7 million ($1.21 per share) as reflected in Note 4 of Notes to Financial Statements. These dividends covered FBR Asset's undistributed taxable income for the period from December 17, 1997, through December 31, 1998. For federal income tax purposes, $______ per share of dividends paid to date is expected to be ordinary income to FBR Asset's stockholders and $_____ per share is expected to be a return of capital for 1998.

Changes in Financial Condition

Securities Available for Sale

At December 31, 1998, an aggregate of $9.8 million of net unrealized losses on mortgage-backed and equity securities classified as available for sale were included as an accumulated other comprehensive income in stockholders' equity. See "Stockholders' Equity" elsewhere in "Management's Discussion and Analysis" and Note 3 of Notes to Financial Statements for further discussion.

At December 31, 1998, FBR Asset had mortgage assets equal to $161.4 million. All of FBR Asset's mortgage-backed securities at December 31, 1998, were agency pass-through securities that represent a 100% interest in the underlying conforming mortgage loans. Conforming loans comply with the underwriting requirements for purchase by Fannie Mae, Freddie Mac, and Ginnie Mae. These securities bear little risk of credit loss due to defaults because they are guaranteed by the agencies. Ginnie Mae is a wholly owned corporate instrumentality of the U.S. Government within the U.S. Department of Housing and Urban Development, and therefore, its guarantee is backed by the full faith and credit of the U.S. Government. Fannie Mae and Freddie Mac are government-sponsored agencies whose obligations are not backed by the full faith and credit of the U.S. Government.

Premium balances associated with the purchase of mortgage-backed securities are amortized as a decrease in interest income over the life of the security. At December 31, 1998, FBR Asset had on its balance sheet a total of $2.7 million of unamortized premium representing the difference between the remaining principal value and the current historical amortized cost of mortgage-backed securities acquired.

Mortgage principal repayments received were $21.2 million for the year ended December 31, 1998. Given FBR Asset's current portfolio composition, if mortgage principal repayment rates increase over the life of the mortgage-backed securities comprising the current portfolio, all other factors being equal, FBR Asset's net interest income would decrease during the life of the mortgage-backed securities, as FBR Asset will be required to amortize its net premium balance into income over a shorter time period. Similarly, if mortgage principal repayment rates decrease over the life of the mortgage-backed securities, all other factors being equal, FBR Asset's net interest income would increase during the life of such mortgage-backed securities, as FBR Asset will amortize its net premium balance over a longer time period.

Repurchase Agreements

On December 31, 1998, FBR Asset had $128.6 million outstanding under various repurchase agreements with several financial institutions. To date, FBR Asset's debt has consisted entirely of borrowings collateralized by a pledge of most of FBR Asset's mortgage-backed securities. FBR Asset has obtained, and believes it will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with FBR Asset's financing objectives. FBR Asset limits its borrowings, and thus its potential asset growth, in order to maintain unused borrowing capacity, and thereby increase the liquidity and strength of its balance sheet. At December 31, 1998, the ratio of indebtedness for borrowed money to shareholders' equity was 0.85 to 1.

For the year ended December 31, 1998, the term to maturity of FBR Asset's borrowings has been limited to 92 days with a weighted average remaining maturity as of December 31, 1998, of 73 days and a weighted average cost of funds on outstanding borrowings of 5.08%.

Contractual Commitments

On May 28, 1998, FBR Asset entered into an interest rate swap agreement with, Salomon Brothers Holding Company, Inc., a subsidiary of Salomon Smith Barney Holdings Inc. Under the interest rate swap agreement, FBR Asset receives quarterly payments of interest based on three-month LIBOR and remits semi-annual payments based on a fixed interest rate of approximately 5.9% based upon the $50 million notional amount of the swap. The swap became effective on June 1, 1998, and matures on June 1, 2001. In some circumstances, FBR Asset may be required to provide collateral to secure its obligations under the interest rate swap agreement or may be entitled to receive collateral from the counterparty to the swap agreement. At December 31, 1998, no collateral was required under the interest rate swap agreement. At December 31, 1998, the interest rate payable to FBR Asset by Salomon was 5.07%. Salomon Smith Barney Holdings, Inc. has a long-term debt rating of "A" by S&P.

In October 1998, FBR Asset terminated an interest rate swap agreement with Lehman Brothers. As a result of the termination, FBR Asset realized a loss of $1.9 million that was recognized as a charge to income.

Capital Resources and Liquidity

Liquidity is a measurement of FBR Asset's ability to meet potential cash requirements including ongoing commitments to repay borrowings, fund investments, loan acquisition and lending activities, and for other general business purposes. The primary sources of funds for liquidity consist of repurchase agreements and maturities, distributions, and/or principal payments on mortgage-backed and equity securities, and proceeds from sales thereof. To date, proceeds from the issuance of common stock and repurchase agreements have provided FBR Asset funding for its investment needs. Potential future sources of liquidity for FBR Asset include existing cash balances, unused borrowing capacity, and future issuances of common or preferred stock. FBR Asset believes that its existing cash balances, borrowing capacity through margin accounts and borrowing capacity under collateralized repurchase agreements will be sufficient to meet its investment objectives and fund operating expenses for at least the next twelve months. Should FBR Asset's needs ever exceed these sources of liquidity, management believes FBR Asset's mortgage-backed securities could be sold, in most circumstances, to provide cash.

For the year ended December 31, 1998, FBR Asset's operating activities provided net cash flows of $11.2 million. The primary source of operating flow was interest on mortgage-backed securities and cash equivalents and dividends from REIT investments. For the same period, FBR Asset's investing activities, which were primarily purchases of mortgage-backed and equity investments, resulted in net cash out flows totaling $232.3 million. FBR Asset's financing activities resulted in net cash in-flows of $99.0 million during the year ended December 31, 1998. Cash flows from financing activities consisted primarily of net proceeds from short-term repurchase agreements and proceeds from the issuance of 196,828 shares of common stock, offset partially by funds used to repurchase FBR Asset's common stock and funds distributed to shareholders.

There can be no assurance that FBR Asset will be able to generate sufficient funds from future operations, or raise sufficient debt or equity on acceptable terms, to take advantage of investment opportunities that become available.

The value of the equity securities in FBR Asset's portfolio has declined from $87.8 million as of the date the investments were made to $71 million as of December 31, 1998. Declines have been recorded as accumulated other comprehensive income in the statement of stockholders' equity, except that FBR Asset has realized and charged to income a loss of $6.6 million on its investment in Chastain. See Note 3 of Notes to Financial Statements.

Shareholders' Equity

FBR Asset accounts for its investments in mortgaged backed securities and other equity instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, FBR Asset has classified these investments as "available-for-sale." Securities classified as available for sale are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity as accumulated other comprehensive income.

Also in accordance with SFAS 115, management must evaluate multiple factors to determine if declines in the market value of available for sale securities are other than temporary. When such declines are deemed to be other than temporary, FBR Asset records a charge against income for the difference between an investment's cost basis and its estimated fair value. For the year ended December 31, 1998, one charge was recorded related to FBR Asset's investment in Chastain. There can be no assurances that other charges will not be required in future periods.

As a result of the "mark-to-market" accounting treatment, the book value and book value per share of FBR Asset are likely to fluctuate far more than if companies who do not make investments in marketable and non-marketable debt and equity securities. As a result, comparisons with these companies may not be meaningful.

FBR Asset's Board of Directors has authorized a program to repurchase up to 2,000,000 shares of FBR Asset's common stock. Through December 31, 1998, FBR Asset had repurchased 1,872,300 shares of its common stock pursuant to the program at an average price of $12.86 per share.

Developments Since December 31, 1998

On January 14, 1999, FBR Asset repurchased 107,000 shares under its authorized buyback program at $13.70 per share. As of February 12, 1999, there were 8,436,527 shares outstanding.

On January 25, 1999, FBR Asset loaned Brookdale Living Communities, Inc. $5 million in subordinated debt that is due and payable on April 26, 1999. The loan bears interest at a rate 13% per annum. See "FBR & FBR Management -- Related Party Transactions."

On February 5, 1998, FBR Asset made a secured loan to Prime Group Realty Trust in the amount of $7 million. The loan is due and payable on August 5, 1998, and bears interest at a rate of 15% per annum. See "FBR & FBR Management -- Related Party Transaction's."

Year 2000 Compliance

FBR Asset's software and information systems are Year 2000 compliant. However, FBR Asset places significant reliance on the technologies of FBR Management and BlackRock. FBR Asset's reliance on FBR Management primarily relates to information technology systems, more specifically, the general ledger applications and to a lesser extent the brokerage and trading information systems, including related hardware. These information systems are commercially provided, widely-used hardware and software. FBR Management, together with FBR, has contacted external vendors in an effort to assess the systems' readiness for the Year 2000. FBR Management and FBR have received vendor representations that the systems are currently Year 2000 compliant or that the vendors are in the process of testing results. Both FBR Management and FBR are currently in the process of finalizing their own internal testing, remediation and validation of all vendor supported critical systems, including those related to FBR Asset. FBR Management and FBR are also currently finalizing their contingency planning for Year 2000 and have represented that those plans will be completed no later than March of 1999, with an implementation target of June 1999. FBR Management and FBR have represented to FBR Asset that the total cost to complete their Year 2000 compliance efforts is estimated to be less than $150,000.

FBR Asset also places significant reliance on certain technologies of BlackRock. Management has inquired of BlackRock and has been provided information regarding the status of BlackRock's Year 2000 readiness. BlackRock has identified its critical technology areas and systems with Year 2000 exposure. Those systems and the areas identified by BlackRock that may affect FBR Asset include BlackRock's internally developed trading and analytical systems, the accounting and reporting systems for fixed income securities including mortgage-backed investments, and relationships with daily market pricing and data providers, asset custodians and clearing brokers. BlackRock has indicated that it has completed all testing, remediation, and validation of its internal systems. Furthermore, BlackRock has represented that it expects to complete upgrades to Year 2000 compliant versions of all major systems reliant on third party software and that to date, it has received acceptable responses regarding compliance with or plans to address compliance from over ninety percent of its business partners and service providers.

BlackRock is currently in the process of developing and finalizing contingency plans related to this issue. BlackRock has represented that such plans are expected to be completed by April of 1999 and fully implemented by the middle of 1999. BlackRock has estimated that the aggregate cost of its Year 2000 compliance efforts will not exceed $500,000.

FBR Asset is currently evaluating its contingency plan alternatives, particularly with respect to its reliance on the information systems provided by BlackRock and FBR Management. FBR Asset expects to complete such plans not later than July of 1999.

There can be no assurance that the systems on which FBR Asset currently relies will be operationally effective by the end of 1999. If those systems are not Year 2000 compliant, their failure could have a material adverse effect on FBR Asset's operations.

FBR Asset's Directors & Officers
FBR Asset's principal executive offices are located in Arlington, Virginia, at Potomac Tower, 1001 Nineteenth Street North. The phone number is (703) 469-1000.


The Board of Directors

Composition of the Board

FBR Asset's Board consists of five members. All directors are elected at each annual meeting of FBR Asset's shareholders for a term of one year. Directors hold office until their successors are elected and qualified. Two of FBR Asset's five directors are independent directors. The remaining three directors are Affiliates of FBR Management.

An "independent director" is a person who has not, in the past two years:

  o  owned a material interest in FBR Management or any of its Affiliates;

  o  been employed by FBR Management or any of its Affiliates;

  o  been an officer or director of FBR Management or any of its Affiliates; or

  o performed any material services for FBR Management or any of its Affiliates.

For purposes of determining who may be classified as an independent director:

  o  FBR Asset is not considered an Affiliate of FBR Management;

  o  an "interest" is deemed material if it:

     o  exceeds 5% of a person's outstanding voting securities, or

     o  5% of a person's net worth on a fair market value basis; and

  o "services" are deemed material if the gross revenue derived from them exceeds 5% of a person's:

  o  annual gross revenue from all sources in either of the past two years;
     or

  o  net worth on a fair market value basis.

No person will be disqualified from serving as an independent director solely because (a) that person maintains a discretionary brokerage account with FBR Management or its Affiliates or (b) FBR Management or the Affiliates perform other services for such person, whether material or not.

An "Affiliate" of FBR Management is any person, including a corporation or other entity, that:

  o  FBR Management directly or indirectly controls;

  o  directly or indirectly controls FBR Management;

  o  is under common control with FBR Management;

  o is an officer of, partner in, or director of FBR Management, or serves in a similar capacity with respect to FBR Management; or

  o directly or indirectly, beneficially owns, controls or holds, with the power to vote, more than 10% of any class of FBR Management's equity securities.

Affiliates of FBR Management also include those persons, including corporations and other entities:

  o for which FBR Management serves as an officer, partner, or director, or serves in some similar capacity; or

  o of which FBR Management beneficially owns, controls or holds, with the power to vote, directly or indirectly, more than 10% of a class of that person's equity securities.

FBR Asset's Charter requires that, except in the case of a vacancy, at least 30% of the members of the Board of Directors will be independent directors. With a view toward protecting the interests of FBR Asset's shareholders in transactions involving conflicts with FBR Management, a majority of the independent directors must approve:

  o any transaction in which FBR Asset seeks to acquire securities that are being underwritten or placed by FBR; and

  o any transaction involving FBR Asset in which FBR has a material financial interest, including but not limited to, any decisions concerning the termination or renewal of the Management Agreement.

In making their decisions, the independent directors will consider information provided by FBR Management and such other information as they deem appropriate to determine whether such transactions will be in FBR Asset's best interests. The independent directors will not otherwise participate in FBR Asset's daily operations and will have no ability to cause the company to take action or refrain from taking action against the wishes of the inside directors. The independent directors will, however, review transactions engaged in by FBR Asset on a quarterly basis and will review FBR Asset's investment policies annually. Investors should be aware that, in conducting these reviews, the independent directors will rely primarily on information provided to them by FBR Management.

Executive Committee

The executive committee consists of Messrs. Friedman, Billings, and Ramsey. Mr. Billings serves as the chairman of the executive committee. When the Board is not in session, the executive committee exercises all of the Board's authority, provided, however, that unless otherwise authorized by FBR Asset's Bylaws, the executive committee does not have the authority to elect directors, declare dividends or distributions on stock, recommend to shareholders any action that requires shareholder approval, amend or repeal FBR Asset's Bylaws, approve any merger or share exchange that does not require shareholder approval, authorize the issuance of stock, or approve transactions that require the approval of the independent directors.

Audit Committee

The audit committee consists solely of FBR Asset's independent directors, Messrs. Harlan and Hayes. The audit committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The audit committee also meets with the independent auditors and with appropriate financial personnel of FBR Asset regarding these matters. The audit committee recommends to the Board the appointment of independent auditors, subject to ratification by the shareholders at the annual meeting. The independent auditors periodically meet alone with the audit committee and have unrestricted access to the audit committee.

Contracts Committee

The contracts committee consists solely of FBR Asset's independent directors, Messrs. Harlan and Hayes. The contracts committee assists the Board in reviewing any contract that FBR Asset may propose to enter into with FBR Management or its Affiliates, including without limitation, the Management Agreement, and monitors on an ongoing basis the performance of FBR Management or any of its Affiliates pursuant to any such contract.

Nominating Committee

The nominating committee consists solely of FBR Asset's independent directors, Messrs. Harlan and Hayes. The nominating committee assists the Board in establishing processes for director nominations, including the criteria for selecting nominees, and identifies and recommends nominees for election to the Board.


The Directors

FBR Asset's directors are as follows:

The Independent Directors


            Name                 Age                Position(s) Held
            ----                 ---                ----------------

Stephen D. Harlan                65                      Director
Webb Hayes                       50                      Director

Directors Affiliated with FBR Management


            Name                 Age                Position(s) Held
            ----                 ---                ----------------

Emanuel J. Friedman              52               Chairman of the Board
Eric F. Billings                 46               Vice Chairman & Chief
                                                  Executive Officer
W. Russell Ramsey                38               President & Secretary

Stephen D. Harlan is Chairman of H.G. Smithy Company, a specialized real estate firm that provides mortgage banking, finance, investment, advisory, and property management services to commercial real estate investors. Before joining H.G. Smithy in 1993, Mr. Harlan was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG's International Council, Board of Directors, and Management Committee. In June 1995, President Clinton appointed Mr. Harlan to the District of Columbia Financial Responsibility and Management Assistance Authority, for which he previously served as Vice Chairman. Mr. Harlan chairs the Finance Committee, and is a member of the Board of Directors of MedStar Health, Inc. He
(i) serves on the Board of Directors of the Mary and Daniel Loughran Foundation, Inc., (ii) is a member of the Senior Council of the Greater Washington Board of Trade, (iii) is a Trustee and member of the Executive Committee of the Carnegie Endowment for International Peace, and (iv) is the Chairman of the Board of the Counsel for Court Excellence.

Webb Hayes is a Director and Vice Chairman of United Bank of Virginia, a subsidiary of United Bankshares. Mr. Hayes was Executive Vice President of George Mason Bankshares, Inc., and President and CEO of George Mason Bank, N.A. until its merger with United Bankshares in 1998. Previously, Mr. Hayes was Chairman and CEO of Palmer National Bankcorp. and Palmer National Bank until its merger with George Mason Bankshares in 1996. Mr. Hayes serves as a Director of CERBCO, Inc., and Insituform East, Inc., both public companies headquartered in Landover, Maryland. He also serves on the Executive Committee of the American Bankers Association Government Relations Council and served as a Director of the Federal Reserve Bank of Richmond from 1991-1995. Mr. Hayes received a B.A. from the University of North Carolina and an executive management degree from Columbia University School of Business.

Emanuel J. Friedman is Chairman and Chief Executive Officer of FBR Group. He has continuously served as Chairman and Chief Executive Officer of FBR Group since co-founding FBR in 1989. As of December 31, 1998, Mr. Friedman owned 21.4% of the outstanding common stock of FBR Group. Mr. Friedman is involved in FBR investment banking, research, brokerage, and asset management activities. He also manages private investment funds sponsored by FBR Management. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as one of its directors. Mr. Friedman entered the securities industry in 1973, when he joined Legg Mason Wood Walker & Co., Inc., and from 1985 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

Eric F. Billings is Vice Chairman and Chief Operating Officer of FBR Group. He has continuously served as Vice Chairman and Chief Operating Officer of FBR Group since co-founding FBR in 1989. As of December 31, 1998, Mr. Billings owned 17.7% of the outstanding common stock of FBR Group. Mr. Billings is involved in FBR's investment banking, research, brokerage, and asset management activities. He also manages private investment funds sponsored by FBR Management and is a director and executive officer of The FBR Family of Funds. Mr. Billings entered the securities industry in 1982, when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm. Mr. Billings is also a director of The FBR Family of Funds.

W. Russell Ramsey is President of FBR Group. He has continuously served as President of FBR Group and their predecessors since co-founding FBR in 1989. As of December 31, 1998, Mr. Ramsey owned 11.9% of the outstanding common stock of FBR Group. Mr. Ramsey is involved in FBR investment banking, research, brokerage, and asset management activities. Before co-founding FBR, Mr. Ramsey served as Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm. Mr. Ramsey is a director of Building One Services Corporation.


Executive Officers Who Are Not Directors

All of FBR Asset's executive officers are Affiliates of FBR Management. All officers serve at the discretion of FBR Asset's Board of Directors.

            Name                    Age                         Position(s) Held
            ----                    ---                         ----------------

William R.  Swanson                  50        Executive Vice President & Chief Operating Officer
Elaine M. Clancy                     33        Senior Vice President & Chief Financial Officer
George Abraham                       34        Senior Vice President
Robert Smith                         39        Senior Vice President & General Counsel
Kurt R. Harrington                   46        Treasurer
John M. Blassingame, Jr.             35        Controller

William R. Swanson is a Managing Director of FBR & Co.'s real estate investment banking group. Mr. Swanson joined FBR Group in February, 1994. Before that, Mr. Swanson served as president of H.G. Smithy Company, Inc., a specialized real estate firm that provides mortgage banking, finance, investment, advisory, and property management services to commercial real estate investors. Before working at H.G. Smithy, Mr. Swanson served as a managing director at LaSalle Partners, Ltd. While with LaSalle Partners, Mr. Swanson managed and directed the firm's acquisition and development activities for the southeastern region of the United States. Mr. Swanson received a Bachelor of Science in accounting from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant. Mr. Swanson is a director of Capital Automotive REIT.

Elaine M. Clancy is a Senior Vice President of FBR & Co.'s real estate investment banking group. Ms. Clancy joined FBR in 1994. Prior to joining FBR & Co., Ms. Clancy was a Manager of Finance for Combined Properties, Inc., a real estate firm in Washington, DC, which owns shopping centers. Before Combined Properties, Ms. Clancy was a financial analyst with La Salle Partners. Ms. Clancy received a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration from James Madison University.

George Abraham is a Managing Director of FBR Management. Mr. Abraham is responsible for marketing, administration, and investor relations for several of FBR Management's private investment partnerships. He joined FBR at its inception in 1989 and has been involved in its investment management business since 1992. Mr. Abraham received his Masters of Business Administration in Marketing from Southeastern University and a Bachelor of Engineering from B.I.E.T. in India.

Robert S. Smith is Executive Vice President and General Counsel of FBR Group and FBR Management. Before joining FBR in January 1997, Mr. Smith was a partner in the law firm of McGuire, Woods, Battle & Boothe, LLP, where he had been in practice since 1986, and represented FBR from its inception in 1989. Mr. Smith formerly practiced as a lawyer in the United Kingdom from 1982-1985. Mr. Smith received his Masters in Law from the University of Virginia and his diploma in legal practice and a Bachelor of Laws from the University of Edinburgh.

Kurt R. Harrington joined FBR Group in March 1997, as Vice President, Finance/Treasurer. From September 1996 to March 1997, Mr. Harrington was a consultant to the venture capital industry. For the five years before then, Mr. Harrington was Chief Financial Officer of Jupiter National, Inc., a publicly-traded venture capital company, and in that capacity, served as a director of a number of companies, including Viasoft, Inc., a publicly-held software company from January 1994 to October 1995. Mr. Harrington is a Certified Public Accountant.

John M. Blassingame, Jr., joined FBR Group in February 1998, as a Senior Accountant. From 1993 to 1998, Mr. Blassingame was a Senior Accountant at Capital Real Estate Investment where he supervised a REIT portfolio consisting of approximately 5,000 apartment units, with approximately $50 million in yearly gross revenues. From 1988 to 1993, Mr. Blassingame was a Senior Public Fund Accountant at Oxford Realty Services Corp., where he supervised the SEC filings for Oxford Residential Properties. Mr. Blassingame received a Bachelor of Business Administration in Accounting from The University of the District of Columbia.


Time Required of Directors & Executive Officers

FBR Asset requires its directors and executive officers to devote only so much of their time to FBR Asset's affairs as is necessary or required for the effective conduct and operation of FBR Asset's business. Because FBR Management assumes principal responsibility for managing FBR Asset's affairs, FBR Asset does not expect its officers, in their capacities as officers, to devote substantial portions of their time to FBR Asset. However, in their capacities as officers or employees of FBR Management or its Affiliates, they will devote such portion of their time to FBR Asset's affairs as is required to perform FBR Management's duties under the Management Agreement.

Executive Compensation & Other Benefits

Directors' Fees

Each independent director receives an annual director's fee of $20,000. After the Board's first four meetings, each independent director will receive $1,000 for each additional Board meeting that he personally attends. Directors who are Affiliates of FBR Management will not receive separate compensation from FBR Asset. FBR Asset will, however, reimburse all directors, including affiliated directors, for the costs and expenses of attending all Board meetings.

Salaries

FBR Asset has not paid, and does not expect to pay, any cash compensation to those executive officers who are also executive officers or employees of FBR Management or any of its Affiliates. That policy may change, however, if at any time, FBR Management ceases to conduct FBR Asset's day-to-day operations.

Indemnification

FBR Asset's Charter requires FBR Asset to indemnify its directors and officers to the fullest extent permitted by Maryland law. FBR Asset also may indemnify its employees and agents, to whatever extent authorized by the directors. If a director, officer, employee or agent becomes a party to a proceeding because of his or her position in FBR Asset, Maryland law permits the company to indemnify that person against judgments, penalties, settlements and reasonable expenses incurred in connection with that proceeding. However, FBR Asset may not indemnify the person if:

  o the person acted or failed to act in a material matter that led to the proceeding, and the action or failure to act was in bad faith or the result of active and deliberate dishonesty;

  o the person received an improper personal benefit in money, property or services; or

  o in the case of criminal proceedings, the person had reasonable cause to believe that the act or failure to act was criminal.

The SEC has expressed the opinion that public policy would prevent FBR Asset from indemnifying its directors, officers, or any persons controlling FBR Asset from liability under the Securities Act of 1933.

FBR Asset's Charter also limits, to the fullest extent permitted by Maryland law, any director's or officer's personal liability for money damages. Under current Maryland law, this means that a director or officer would owe money damages only:

  o  if he or she actually received an improper personal benefit; or

  o if a final decision is made that he or she acted in an active and deliberately dishonest manner.

Stock Options

FBR Asset has adopted a stock option plan that provides for the grant of both tax-qualified incentive stock options and non-qualified incentive stock options. FBR Asset's Board, or a committee appointed by the Board, administers the stock incentive plan, which is designed to promote the success and enhance the value of FBR Asset by linking the interests of those who provide services to FBR Asset with the interests of FBR Asset's shareholders, and by providing those persons with an incentive for outstanding performance. The stock incentive plan is further intended to provide flexibility to FBR Asset in its ability to motivate, attract and retain persons upon whose judgment, interest, and special efforts FBR Asset's successful operation is largely dependent.

Officers, employees, and directors of FBR Asset and FBR, as well as other persons who provide services to FBR Asset are eligible to participate in the stock incentive plan. The Board determines which officers, employees, and service providers will participate in the plan and sets the terms of these persons' awards.

The stock incentive plan provides that the total number of shares of common stock available for issuance under the plan may not exceed 155,000 shares. The terms of options granted under the stock incentive plan may not exceed 10 years. Unless otherwise determined by the Board, options will generally vest ratably on each of the first five anniversaries after the grant date. Unless otherwise determined by the Board, options will have a fair market value exercise price, which in any event may not be less than $20. A participant exercising an option may pay the exercise price in full in cash, or, if approved by the Board, with previously acquired shares of common stock or a combination thereof. The Board, in its discretion, may allow cashless exercises of options.

FBR Asset's Board may at any time terminate, amend, or modify the stock incentive plan; provided that no termination, amendment, or modification may impair the rights of award holders, and no amendment may be made without shareholders' approval to the extent such approval is required by law or stock exchange rules.


On February __, 1999, FBR Asset's Board granted options to acquire an aggregate of 155,000 shares of the company's common stock to persons it deemed to be key personnel. Information about the grants is set forth in the following table:



                                               Percent of                                 Present
                                Number        Total Options                               Value Of
                               of Shares       Granted To      Exercise                   Grant At
                              Underlying       Individuals     of Base     Expiration     Date of
           Name                 Option       In Fiscal Year      price        Date         Grant
           ----                 ------       --------------      -----        ----         -----

Stephen D. Harlan                15,000
Webb Hayes                       15,000
William R. Swanson              100,000
Elaine M. Clancy                 25,000



Related Party Transactions

FBR Asset has made investments in companies with which FBR has a relationship. See "FBR & FBR Management--Related Party Transactions."

FBR Asset's Capital Stock

The following summary of the terms of FBR Asset's capital stock does not purport to be complete, and you should not rely on it as if it were. We have filed complete copies of FBR Asset's Charter and Bylaws with the SEC as exhibits to our registration statement and are incorporating the full text of those documents by reference. You may obtain complete copies of the Charter and Bylaws by following the document request procedures set forth in the "Additional Information" section. We encourage you to read each of those documents in its entirety.


General

FBR Asset's Charter provides that FBR Asset may issue up to 250,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share. No preferred stock is issued or outstanding.


Common Stock

All of FBR Asset's outstanding common shares are duly authorized, fully paid, and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock, FBR Asset's common shareholders are entitled
(a) to receive dividends if and when authorized and declared by the Board out of assets legally available therefor and (b) to share ratably in the assets legally available for distribution to shareholders in the event of liquidation, dissolution, winding-up, after payment of, or adequate provision for, all known debts and liabilities of the company.

The holders of FBR Asset's common stock are entitled to one vote for each share on all matters submitted to a vote of common shareholders. FBR Asset does not permit cumulative voting, and accordingly, the holders of a majority of the company's outstanding shares have the power to elect all directors to be elected in any given year.


Preferred Stock

FBR Asset may issue preferred stock, in one or more series, as authorized by the Board. Because the Board has the power to establish the preferences and rights of any class or series of preferred stock, it may afford the holders of such stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The Board can also authorize the issuance of preferred stock with terms and conditions that would have the effect of discouraging takeovers or other transactions that holders of some, or even a majority, of common shares might believe to be in their best interests or in which holders of some, or a majority, of common shares might receive a premium for their shares over the then prevailing market price. FBR Asset has no preferred stock outstanding and no plans to issue any.

Restrictions on Ownership and Transfer

For FBR Asset to qualify as a REIT under the federal tax laws, it must meet two requirements concerning the ownership of its outstanding shares of capital stock. Specifically, no more than 50% in value of FBR Asset's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a calendar year. Individuals include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In addition, FBR Asset must have at least 100 beneficial owners of its shares of stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Requirements for Qualification."

To ensure that FBR Asset meets those stock ownership requirements, subject to the exemptions described below, FBR Asset's Charter restricts the ownership and transfer of FBR Asset's outstanding stock. Specifically, the Charter prohibits any person from owning, or being deemed to own by virtue of the attribution provisions of the federal tax laws, more than 9.9% of the number of outstanding shares of common stock or the number of outstanding shares of preferred stock of any series. However, FBR may own up to 20% of the outstanding common stock and the preferred stock of any series, and certain mutual funds and pension trusts may own up to 15% of the outstanding common stock and the preferred stock of any series. FBR Asset's Board of Directors has exempted FBR from the 20% limit applicable to FBR. The exemption allows FBR to own up to 30% of the common stock.

In order to prevent FBR Asset from incurring an entity-level tax if and when it accrues phantom taxable income from REMIC residual interests, FBR Asset's Charter, subject to the exemptions described below, also contains provisions designed to prevent a "Disqualified Organization," as defined in "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Taxation of FBR Asset," from owning FBR Asset's shares.

Subject to the exemptions described below, shares of common stock or preferred stock the purported transfer of which would:

  o result in any person owning, directly or indirectly, common stock or preferred stock in excess of the limits described above;

  o result in FBR Asset's capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

  o result in FBR Asset being "closely held" within the meaning of the federal tax laws;

  o cause FBR Asset to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property, within the meaning of the federal tax laws; or

  o cause any common stock or preferred stock to be owned by a "Disqualified Organization," as defined in "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Taxation of FBR Asset;"

will be designated as "Shares-in-Trust" and transferred automatically to a trust effective on the day before the purported transfer of such common stock or preferred stock.

The record holder of the shares of common stock or preferred stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of common stock or preferred stock to FBR Asset for registration in the name of the trust. FBR Asset will designate a trustee of the trust that is not affiliated with FBR Asset. The beneficiary of the trust will be one or more charitable organizations that are named by FBR Asset.

Shares-in-Trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all Shares-in-Trust. The trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee purchases the Shares-in-Trust for valuable consideration and acquires the Shares-in-Trust without the acquisition resulting in a transfer to another trust.

The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the trustee the amount of any dividends or distributions received by the Prohibited Owner (1) that are attributable to any Shares-in-Trust and (2) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the trustee the lesser of (a) the price per share the Prohibited Owner paid for the shares that were designated as Shares-in-Trust, or in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer, or (b) the price per share received by the trustee from the sale of the Shares-in-Trust. Any amounts received by the trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the beneficiary.

The Shares-in-Trust will be deemed to have been offered for sale to FBR Asset, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created the Shares-in-Trust, or in the case of a gift or devise, the Market Price per share on the date of the transfer, or (b) the Market Price per share on the date that FBR Asset, or its designee, accepts the offer. FBR Asset will have the right to accept the offer for a period of ninety days after the later of (1) the date of the purported transfer that resulted in the Shares-in-Trust or (2) the date FBR Asset determines in good faith that a transfer resulting in the Shares-in-Trust occurred.

The "Market Price" on any date means the average of the "closing price" of FBR Asset's stock for the five previous consecutive trading days ending on such date. The "closing price" on any date means:

  o the last sale price for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

  o if no sale takes place on the day, the average of the closing bid and asked prices for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

  o if the stock is not listed on any exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in FBR Asset's stock selected by FBR Asset's Board of Directors; or

  o in the event that no trading price is available for the stock, the fair market value of the stock, as determined in good faith by FBR Asset's Board of Directors.

Any person who acquires or attempts to acquire common stock or preferred stock in violation of the restrictions set forth in FBR Asset's Charter, or any person who owned common stock or preferred stock that was transferred to a trust, will be required (1) to give immediately written notice to FBR Asset of such event and (2) to provide to FBR Asset such other information as it may request in order to determine the effect, if any, of the transfer on FBR Asset's status as a REIT.

The ownership limits generally will not apply to the acquisition of common stock or preferred stock by an underwriter that participates in a public offering of such shares. In addition, FBR Asset's Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel that FBR Asset will not jeopardize its REIT status by granting the exemption and upon such other conditions as the Board of Directors may direct, may exempt a person from the ownership limitations or the restrictions on transfer set forth in the Charter. As discussed above, FBR Asset's Board of Directors has exempted FBR from the 20% ownership limit applicable to FBR.

The foregoing restrictions will not be removed until:

  o the restrictions are no longer required in order to qualify as a REIT, and the Board of Directors determines that it is no longer in the best interests of FBR Asset to retain the restrictions; or

  o the Board of Directors determines that it is no longer in the best interests of FBR Asset to attempt to qualify, or to continue to qualify, as a REIT, and there is an affirmative vote of 80% of the members of the Board of Directors, or in the absence of such 80% vote, there is an affirmative vote of at least two-thirds of the holders of FBR Asset's outstanding shares of common stock.

All certificates representing FBR Asset's common or preferred stock will bear a legend referring to the restrictions described above.

All persons who own, directly or indirectly, more than 5%, or such lower percentages as required pursuant to the federal tax laws, of FBR Asset's outstanding common stock and preferred stock must, within 30 days after January 1 of each year, provide to FBR Asset a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares owned directly or indirectly, and a description of how the shares are held. In addition, each direct or indirect shareholder shall provide to FBR Asset such additional information as FBR Asset may request in order to determine the effect, if any, of such ownership on FBR Asset's status as a REIT and to ensure compliance with the restrictions on ownership and transfer set forth in FBR Asset's Charter.


Transfer Agent & Registrar

American Stock Transfer & Trust Company serves as the transfer agent and registrar for FBR Asset's common stock.

Reports to Shareholders

FBR Asset furnishes its shareholders with annual reports containing audited financial statements certified by independent public accountants and such other periodic reports as it determines to furnish or as is required by law.


FBR Asset's Charter and Bylaws

Notice of Shareholder Proposals

FBR Asset's Bylaws govern shareholder proposals. To advance a proposal, a shareholder must give written notice of the proposal to the company's Secretary. The Secretary must receive the notice at least 90 days before the annual meeting. The notice must:

  o  describe briefly the proposal with supporting reasoning,

  o  contain the shareholder's name and address,

  o state the number of each class of shares the shareholder beneficially owns, and

  o disclose any material interest the shareholder has in the proposed business.

Charter Amendments

FBR Asset's Charter provides that a majority of outstanding shares of common stock must approve an amendment to the Charter. However, as discussed in previous sections, the voting requirements are greater for amending those provisions addressing the number and composition of the Board of Directors and the restrictions pertaining to stock ownership and transfer.

Amendments to Bylaws

Except as set forth below, FBR Asset's Bylaws may be amended by majority vote of FBR Asset's Board or its shareholders. The provisions addressing:

  o  the number, tenure and qualifications of directors,

  o  changes in the numbers of directors,

  o  the removal of directors,

  o  the quorum requirement for director votes, and

  o the majority approval for certain transactions involving FBR Management require the vote of 80% of the Board of Directors, or two-thirds of the outstanding shares.

Anti-Takeover Effect of Maryland Laws

Maryland Business Combination Statute

The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested shareholders" unless exemptions are applicable. An interested shareholder is any person who beneficially owns ten percent or more of the voting power of a company's then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between FBR Asset and an interested shareholder unless the Board of Directors approved the transaction prior to the party becoming an interested shareholder. The five year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires a super-majority shareholder vote for such transactions after the end of the five year period. This means that the transaction must be approved by at least:

  o 80% of the votes entitled to be cast by holders of outstanding voting shares, and

  o 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

The business combination statute could have the effect of discouraging offers to acquire FBR Asset and of increasing the difficulty of consummating any such offers, even if the acquisition would be in FBR Asset's shareholders' best interests.


Maryland Control Share Acquisition Statute

Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a shareholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise at least 20% of the voting power in electing directors. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

If a person who has made, or proposes to make, a control share acquisition satisfies certain conditions, including agreeing to pay expenses, he may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders' meeting.

If voting rights are not approved at a meeting of shareholders, then FBR Asset may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. FBR Asset will determine the fair value of the shares, without regard to voting rights, as of the date of either:

  o  the last control share acquisition, or

  o any meeting where shareholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that you would be able to redeem your stock back to the company for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if FBR Asset were a party to the transaction.

The control share acquisition statute could have the effect of discouraging offers to acquire FBR Asset and of increasing the difficulty of consummating any such offers, even if the acquisition would be in FBR Asset's shareholders' best interests.

Common Stock Available For Future Sale

At December 31, 1998, FBR Asset had outstanding 9,065,427 shares of common stock, including 521,900 shares reserved for issuance upon exercise of outstanding options. Of the outstanding shares, _________ shares of common stock sold in this offering, will be freely tradable without restriction or further registration under the federal securities laws, unless the shares are purchased by "affiliates" of the company as that term is defined in Rule 144 under the Securities Act of 1933. The remaining _________ shares have not been registered with the SEC; accordingly, they cannot be sold except as permitted by Rule 144. In general, under Rule 144, a person who beneficially owned shares for at least one year may sell within any three-month period a number of shares that does not exceed 1% of the shares of FBR Asset's common stock outstanding shares or the average weekly trading volume in common stock during the four weeks preceding the date on which notice of the sale is filed with the SEC. A person who is not an affiliate of FBR Asset at any time during the three months before a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144, without regard to the volume limitation described above.

FBR Asset may issue additional shares at any time without shareholder consent. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the common stock.

Principal Shareholders


The following table sets forth some information as of February 12, 1999, relating to the beneficial ownership of FBR Asset's common stock by (a) all persons known by FBR Asset to beneficially own more than 5% of the company's outstanding shares, (b) each director and named executive officer of FBR Asset, and (c) all directors and executive officers of FBR Asset as a group:


                                Principal Shareholders


                                                   Shares Beneficially Owned
            Name and Address of                    --------------------------
             Beneficial Owner                      Number            Percent(3)
             ----------------                      ------            ---------
      Friedman Billings, Ramsey Group, Inc.(1)
      1001 Nineteenth Street North                2,159,891(2)         22.84%
      Arlington, VA 22209

      Boston Partners Asset Management
      One Financial Center
      43rd Floor                                    830,200             8.78%
      Boston, MA 02111

      Franklin Mutual
      51 John F. Kennedy Parkway
      Short Hills, NJ 07078                         750,000             7.93%

      Keefe Managers
      375 Park Avenue
      New York, NY 10021                            725,500             7.67%

      Oppenheimer Funds
      Two World Trade Center
      New York, NY 10048                            540,000             5.71%

      Angelo Gordon
      245 Park Avenue, 26th Floor
      New York, NY 10167                            525,000             5.55%

      Loews Corp.
      667 Madison Avenue
      New York, NY 10021                            500,000             5.29%



                              Management Shareholders

      Stephen D. Harlan                           15,000(2)           (4)
      Webb Hayes                                  15,000(2)           (4)
      Emanuel J. Friedman                              0(6)            0%
      Eric F. Billings                           139,700(5)(6)      1.48%
      W. Russell Ramsey                                0(6)            0%
      William R. Swanson                         160,000(2)         1.69%
      Elaine M. Clancy                            27,500(2)           (4)
      George Abraham                               1,250              (4)
      Robert Smith                                 1,000              (4)
      Kurt R. Harrington                             750              (4)
      John M. Blassingame                              0               0%
      All directors and officers of FBR Asset
                                                 -------            ----
                                                 360,200            3.81%
                                                 =======            ====

(1)  Held through wholly-owned subsidiaries.
(2)  Includes shares as to which options are held.
(3)  Assumes exercise of all options.
(4)  Less than 1%.
(5) Includes 92,8000 shares held by FBR Weston, LP, as to which Mr. Billings may be deemed to have shared voting and dispositive power. Mr. Billings disclaims beneficial ownership of all shares held by Weston in excess of his pecuniary interest.
(6) Does not include shares identified above for Friedman, Billings, Ramsey, Group, Inc., of which Messrs. Friedman, Billings, and Ramsey are principal shareholders.

Federal Income Tax Consequences of FBR Asset's Status as a REIT

This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Hunton & Williams, our counsel, has reviewed this section and has given us an opinion that this section correctly describes the relevant law and fairly summarizes the federal income tax issues that may be material to FBR Asset and its shareholders. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address all of the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations.

The statements in this section and the opinion of Hunton & Williams are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to become inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in the common stock and of FBR Asset's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of your investment, and regarding potential changes in applicable tax laws.

Taxation of FBR Asset

FBR Asset elected to be taxed as a REIT under the Internal Revenue Code of 1986 (the "Code") commencing with its short taxable year ended December 31, 1997. FBR Asset has operated in a manner intended to qualify as a REIT since its formation in November 1997, and FBR Asset intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders, which laws are highly technical and complex.

Hunton & Williams has given us an opinion that FBR Asset qualified to be taxed as a REIT under the federal income tax laws beginning with its taxable year ended December 31, 1997, and FBR Asset's organization and current and proposed method of operation will enable it to continue to qualify as a REIT. You should be aware that the opinion is based on current law and is not binding upon the IRS or any court. In addition, Hunton & Williams' opinion is based on some assumptions and on our factual representations, all of which are described in the opinion.

FBR Asset's qualification as a REIT depends on its ability to meet on a continuing basis certain qualification tests set forth in the federal tax laws. Those qualification tests involve:

  o  the percentage of income that FBR Asset earns from specified sources;

  o  the percentage of its assets that falls within certain categories;

  o  the diversity of its share ownership; and

  o  the percentage of its earnings that it distributes.

We describe the REIT qualification tests in more detail below. Hunton & Williams will not review FBR Asset's compliance with those tests on a continuing basis. Accordingly, neither we nor Hunton & Williams can assure you that FBR Asset will satisfy those tests in the future. For a discussion of the tax treatment of FBR Asset and its shareholders if FBR Asset fails to qualify as a REIT, see "--Failure to Qualify."

If FBR Asset qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, FBR Asset will be subject to federal tax in the following circumstances:

  o First, FBR Asset will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

  o Second, FBR Asset may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

  o Third, FBR Asset will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property.

  o Fourth, FBR Asset will pay a 100% tax on net income from sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions").

  o Fifth, if FBR Asset fails to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on
     (i) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (ii) a fraction intended to reflect its profitability.

  o Sixth, if FBR Asset fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for that year, (ii) 95% of its REIT capital gain net income for that year, and (iii) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of the required distribution over the amount it actually distributed.

  o Seventh, FBR Asset may elect to retain and pay income tax on its net long-term capital gain.

  o Eighth, if FBR Asset acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a "carryover" basis in the asset (i.e., a basis determined by reference to the C corporation's basis in the asset), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires the asset. The amount of gain on which it will pay tax is the lesser of (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that FBR Asset makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

  o Ninth, FBR Asset will pay tax at the highest corporate rate on the portion of any phantom taxable income that it derives from REMIC residual interests ("Excess Inclusion") equal to the percentage of its stock held by "Disqualified Organizations." A "Disqualified Organization" includes the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization (other than a farmer's cooperative described in section 521 of the Code) that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, or any rural electrical or telephone cooperative. For this reason, FBR Asset's Charter prohibits Disqualified Organizations from owning stock of FBR Asset.

  o Tenth, FBR Asset may be subject to tax at the highest corporate rate on the portion of its allocable share of any Excess Inclusion that a REIT in which it owns an equity interest derives from REMIC residual interests, equal to the percentage of its stock that is held by Disqualified Organizations. For this reason, FBR Asset's Charter prohibits Disqualified Organizations from owning the stock of FBR Asset.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

  1.  it is managed by one or more trustees or directors;

  2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  3. it would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

  4. it is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  5. at least 100 persons are beneficial owners of its shares or ownership certificates;

  6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the "5/50 Rule");

  7. it elects to be a REIT (or has made a REIT election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

  8. it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the Treasury regulations thereunder (the "Treasury Regulations"); and

  9. it meets other qualification tests, described below, regarding the nature of its income and assets.

FBR Asset must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 apply to FBR Asset beginning with its 1998 taxable year. If FBR Asset complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for that taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code section 401(a), and beneficiaries of such a trust will be treated as holding shares of FBR Asset in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

FBR Asset has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, FBR Asset's Charter restricts the ownership and transfer of the common stock so that FBR Asset should continue to satisfy requirements 5 and 6. The provisions of the Charter restricting the ownership and transfer of the common stock are described in "FBR Asset's Capital Stock--Restrictions on Ownership and Transfer."

FBR Asset currently does not have corporate subsidiaries, but may have corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. FBR Asset is not currently a partner in any partnership, but it may become a partner in the future.

Income Tests

FBR Asset must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes:

  o  "rents from real property";

  o interest on debt secured by mortgages on real property or on interests in real property; and

  o dividends or other distributions on and gain from the sale of shares in other REITs.

Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test"). The following paragraphs discuss the specific application of these tests to FBR Asset.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date FBR Asset acquired the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

Interest and Rents
------------------

The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally any amount that is based in whole or in part on the income or profits of any person, but includes the following:

  o an amount that is based on a fixed percentage or percentages of receipts or sales; and

  o an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the related property from leasing such property, and only to the extent that the amounts received by the debtor would be qualifying income if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the secured property or a percentage of the appreciation in the property's value as of a specific date (a "shared appreciation provision"), income attributable to the shared appreciation provision will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

We believe that the interest and original issue discount income that FBR Asset receives from mortgage-backed securities and other mortgage-related assets generally is qualifying income for purposes of the 75% and 95% gross income tests. However, the loan amount of a mortgage loan owned by FBR Asset may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both the 75% and the 95% gross income tests.

We believe that FBR Asset's income from stock in other REITs is qualifying income for purposes of the 75% and 95% gross income tests. However, if a REIT in which FBR Asset owns stock fails to qualify as a REIT in any year, FBR Asset's income from such REIT will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We believe that FBR Asset's income from stock in real estate-related companies that are C corporations is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition to stock, FBR Asset may own debt securities issued by other REITs or C corporations. Interest income from such debt securities will be qualifying income for purposes of the 95% gross income test. Such interest income will not be qualifying income for purposes of the 75% gross income test unless such debt securities are secured by mortgages on real property or on interests in real property.

FBR Asset currently does not own any real property, but it may acquire real property or an interest therein in the future. To the extent that FBR Asset acquires real property or an interest therein, any rent that FBR Asset receives from the tenants of such real property will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if the following conditions are met:

  o First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  o Second, neither FBR Asset nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent.

  o Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

  o Finally, FBR Asset generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom FBR Asset does not derive revenue. However, FBR Asset need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, FBR Asset may render a de minimis amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

We have represented that we will manage FBR Asset's mortgage assets so that substantially all of the income from those assets will be qualifying income for purposes of the 75% and the 95% gross income tests. Furthermore, we have represented that we will manage any real property that FBR Asset acquires so that the rent it receives from such property qualifies as "rents from real property." In summary, we believe that FBR Asset will be able to satisfy the 75% and 95% gross income tests on a continuing basis. However, FBR Asset may receive income not described above that is not qualifying income for purposes of the gross income tests. We will monitor the amount of non-qualifying income that its assets produce and we will manage its portfolio to comply at all times with the gross income tests.

Hedging Transactions
--------------------

From time to time, FBR Asset may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors (or options to purchase such items), and futures and forward contracts. To the extent that FBR Asset enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that FBR Asset hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize FBR Asset's status as a REIT.

Failure to Satisfy Income Tests
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If FBR Asset fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under the Code. Those relief provisions generally will be available if:

  o FBR Asset's failure to meet such tests is due to reasonable cause and not due to willful neglect;

  o  we attach a schedule of the sources of its income to its tax return, and

  o any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances FBR Asset would qualify for the relief provisions. In addition, as discussed above in "--Taxation of FBR Asset," even if the relief provisions apply, FBR Asset would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

Foreclosure Property Rules
--------------------------

REITs generally will incur tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property that meets the following requirements:

  o a REIT acquires the property when the REIT bids in such property at foreclosure, or otherwise reduces such property to ownership or possession by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT that such property secured;

  o the REIT acquired the related loan when default was not imminent or anticipated; and

  o  the REIT elects to treat the property as foreclosure property.

We do not anticipate that FBR Asset will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but if it does receive any such income, we will make an election to treat the related property as foreclosure property.

If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the REIT acquired the related loan when default was imminent or anticipated, income the REIT receives with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test. We anticipate that any income FBR Asset receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.

Prohibited Transaction Rules
----------------------------

A REIT will incur a 100% tax on the net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of FBR Asset's assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that FBR Asset will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business."

Asset Tests

To maintain its qualification as a REIT, FBR Asset also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets (the "75% asset test") must consist of:

  o  cash or cash items (including certain receivables);

  o  government securities;

  o  "real estate assets"; or

  o qualifying temporary investments (i.e., investments in stock or debt instruments during the one-year period following FBR Asset's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings).

The term "real estate assets" includes the following:

  o  stock in other REITs;

  o interests in real property, including leaseholds and options to acquire real property and leaseholds;

  o  interests in mortgages on real property; and

  o regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if FBR Asset held such assets), FBR Asset will be treated as holding directly its proportionate share of the assets of such REMIC.

To the extent that the fair market value of the real property securing a loan equals or exceeds the outstanding principal balance of the loan, the loan will qualify as a real estate asset. However, if the outstanding principal balance of a loan exceeds the fair market value of the real property securing the loan, the portion of such loan in excess of the value of the associated real property likely will not be a qualifying "real estate asset."

The second asset test has two components:

  o First, of FBR Asset's investments not included in the 75% asset class, the value of its interest in any one issuer's securities (which does not include its stock in other REITs or in any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test").

  o Second, FBR Asset may not own more than 10% of any one issuer's outstanding voting securities (which does not include its stock in other REITs or in any qualified REIT subsidiary) (the "10% asset test").

We believe that FBR Asset's stock in other REITs is a qualifying asset for purposes of the 75% asset test. However, if a REIT in which it owns stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, FBR Asset would be subject to the 5% and 10% asset tests described above with respect to its investment in such disqualified REIT. We believe that FBR Asset satisfies the 5% and 10% asset tests with respect to its stock in real estate-related companies that are C corporations. To the extent that FBR Asset owns debt securities issued by other REITs or C corporations which debt securities are not secured by mortgages on real property, such securities will not be qualifying assets for purposes of the 75% asset test. Instead, FBR Asset would be subject to the 5% and 10% asset tests with respect to such debt securities.

We also believe that FBR Asset's mortgage loans and mortgage-backed securities are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan will not be a qualifying "real estate asset." The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property. We will monitor the status of FBR Asset's assets for purposes of the various asset tests and we will manage its portfolio to comply at all times with such tests.

If FBR Asset should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If FBR Asset did not satisfy the condition described in clause (ii) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

Each taxable year, FBR Asset must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders in an aggregate amount at least equal to:

  o the sum of (i) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (ii) 95% of its net income (after tax), if any, from foreclosure property; minus

  o  the sum of certain items of non-cash income.

FBR Asset must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

FBR Asset will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of:

  o  85% of its REIT ordinary income for such year;

  o  95% of its REIT capital gain income for such year; and

  o  any undistributed taxable income from prior periods;

it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. FBR Asset may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. FBR Asset has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, FBR Asset may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Possible examples include:

  o Because FBR Asset may deduct capital losses only to the extent of its capital gains, it may have taxable income that exceeds its economic income.

  o FBR Asset will recognize taxable income in advance of the related cash flow if any of its subordinated mortgage-backed securities or mortgage loans are deemed to have original issue discount. FBR Asset generally must accrue OID based on a constant yield method that takes into account projected prepayments but that defers credit losses until they are actually incurred.

  o FBR Asset may be required to recognize the amount of any payment projected to be made pursuant to a shared appreciation provision in a mortgage loan over the term of the related loan using the constant yield method, even though FBR Asset may not receive the related cash until the maturity of the loan.

  o FBR Asset may recognize taxable market discount income when it receives the proceeds from the disposition of, or principal payments on, loans that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than its tax basis in such obligations), although such proceeds often will be used to make non-deductible principal payments on related borrowings.

  o FBR Asset may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds FBR Asset's basis in the original loan.

  o Although several types of non-cash income are excluded in determining the annual distribution requirement, FBR Asset will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if it does not distribute those items on a current basis.

  o FBR Asset may recognize "phantom" taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that it owns.

As a result of the foregoing, FBR Asset may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In such a situation, it may need to borrow funds or issue preferred stock or additional common stock.

Under some circumstances, FBR Asset may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. FBR Asset may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although FBR Asset may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

Recordkeeping Requirements

FBR Asset must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding stock. FBR Asset has complied, and FBR Asset intends to continue to comply, with such requirements.

Failure to Qualify

If FBR Asset failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, FBR Asset would not be able to deduct amounts paid out to shareholders. In fact, FBR Asset would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless FBR Asset qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances FBR Asset would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As long as FBR Asset qualifies as a REIT, a taxable "U.S. Shareholder" must take into account distributions out of FBR Asset's current or accumulated earnings and profits (and that FBR Asset does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Shareholder" means a holder of common stock that for U.S. federal income tax purposes is:

  o  a citizen or resident of the United States;

  o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof;

  o an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

  o any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A U.S. Shareholder generally will recognize distributions that FBR Asset designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. Shareholder has held its common stock. Subject to certain limitations, FBR Asset will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. Shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

FBR Asset may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Shareholder would be taxed on its proportionate share of FBR Asset's undistributed long-term capital gain. The U.S. Shareholder would receive a credit or refund for its proportionate share of the tax FBR Asset paid. The U.S. Shareholder would increase the basis in its stock by the amount of its proportionate share of FBR Asset's undistributed long-term capital gain, minus its share of the tax FBR Asset paid.

If a distribution (or portion thereof) exceeds FBR Asset's current and accumulated earnings and profits but does not exceed the adjusted basis of a U.S. Shareholder's common stock, the U.S. Shareholder will not incur tax on the distribution (or portion thereof). Instead, such distribution (or portion thereof) will reduce the adjusted basis of the common stock. A U.S. Shareholder will recognize a distribution that exceeds both FBR Asset's current and accumulated earnings and profits and the U.S. Shareholder's adjusted basis in its common stock as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less), assuming the common stock is a capital asset in the hands of the U.S. Shareholder. In addition, if FBR Asset declares a distribution in October, November, or December of any year that is payable to a U.S. Shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by FBR Asset and received by the U.S. Shareholder on December 31 of such year, provided that FBR Asset actually pays the distribution during January of the following calendar year. We will notify U.S. Shareholders after the close of FBR Asset's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

FBR Asset's investments may cause it to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, U.S. Shareholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if FBR Asset receives phantom income, its U.S. Shareholders may incur federal income tax with respect to such income on an accelerated basis (i.e., before the U.S. Shareholders realize such income in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause shareholders to receive an after-tax rate of return on an investment in the common stock that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. We will consider the potential effects of phantom income on FBR Asset's taxable U.S. Shareholders in managing FBR Asset's investments.

Although FBR Asset does not currently own REMIC residual interests or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt, FBR Asset could acquire assets of that type in the future. If FBR Asset does so, its U.S. Shareholders may suffer the following adverse tax consequences:

  o  Those types of assets may produce significant amounts of phantom income;
     and

  o Those types of assets may cause a portion of the dividends received by U.S. Shareholders to be treated as "excess inclusion," a type of income that generally cannot be offset by tax losses and is not subject to any exemptions from federal income tax.

Taxation of U.S. Shareholders on the Disposition of the Common Stock

In general, a U.S. Shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common stock as long-term capital gain or loss if the U.S. Shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. Shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from FBR Asset that such U.S. Shareholder treats as long-term capital gain. All or a portion of any loss a U.S. Shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. Shareholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that FBR Asset designates as capital gain dividends and any retained capital gain that it is deemed to distribute, FBR Asset may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

FBR Asset will report to its shareholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder either:

  o is a corporation or comes within another exempt category and, when required, demonstrates this fact; or

  o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide FBR Asset with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, FBR Asset may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to FBR Asset. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. See "--Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that FBR Asset distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the common stock with debt, a portion of the income that they receive from FBR Asset would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from FBR Asset as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of FBR Asset's stock is required to treat a percentage of the dividends that it receives from FBR Asset as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income FBR Asset derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of FBR Asset's stock only if:

  o  the UBTI Percentage is at least 5%;

  o FBR Asset qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding FBR Asset's stock in proportion to their actuarial interests in the pension trust; and

  o FBR Asset is a "pension-held REIT" (i.e., either (i) one pension trust owns more than 25% of the value of its stock or (ii) a group of pension trusts individually holding more than 10% of the value of its stock collectively owns more than 50% of the value of its stock).

Although FBR Asset does not currently own REMIC residual interests or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt, FBR Asset could acquire assets of that type in the future. If FBR Asset does so, shareholders that are Exempt Organizations may be required to treat a portion of their dividends as UBTI. Exempt Organizations also may suffer those adverse tax consequences if FBR Asset acquires stock in other REITs that own REMIC residual interests or mortgage loans subject to collateralized mortgage debt.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex. This section is only a summary of such rules. We urge Non-U.S. Shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A Non-U.S. Shareholder that receives a distribution that is not attributable to gain from FBR Asset's sale or exchange of U.S. real property interests (as defined below) and that FBR Asset does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that FBR Asset pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). FBR Asset plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. Shareholder unless either:

  o a lower treaty rate applies and the Non-U.S. Shareholder files the required form evidencing eligibility for that reduced rate with FBR Asset; or

  o the Non-U.S. Shareholder files an IRS Form 4224 with FBR Asset claiming that the distribution is effectively connected income.

The U.S. Treasury Department has issued final regulations that modify the manner in which FBR Asset will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

Although FBR Asset does not currently own REMIC residual interests or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt, FBR Asset may acquire assets of that type in the future. If FBR Asset does so, or invests in the stock of a REIT that owns assets of that type, a portion of the dividends that are paid by FBR Asset to Non-U.S Shareholders may be subject to 30% withholding tax, regardless of any reduced rate that otherwise would apply under a tax treaty.

A Non-U.S. Shareholder will not incur tax on a distribution that exceeds FBR Asset's current and accumulated earnings and profits but does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such common stock. A Non-U.S. Shareholder will be subject to tax on a distribution that exceeds both FBR Asset's current and accumulated earnings and profits and the adjusted basis of its common stock, if the Non-U.S. Shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because FBR Asset generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Shareholder may obtain a refund of amounts that FBR Asset withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

FBR Asset must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which FBR Asset qualifies as a REIT, a Non-U.S. Shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and MBS. Under FIRPTA, a Non-U.S.

Shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. Shareholder. A Non-U.S. Shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. FBR Asset must withhold 35% of any distribution that it could designate as a capital gain dividend. A Non-U.S. Shareholder may receive a credit against its FIRPTA tax liability for the amount FBR Asset withholds.

A Non-U.S. Shareholder generally will not incur tax under FIRPTA on gain from the sale of its common stock as long as FBR Asset is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We cannot assure you that FBR Asset is or will remain a "domestically controlled REIT." However, a Non-U.S. Shareholder that owned, actually or constructively, 5% or less of the common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. Shareholder would be taxed in the same manner as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations). Furthermore, a Non-U.S. Shareholder will incur tax on gain not subject to FIRPTA if either:

  o the gain is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treament as U.S. Shareholders with respect to such gain; or

  o the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the Non-U.S. Shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

FBR Asset and/or you may be subject to state and local tax in various states and localities, including those states and localities in which FBR Asset or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the common stock.

ERISA Considerations

This section discusses only issues relevant under the "Plan Asset Regulations" (as defined below) and, as a result, does not address all of the issues that may be important to you under of the Employee Retirement Income Security Act of 1974 ("ERISA") and section 4975 of the Code. The discussion contained in this section is based on current federal law and interpretations thereof. We cannot assure you that new laws or interpretations thereof, which may take effect retroactively, will not cause any statement in this section to become inaccurate.

This section is only a summary of certain relevant law and is not a substitute for careful planning with a professional.

A fiduciary deciding whether to buy common stock on behalf of an employee benefit plan, a tax-qualified retirement plan, or an IRA should consult its own legal advisor regarding the specific considerations arising under ERISA, section 4975 of the Code, and state law with respect to an investment in the common stock by such plan or IRA. A fiduciary also should consider the entire discussion under the heading "Federal Income Tax Consequences of FBR Asset's Status as a REIT," because the discussion in that section is relevant to a plan or IRA's decision to purchase common stock.

Department of Labor Regulations defining "plan assets" (the "Plan Asset Regulations") generally provide that when an "ERISA Investor" acquires an equity interest in an entity, the ERISA Investor's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied. An "ERISA Investor" includes:

  o a pension, profit sharing, or other employee benefit plan subject to Title I of ERISA;

  o a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees; and

  o  an individual retirement account or an individual retirement annuity.

One exception under the Plan Asset Regulations provides that an ERISA Investor's assets will not include any of the underlying assets of an entity if at all times ERISA Investors own less than 25% of the value of each class of equity interests in the entity (the "Insignificant Participation Exception"). Another exception provides that an ERISA Investor's assets will not include the underlying assets of an entity if the class of equity interests in which the ERISA Investor invests is "publicly-offered" (i.e., meets the following requirements):

  o it is widely held (i.e., held by 100 or more investors who are independent of the issuer and each other);

  o  it is freely transferable; and

  o it is part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

The Plan Asset Regulations list restrictions on transfer that ordinarily will not prevent securities from being "freely transferable." Such restrictions include any restriction on or prohibition against a transfer that would result in the termination or reclassification of an entity for federal or state tax purposes.

FBR Asset's Charter provides that before the date that either (i) the common stock is "publicly offered" or (ii) FBR Asset qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), FBR Asset must satisfy the Insignificant Participation Exception. FBR Asset's common stock is "widely held." In addition, we believe that the restrictions on transfer of the common stock imposed under FBR Asset's Charter do not prevent the common stock from being "freely transferable." Furthermore, FBR Asset will register its common stock under Section 12(g) of the Securities Exchange Act at the same time that this registration statement becomes effective under the Securities Act. Accordingly, the common stock should be "publicly offered" securities, and FBR Asset's assets should not be deemed to be "plan assets" of any ERISA Investor that owns common stock. As a result, the requirement described above that FBR Asset satisfy the Insignificant Participation Exception no longer applies. However, if at any time FBR Asset fails to qualify for an exception from the Plan Asset Regulations, the assets of an ERISA Investor that invests in the common stock will include an undivided interest in FBR Asset's assets. In such event, FBR Asset's assets, transactions involving its assets, and the persons with authority or control over and that provide services with respect to its assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of section 4975 of the Code.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the aggregate number of shares of common stock beneficially owned by each selling shareholder as of ____________, 1999, the aggregate number of shares that each selling shareholder may offer pursuant to this prospectus, and the aggregate number of shares of common stock that will be beneficially owned by each selling shareholder after completion of this offering. All of the shares offered by selling shareholders are issued and outstanding as of the date of this prospectus. To FBR Asset's knowledge, none of the selling shareholders has had within the past three years any material relationship with FBR Asset or any of its affiliates.

                                                 Shares to be
                                                Offered for the       Shares
                         Shares Beneficially        Selling        Beneficially
                          Owned Before the       Shareholder's   Owned After the
   Selling Shareholder        Offering              Account          Offering
   -------------------        --------              -------          --------










Use of Proceeds

The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from the sale of these shares.

Plan of Distribution

The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

  o  in the over-the-counter market;

  o on any stock exchange on which shares of the common stock may be listed at the time of sale;

  o  in negotiated transactions; or

  o  in a combination of any of the above transactions.

The selling shareholders may offer their shares of common stock at any of the following prices:

  o  fixed prices that may be changed;

  o  market prices prevailing at the time of sale;

  o  prices related to prevailing market prices; or

  o  at negotiated prices.

The selling shareholders may sell their shares of common stock by one or more of the following methods, without limitation:

  o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  o a broker or dealer may purchase as principal and resell for its own account pursuant to this prospectus;

  o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  o face-to-face transactions between the selling shareholders and purchasers without a broker-dealer.

In effecting sales, brokers or dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders and any broker-dealers acting in connection with the sale of shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act.

If and when a selling shareholder notifies us that he or she has entered into a material arrangement with a broker-dealer for the sale of shares of common stock through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (1) the name of the selling shareholder and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares of common stock were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

Each selling shareholder reserves the sole right to accept and, together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market-making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market-marking activities with respect to the common stock.

We will pay substantially all of the expenses incident to the registration of the shares of common stock, estimated to be approximately ____________.

Other Matters

Legal

We have based the description of federal income tax consequences in "Federal Income Tax Consequences of FBR Asset's Status as a REIT" upon the opinion of Hunton & Williams, Richmond, Virginia.


Independent Accountants

The audited financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods stated in their reports and are included herein in reliance upon the authority of Arthur Andersen as experts in giving those reports.

Additional Information

From FBR Asset

You can obtain complete copies of the documents to which we refer in this prospectus, free of charge, by writing or calling:

Elaine Clancy, Chief Financial Officer
FBR Asset Investment Corporation
1001 Nineteenth Street North
Arlington, Virginia 22209
(703) 469-1000 phone
(703) 312-9602 fax

From the SEC

This prospectus is part of a Registration Statement that we have filed with the SEC. You can read and copy that Registration Statement, and the exhibits attached to it, at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.

After the offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You will be able to read and copy those documents at the SEC's public reference rooms too.

You can also obtain copies of all documents that we file with the SEC on the SEC's website (http://www.sec.gov).

Index to Financial Statements

                                                                                    Page
                                                                                    ----

Report of Independent Public Accountants.............................................F-2

Financial Statements:

     Statements of Financial Condition
        as of December 31, 1997 and 1998.............................................F-3

     Statements of Income for the Period from December 15, 1997 (Inception), through December 31, 1997,
        and the Year Ended December 31, 1998.........................................F-4

     Statements of Changes in Shareholders' Equity for the Period from December
        15, 1997 (Inception), through December 31, 1997,
        and the Year Ended December 31, 1998.........................................F-5

     Statements of Cash Flows for the Period from December 15, 1997 (Inception), through December 31, 1997,
        and the Year Ended December 31, 1998.........................................F-6

Notes to Financial Statements........................................................F-7

Report of Independent Public Accountants

To FBR Asset Investment Corporation:

We have audited the accompanying statements of financial condition of FBR Asset Investment Corporation (the "Company", a Virginia corporation) as of December 31, 1997 and 1998, and the related statements of income, changes in shareholders' equity and cash flows for the period from December 15, 1997 (inception) through December 31, 1997, and the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FBR Asset Investment Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from December 15, 1997 (inception), through December 31, 1997, and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Washington, D.C.



February 12, 1999

FBR Asset Investment Corporation
Statements of Financial Condition as of December 31, 1997 and 1998*
=====================================================================================================

                                                                             As of December 31
                                                                     --------------------------------
                                                                          1997             1998
                                                                     -------------     -------------

Assets
        Mortgage-backed securities, at fair value                    $          -       $161,418,739
        Cash and cash equivalents                                     163,223,199         41,144,326
        Investments in equity securities, at fair value                23,318,750         70,983,050
        Notes receivable                                                3,000,000         19,082,921
        Due from affiliate                                                545,827                  -
        Dividends receivable                                              434,717            870,477
        Prepaid expenses                                                        -            454,746
        Organization costs, net of accumulated
         amortization of $3,733 and $5,329, respectively                    7,909              6,313
        Interest receivable                                                 8,000          1,970,048
                                                                     ------------       ------------
             Total assets                                            $190,538,402       $295,930,620
                                                                     ============       ============

Liabilities and Shareholders' Equity
  Liabilities:
      Repurchase agreements                                          $          -       $128,550,000
      Interest payable                                                          -            310,096
      Dividends payable                                                   510,950          2,563,058
      Management fees payable                                              58,623          1,275,514
      Accounts payable and accrued expenses                                12,000            224,933
      Due to custodian-mortgage securities                                      -         11,929,614
      Deferred revenue                                                    190,000            172,826
                                                                     ------------       ------------
         Total liabilities                                                771,573        145,026,041
                                                                     ------------       ------------

  Shareholders' equity:
      Preferred stock, par value $.01 per share,
        50,000,000 shares authorized                                            -                  -
      Common stock, par value $.01 per share, 200,000,000
        shares authorized, 10,218,999, and 10,415,827
        shares issued as of December 31, 1997 and 1998,                   102,190            104,158
        respectively
      Additional paid-in capital                                      189,528,668        194,097,193
      Accumulated other comprehensive income                                    -         (9,800,530)
      Retained earnings (deficit)                                         135,971         (9,425,579)
      Treasury stock, at cost, 1,872,300 shares                                 -        (24,070,663)
                                                                     ------------       ------------
         Total shareholders' equity                                   189,766,829        150,904,579
                                                                     ------------       ------------

             Total liabilities and shareholders' equity              $190,538,402       $295,930,620
                                                                     ============       ============

====================================================================================================

*The accompanying notes are an integral part of these statements.

FBR Asset Investment Corporation
Statements of Income for the Period from December 15, 1997 (Inception) through
December 31, 1997, and the Year Ended December 31, 1998*
===================================================================================================================

                                                                  December 15, 1997
                                                                     (Inception)
                                                                       through              Year Ended December
                                                                  December 31, 1997               31, 1998
                                                                 --------------------       ---------------------

Income:
    Interest                                                         $   18,040                $13,656,097
    Dividends                                                           434,717                  4,271,405
    Other income                                                        268,520                          -
                                                                     ----------                -----------
           Total                                                        721,277                 17,927,502
                                                                     ----------                -----------

Expenses:
    Interest expense                                                          -                  5,359,633
    Management fee expense                                               58,623                  1,520,725
    Professional fees                                                    12,000                    440,185
    Insurance                                                                 -                     52,769
    Amortization of stock options issued to manager                           -                    454,746
    Amortization of organization costs                                    3,733                      1,596
    Other                                                                     -                    139,806
                                                                     ----------                -----------
           Total expenses                                                74,356                  7,969,460
                                                                     ----------                -----------

Income before realized losses                                           646,921                  9,958,042
                                                                     ----------                -----------
    Realized gain on sale of mortgage securities                              -                    176,048
    Realized loss on equity investment                                        -                 (6,615,000)
    Realized loss on interest rate hedge                                      -                 (1,930,855)
                                                                     ----------                -----------

Net income                                                           $  646,921                $ 1,588,235
                                                                     ==========                ===========

Basic and diluted earnings per share                                 $     0.06                $      0.16
                                                                     ==========                ===========

Weighted-average common and equivalent shares                        10,218,999                 10,044,483
                                                                     ==========                ===========

===================================================================================================================

*The accompanying notes are an integral part of these statements.

FBR Asset Investment Corporation
Statements of Changes in Shareholders' Equity for the Period from December 15,
1997 (Inception) through December 31, 1997, and the Year Ended December 31, 1998*
====================================================================================================================================

                                                                                        Accumulated
                                           Additional       Retained                       Other
                              Common         Paid in        Earnings       Treasury    Comprehensive                  Comprehensive
                               Stock         Capital       (Deficit)         Stock        Income           Total          Income
                               -----         -------       ---------         -----        ------           -----          ------

Balance, December 15, 1997     $      -   $          -   $           -   $          -    $         -   $          -    $          -
  Issuance of common stock      102,190    189,528,668               -              -              -    189,630,858               -
  Net income                          -              -         646,921              -              -        646,921
                                                                                                                            646,921
                                                                                                                       ------------
  Comprehensive income                -              -               -              -              -              -    $    646,921
                                                                                                                       ============
  Dividends                           -              -        (510,950)             -              -       (510,950)
                               --------   ------------   -------------   ------------   ------------   ------------
Balance, December 31, 1997      102,190    189,528,668         135,971              -              -    189,766,829
                               ---------  -------------  --------------  -------------  ------------   -------------
  Issuance of common stock        1,968      3,659,033               -              -              -      3,661,001
  Stock options issued to
   manager                            -        909,492               -              -              -        909,492
  Repurchase of common                -              -               -    (24,070,663)             -    (24,070,663)
  stock
  Net income                          -              -       1,588,235              -              -      1,588,235    $  1,588,235
  Other comprehensive
   income--
    Change in unrealized
      loss on
      available-for-sale              -              -               -              -     (9,800,530)    (9,800,530)     (9,800,530)
      securities
                                                                                                                        ------------
  Comprehensive income                -              -               -              -              -              -     $(8,212,295)
                                                                                                                        ============
  Dividends                           -              -    (11,149,785)              -              -    (11,149,785)
                               --------   ------------   ------------    ------------    -----------   ------------

Balance, December 31, 1998     $104,158   $194,097,193   $ (9,425,579)   $(24,070,663)   $(9,800,530)  $150,904,579
                               ========   ============   =============   ============    ===========   ============

====================================================================================================================================

*The accompanying notes are an integral part of these statements.

FBR Asset Investment Corporation
Statements of Cash Flows for the Period from December 15, 1997 (Inception)
through December 31, 1997, and the Year Ended December 31, 1998*
===================================================================================================================

                                                                     December 15, 1997
                                                                        (Inception)
                                                                          through
                                                                    December 31, 1997          Year Ended
                                                                                           December 31, 1998
                                                                    ------------------    --------------------

Cash flows from operating activities:
    Net income                                                          $    646,921         $   1,588,235
      Adjustments to reconcile net income to net cash (used in)
        provided by operating activities--
         Realized loss on equity securities                                        -             6,615,000
         Realized gain on sale of mortgage-backed securities                       -              (176,048)
         Unrealized gain on equity investments                              (268,520)                    -
         Amortization                                                          3,733               456,342
         Premium amortization on mortgage-backed securities                        -               777,179
         Changes in operating assets and liabilities:
             Due from affiliate                                             (545,827)              545,827
             Dividends receivable                                           (434,717)             (435,760)
             Interest receivable                                              (8,000)           (1,962,048)
             Organization costs                                              (11,642)                    -
             Management fees payable                                          58,623             1,216,891
             Accounts payable and accrued expenses                            12,000               212,933
             Interest payable                                                      -               310,096
             Due to custodian                                                      -             2,041,230
             Deferred revenue                                                190,000               (17,174)
                                                                        ------------         -------------
                Net cash (used in) provided by operating                    (357,429)           11,172,703
                activities
                                                                        ------------         -------------

Cash flows from investing activities:
    Investments in equity securities and notes receivable, net of
      repayments on notes receivable                                     (26,050,230)          (80,876,250)
    Purchase of mortgage-backed securities                                         -          (221,156,241)
    Proceeds from sale of mortgage-backed securities                               -            48,533,267
    Receipt of principal payments                                                  -            21,204,987
                                                                        ------------         -------------
                Net cash used in investing activities                    (26,050,230)         (232,294,237)
                                                                        ------------         -------------

Cash flows from financing activities:
       Repurchase of common stock                                                  -           (24,070,663)
       Proceeds from issuance of common stock                            189,630,858             3,661,001
       Proceeds from repurchase agreements                                         -           128,550,000
       Dividends paid                                                              -            (9,097,677)
                                                                        ------------         -------------
                Net cash provided by financing activities                189,630,858            99,042,661
                                                                        ------------         -------------

Net increase (decrease) in cash and cash equivalents                     163,223,199          (122,078,873)
Cash and cash equivalents, beginning of the period                                 -           163,223,199
                                                                        ------------         -------------
Cash and cash equivalents, end of the period                            $163,223,199         $  41,144,326
                                                                        ============         =============

====================================================================================================================

*The accompanying notes are an integral part of these statements.

Notes to Financial Statements

Note 1  Organization and Nature of Operations

FBR Asset Investment Corporation ("FBR Asset" or the "Company") was incorporated in Virginia on November 10, 1997. FBR Asset commenced operations on December 15, 1997, upon the closing of a private placement of equity capital (the "Private Placement") (see Note 4).

FBR Asset is organized as a real estate investment trust ("REIT") whose primary purpose is to invest in mortgage loans and mortgage-backed securities issued or guaranteed by instrumentalities of the U.S. Government or by private issuers that are secured by real estate (together the "Mortgage Assets"). FBR Asset also acquires indirect interests in those and other types of real estate-related assets by investing in public and private real estate companies, subject to the limitations imposed by the various REIT qualification requirements. Funds not immediately allocated will generally be temporarily invested in readily marketable, interest-bearing securities. To create yields commensurate with its investment objectives, FBR Asset leverages its assets and mortgage loan portfolio primarily with collateralized borrowings. FBR Asset uses derivative financial instruments to hedge a portion of the interest rate risk associated with its borrowings.


Note 2  Risk Factors

FBR Asset's investments are concentrated in mortgage-backed investments and other readily marketable and non-marketable REIT related issues. FBR Asset's market risk is caused by volatility and illiquidity in the markets in which FBR Asset would seek to sell the securities that it owns. FBR Asset's concentration of investments may result in significant exposure to risk of loss from factors such as changes in prevailing interest rates, which could be mitigated through a greater diversification of investments and the holding of all readily marketable securities.

FBR Asset's primary investments have been in fixed rate, mortgage-backed securities. An increase in interest rates will adversely affect the value of FBR Asset's mortgage-backed portfolio. FBR Asset also employs leverage to fund portfolio investments, and interest rates on such borrowings are generally based on short-term indices. Because these borrowings bear interest rates based on indices different from those used for the related mortgage portfolio, changes in the spread between these interest rates may adversely effect results of operations.

The investments in mortgage-backed securities are generally pledged as collateral against the related borrowings. Should the value of the collateral decline below agreed upon levels, due to factors such as a change in prevailing interest rates, FBR Asset could be forced to sell the underlying collateral and incur losses.

Prepayment rates on mortgages underlying FBR Asset's mortgage-backed investments will vary from time to time as prevailing interest rates change and may cause changes in the amount of FBR Asset's net interest income. FBR Asset reduces prepayment risk through a variety of means, including structuring a diversified portfolio with a variety of prepayment characteristics and balancing assets purchased at a premium with assets purchased at a discount.

Other equity and debt investments may also involve substantial amounts relative to FBR Asset's total net assets and create exposure to issuers that are generally concentrated in the REIT industry. These investments may include non-investment grade and securities of privately held issuers with no ready markets. The concentration and illiquidity of these investments expose FBR Asset to a significantly higher degree of risk than is associated with more diversified investment grade or readily marketable securities.

FBR Asset has elected to qualify as a REIT for tax purposes. To qualify for tax treatment as a REIT under the Internal Revenue Code, FBR Asset must meet certain income and asset tests and distribution requirements. Failure to meet these requirements could have a material adverse impact on FBR Asset's results and financial condition. Furthermore, because FBR Asset's investments include stock in a number of other REITs, the failure of those other REITs to maintain their REIT status could jeopardize FBR Asset's qualification as a REIT.


Note 3  Summary of Significant Accounting Policies

Investments in Mortgage backed Securities

FBR Asset invests primarily in mortgage pass-through certificates that represent a 100 percent interest in the underlying conforming mortgage loans and are guaranteed by the Government National Mortgage Association ("Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), and the Federal National Mortgage Association ("Fannie Mae"). Mortgage-backed security transactions are recorded on the date the securities are purchased or sold.

FBR Asset accounts for its investments in mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires FBR Asset to classify its investments as either trading, available-for-sale or held to maturity. FBR Asset does not hold its mortgage-backed securities for trading purposes, but may not hold such investments to maturity, and has classified these investments as available-for-sale. Securities classified as available for sale are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Realized gains and losses on mortgage-backed securities transactions are determined on the specific identification basis.

Unrealized losses on mortgage-backed securities that are determined to be other than temporary are recognized in income. Management regularly reviews its investment portfolio for other than temporary impairment. There were no such adjustments for mortgage-backed investments.

The fair value of FBR Asset's mortgage-backed securities are based on market prices provided by certain dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts FBR Asset could realize in a current market exchange.

Income from investments in mortgage-backed securities is recognized using the effective interest method, using the expected yield over the life of the investment. Income includes contractual interest accrued and the amortization or accretion of any premium or discount recorded upon purchase. Changes in anticipated yields result primarily from the changes in actual and projected cash flows and estimated prepayments. Changes in the yield that result from changes in the anticipated cash flows and prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the date of original investment.

The following table summarizes FBR Asset's mortgage-backed securities as of December 31, 1998:

====================================================================================================

                                                                                       Total Mortgage
                              Freddie Mac        Fannie Mae          Ginnie Mae            Assets
                              -----------        ----------          ----------            ------

Mortgage-backed
   securities, available
   for sale-principal          $93,278,879       $48,386,870        $16,294,168          $157,959,917
Unamortized premium                512,080         1,415,625            780,216             2,707,921
                               -----------       -----------        -----------          ------------

Amortized cost                  93,790,959        49,802,495         17,074,384           160,667,838
Gross unrealized gains             682,949           196,615            135,862             1,015,426

Gross unrealized losses            (89,511)         (156,584)           (18,430)             (264,525)
                               -----------       -----------        -----------          ------------

Estimated fair value           $94,384,397       $49,842,526        $17,191,816          $161,418,739
                               ===========       ===========        ===========          ============

=====================================================================================================


Repurchase Agreements

FBR Asset has entered into short-term repurchase agreements to finance a significant portion of its mortgage-backed investments. The repurchase agreements are secured by FBR Asset's mortgage-backed securities and bear interest at rates that have historically related closely to LIBOR for a corresponding period. As of December 31, 1998, FBR Asset had $128.6 million outstanding under repurchase agreements with a borrowing rate of 5.08% as of the end of the period and a weighted-average remaining maturity of 73 days. At December 31, 1998, mortgage-backed securities pledged had an estimated fair value of $136.2 million. At December 31, 1998, the repurchase agreements had remaining maturities of between 69 and 74 days.

Interest Rate Swaps

During 1998, FBR Asset entered into two interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements are structured such that FBR Asset receives payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on the three-month LIBOR. The Company's repurchase agreements, which generally have maturities of 60 to 90 days, carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix the Company's borrowing cost and are not held for speculative or trading purposes. As a result of these factors, the Company has accounted for these agreements as hedges.

The fair value of interest rate agreements that qualify as hedges are not recorded. The differential between amounts paid and received under the interest rate swap agreements is recorded as an adjustment to the interest expense incurred under the repurchase agreements. In the event of early termination of an interest rate agreement, a gain or loss is recorded and the Company receives or makes a payment based on the fair value of the interest rate agreement on the date of termination.

In October 1998, in connection with the sale of mortgage assets and repayment of certain repurchase agreements, the Company terminated one of its swap agreements. The Company realized a loss of $1.9 million upon termination. The remaining interest rate agreement has a notional amount of $50 million, a fair value of approximately $(910,535) and matures on June 1, 2001.

Investments in Equity Securities

Investments in securities that are listed on a national securities exchange (or reported on the Nasdaq National Market) are stated at the last reported sale price on the day of valuation. Listed securities for which no sale was reported are stated at the mean between the closing "bid" and "asked" price on the day of valuation. Other securities for which quotations are not readily available are valued at fair value as determined by FBR Asset's investment adviser, Friedman, Billings, Ramsey Investment Management, Inc. ("FBR Management"). FBR Management may use methods of valuing securities other than those described above if it believes the alternative method is preferable in determining the fair value of such securities.

At December 31, 1997, FBR Asset classified its only three equity portfolio investments as trading securities in accordance with SFAS No. 115. In January 1998, consistent with the intention to have the Company operate as a REIT, management reevaluated its investment objectives for these investments and concluded that these investments were being held for long-term yield, capital appreciation, and cash flow. Accordingly, management reclassified such investments as available for sale. The transfer of these securities between categories was accounted for at fair value, and there was no change to FBR Asset's net assets as a result of this change in classification.

For financial reporting purposes, realized gains and losses are recorded on the date of the transaction using the specific identification method. The difference between the purchase price and market price (or fair value) of investments in securities is reported as an unrealized gain or loss and a component of comprehensive income.

Management regularly reviews any declines in the market value of its equity investments for declines and impairments that are other than temporary. Such declines are recorded in operations when determined. In 1998, management recorded a charge to operations for $6.6 million associated with an other than temporary decline in the value of its investment in Chastain Capital, Inc.

As of December 31, 1997, the Company's equity investments had an aggregate cost basis of $23 million, a fair value of $23.3 million and unrealized gains of $0.3 million. As of December 31, 1998, the Company's equity investments had an aggregate cost basis of $81.2 million, fair value of $71.0 million, unrealized losses of $12.6 million, realized losses of $6.6 million, and unrealized gains of $2 million.

Notes Receivable

On December 23, 1997, FBR Asset entered into an Interim Financing and Security Agreement with Prime Holding, LLC ("Prime"). The agreement allows for up to a $20 million bridge loan to Prime. The note accrues interest at an annualized rate of 12-15% depending upon the funding period. All amounts due under the bridge loan are due on June 30, 1999. As of December 31, 1998, $11.5 million had been drawn against the bridge loan. From inception through December 31, 1998, $1.0 million in interest income has been recorded by FBR Asset. Prime is a Delaware limited liability company formed in August 1997 and is an early stage mortgage origination company.

On February 5, 1999, FBR Asset funded an additional $7 million against the Prime bridge loan.

On June 3, 1998, FBR Asset entered into a promissory note agreement with Kennedy-Wilson, Inc. for $10 million. The note accrued interest at a rate of 12 percent per annum, which was payable monthly. The agreement called for the repayment of the advanced principal amount upon the earlier of, the closing of a public offering of common stock by Kennedy-Wilson, or December 3, 1998. On November 30, 1998, Kennedy-Wilson paid the note down to $7,500,000, and FBR Asset and Kennedy-Wilson entered into an amended promissory note agreement increasing the interest rate to 17% and extending the repayment date to June 3, 1999. Kennedy-Wilson is a U.S. real estate marketing and investment firm specializing in innovative marketing programs for various types of properties and financial instruments. From inception through December 31, 1998, interest income of $0.7 million has been recorded on this note.

On January 25, 1999, the Company loaned Brookdale Living Community, Inc. $5 million in subordinated debt. The debt bears interest at 13 percent per annum and is due on April 26, 1999.

Credit Risk

FBR Asset has limited its exposure to credit losses on its mortgage-backed portfolio of mortgage-backed securities by purchasing securities only from Freddie Mac, Fannie Mae, or Ginnie Mae. The payment of principal and interest on the Freddie Mac and Fannie Mae mortgage-backed securities are guaranteed by those respective agencies and the payment of principal and interest on the Ginnie Mae mortgage-backed securities is backed by the full-faith-and-credit of the U.S. Government. At December 31, 1998, all of FBR Asset's mortgage-backed securities have an implied "AAA" rating.

Cash and Cash Equivalents

All investments with original maturities of less than three months are cash equivalents. As of December 31, 1998, cash and cash equivalents consisted of $14.4 million of cash deposited in two commercial banks, and $26.7 million in two separate domestic money market funds. The money market fund invests primarily in obligations of the U.S. Government. The carrying amount of cash equivalents approximates their fair value.

New Accounting Pronouncements

During the period, FBR Asset adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a financial reporting methodology that includes certain financial information that historically has not been recognized in the calculation of net income. FBR Asset's only component of other comprehensive income is the net unrealized loss on investments classified as available for sale in accordance with SFAS No. 115.

In June 1998, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 133 (SFAs No. 133) "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal years beginning after June 15, 1999, and generally requires that an entity recognize derivative financial instruments as assets or liabilities and measure them at fair value. Management is currently evaluating the impact of adopting the requirements of SFAS 133.

Net Earnings Per Share

FBR Asset has adopted SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic and diluted earnings per share. SFAS No. 128 specifies that basic earnings per share excludes potential dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in earnings. The potentially dilutive securities did not impact the computation of earnings per share for any period presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Income Taxes

FBR Asset has elected to be taxed as a REIT under the Internal Revenue Code. As a result, FBR Asset generally will not be subject to federal income tax at the corporate level to the extent that it distributes at least 95 percent of its taxable income to its shareholders and complies with certain other requirements. No provision has been made for income taxes in the accompanying financial statements, as FBR Asset believes it has met the prescribed distribution and other requirements.

Reclassifications

Certain amounts in the financial statements as of December 31, 1997, have been reclassified to conform with 1998 presentation.

Note 4  Stockholders' Equity

On December 15, 1997, FBR Asset completed a private placement of equity capital. FBR Asset received net proceeds of $189.7 million from the issuance of 10,218,999 shares of common stock.

On January 15, 1998, FBR purchased 196,828 shares of FBR Asset for $3.7 million pursuant to a stock option awarded in connection with the private placement offering.

FBR Asset has paid the following dividends:


        Declaration                   Payable
            Date                        Date                 Dividend
            ----                        ----                 --------
   December 31, 1997             January 22, 1998              $.055(1)
   April 6, 1998                 April 22, 1998                $.200
   June 24, 1998                 July 14, 1998                 $.295
   October 13, 1998              October 20, 1998              $.360
   December 31, 1998             January 15, 1999              $.300

  (1) Includes $0.05 divided declared in June 1998 and paid in July 1998 to shareholders of record as of December 31, 1997.

In September 1998, the Board of Directors authorized the repurchase of up to 2,000,000 shares of FBR Asset's common stock. Through December 31, 1998, FBR Asset had repurchased 1,872,300 shares for a cost of approximately $24 million, or $12.86 average cost per share. In January 1999, the Company repurchased an additional 107,000 shares of its common stock at $13.70 per share.

FBR Asset has outstanding, as of December 31, 1998, 1,021,900 options to purchase common stock. These options, which were issued in a single grant, have a term of ten years, and have an exercise price of $20 per share.


Note 5  Management and Performance Fees

FBR Asset has entered into a management agreement with Friedman, Billings, Ramsey Investment Management, Inc. ("FBR Management"), for an initial term expiring on December 15, 1999. FBR Management will perform portfolio management services on behalf of FBR Asset. Such services shall include, but are not limited to, consulting with FBR Asset on purchase and sale opportunities, collection of information and submission of reports pertaining to FBR Asset's assets, interest rates, and general economic conditions, and periodic review and evaluation of the performance of FBR Asset's portfolio of assets.

FBR Management is entitled to a quarterly "base" management fee equal to the sum of (1) 0.25 percent per annum (adjusted to reflect a quarterly period) of the average invested mortgage assets of FBR Asset during each calendar quarter and,
(2) 0.75 percent per annum (adjusted to reflect a quarterly period) of the remainder of the average invested assets of FBR Asset during each calendar quarter. FBR Management also received 1,021,900 options to purchase FBR Asset's common stock at $20 per share. The estimated value of those options is being amortized over the initial term of the Management Agreement. FBR Management assigned options to acquire 51,045 shares to Blackrock in connection with the execution of the sub-management agreement. The Company anticipates that FBR Management will rescind options to purchase 155,000 shares in connection with the establishment of FBR Asset's stock incentive plan.

FBR Management is also entitled to receive incentive compensation based on the performance of FBR Asset. On December 31, 1998, and each subsequent year thereafter, FBR Management is entitled to an incentive fee calculated as: funds from operations (as defined), plus net realized gains or losses from asset sales, less the threshold amount (all computed on a weighted average share outstanding basis), multiplied by 25 percent. The threshold amount is calculated as the weighted average per share price of all equity offerings of FBR Asset, multiplied by a rate equal to the ten-year U.S. Treasury rate plus five percent per annum.

FBR Management has engaged BlackRock Financial Management, Inc. ("BlackRock") to manage FBR Asset's mortgage asset investment program (the "Mortgage Portfolio") as a sub-adviser. BlackRock is a majority owned subsidiary of PNC Bank Corporation who is a 4.9 percent owner of FBR Management's parent company. As compensation for rendering services, BlackRock will be entitled to share the management fees of FBR Management, calculated based on the average gross asset value managed by BlackRock, with a minimum annual fee of $100,000, payable quarterly. The agreement may be terminated by either party with thirty days advance notice.


Note 6  Related Parties

As of December 31, 1998, a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. ("FBR Group") owns 1,344,086 shares or approximately 15.73 percent of the outstanding common stock of FBR Asset. FBR Group is the parent company of FBR Management and FBR & Co.


Note 7  Equity Investments

Imperial Credit Commercial Corporation ("ICMI")

FBR Asset purchased 900,000 shares of ICMI common stock in December 1997. ICMI is a Maryland corporation that has elected REIT status. It invests primarily in performing multifamily and commercial term loans and interests in commercial and residential mortgage-backed securities. ICMI also invests in various classes of non-investment grade mortgage-backed securities. ICMI's common stock is publicly traded.

Building One Services Corporation ("BOSS")

FBR Asset purchased 500,000 shares of BOSS (formerly Consolidated Capital Corporation) common stock in December 1997. BOSS is a Delaware corporation that was founded in February 1997 to build consolidated enterprises through the acquisition and integration of multiple businesses in one or more fragmented industries. BOSS has undertaken to consolidate facilities management companies and may select companies in this or related industries in which to make future investments. BOSS's common stock is publicly traded.

Capital Automotive REIT ("CARS")

On February 13, 1998, FBR Asset acquired 1,792,115 shares of common stock in Capital Automotive REIT ("CARS") in a private transaction, concurrent with CARS's initial public stock offering at a price of $13.95 per share. CARS is a self-administered and self-managed Maryland REIT formed to invest in the real property and improvements used by operators of multisite, multifranchised motor vehicle dealerships and motor vehicle related businesses located in major metropolitan areas throughout the United States. CARS primarily acquires real property and simultaneously leases back this property for use by dealers. CARS's common stock is publicly traded.

Resource Asset Investment Trust ("RAS")

On February 19, 1998, FBR Asset acquired 300,000 shares of common stock in Resource Asset Investment Trust ("RAS"), a Maryland REIT, for a cost of $4,599,000 or $15.33 per share. RAS's principal business activity is the acquisition and/or financing of loans secured by mortgages on real property (or interests in such loans) in situations that, generally, do not conform to the underwriting standards of institution lenders or sources that provide financing through securitization. RAS believes that its anticipated financing activity provides it with an underserved niche market in the real estate industry. RAS's common stock is publicly traded.

On June 24th and 25th, 1998, FBR Asset acquired an additional 44,575 shares of RAS for a cost of $693,516 or $15.55 average cost per share.

Anthracite Capital, Inc. ("AHR")

On March 27, 1998, FBR Asset purchased 716,846 shares of common stock in Anthracite Capital, Inc. ("AHR"), a Maryland REIT, for a cost of approximately $10 million or $13.95 per share. AHR was organized in November 1997 to invest in a diversified portfolio of multifamily, commercial and residential mortgage loans, mortgage-backed securities, and other real estate related assets in the United States and non-U.S. markets. Anthracite seeks to achieve strong investment returns by maximizing the spread of investment income earned on its real estate assets over the cost of financing and hedging these assets and/or liabilities. AHR's common stock is publicly traded.

During September and October, 1998, FBR Asset purchased an additional 865,000 shares of AHR for $8,334,496 or $9.64 average cost per share.

Chastain Capital, Inc. ("CHAS")

On April 29, 1998, FBR Asset purchased 700,000 shares of common stock in Chastain Capital, Inc. ("CHAS"), a Georgia REIT, for a cost of $9,765,000 or $13.95 per share. CHAS was organized in December 1997 to invest in commercial and multifamily mortgage and real estate related assets located in major metropolitan markets throughout the United States. CHAS emphasizes, in particular, origination of commercial mortgage loans for the purpose of securitizing and the retainage of subordinated interests in these loans.

In 1998, FBR Asset recorded a charge to operations in the amount of $6,615,000 to reflect management's determination that the decline in the market value of the stock was more than temporary.

East-West Bancorp ("EWB")

On June 30, 1998, FBR Asset purchased, through a private placement offering, 520,000 shares of East-West Bancorp, a Southern California commercial bank, for a cost of $5,200,000 or $10.00 per share. EWB's strategy is to become the premier commercial bank in California serving the unique personal and business banking needs of customers engaged in business and having family ties with or origins from the Asia Pacific region, with experienced personnel having the language capability and cultural sensitivity appropriate for the region.

Prime Retail, Inc. ("PRT")

In September 1998, FBR Asset purchased an aggregate of 122,300 shares of Prime Retail, Inc. for a total of $1,191,832, or $9.74 average cost per share. On October 18, 1998, FBR Asset purchased an additional 1,200 shares of PRT's common stock for $9,485 or $7.90 per share. PRT is a Maryland REIT that is engaged primarily in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers.
PRT's common stock is publicly traded.

================================================================================

     We have not authorized any dealer, salesperson or any other person to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered by this prospectus nor does it constitute an offer to sell or a solicitation of an offer or to buy the shares offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has not been a change in the affairs of the company since the date hereof.

                                ---------------
                            SUMMARY TABLE OF CONTENTS

                                                Page
                                                ----

Summary...........................................1
Risks of Investing in FBR Asset...................4
Organization & Relationships.....................15
FBR & FBR Management.............................16
FBR Asset's Business.............................24
Selected Financial Data..........................39
Management's Discussion & Analysis...............40
FBR Asset's Directors & Officers.................54
FBR Asset's Capital Stock........................62
Anti-Takeover Effect of Maryland Laws............67
Capitalization...................................69
Common Stock Available For Future Sale...........69
Principal Shareholders...........................70
Federal Income Tax Consequences of FBR
Asset's Status as a REIT.........................71
ERISA Considerations.............................89
Selling Shareholders.............................91
Use of Proceeds..................................91
Plan of Distribution.............................92
Other Matters....................................94


     Until __________, 1999, all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a prospectus.

================================================================================

================================================================================






                                 ________ Shares







                              FBR Asset Investment
                                   Corporation

                                  Common Stock








                             -----------------------

                                   PROSPECTUS

                             -----------------------













                                ___________, 1999


================================================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 31.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates.

                                 Amount To Be Paid
                                 -----------------

       SEC registration fee                          $45,888
       Printing and mailing expenses               $________*
       Legal fees and expenses                     $________*
       Accounting fees and expenses                $________*
       Transfer agent and custodian fees           $________*
       Miscellaneous                               $________*
       Total                                       $________*
                                                   ==========
--------------------
*To be included by amendment

Item 32.  Sales to Special Parties.

*To be included by amendment


Item 33.  Recent Sales of Unregistered Securities.

On November 19, 1998, the Registrant was formed and one share was issued to Elaine M. Clancy for consideration of $20 in cash.

On __________, 1999, FBR Asset Investment Corporation, a Virginia corporation, was merged into the Registrant. As part of that merger, _______ shares of common stock in the Registrant were issued to existing shareholders in the Virginia corporation in exchange for their shares in the Virginia corporation, on a one-for-one basis. The transaction was exempt from registration under the Securities Act of 1933 pursuant to Rule 145(a)(2).


Item 34.  Indemnification of Officers and Directors.

The Maryland General Corporation Law permits a Maryland corporation to include in its Charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Registrant contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Charter of the Registrant authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any or former director or officer or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason or his status as a present or former director or officer of the Registrant. The Bylaws of the Registrant obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is a made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Registrant and at the request of the Registrant serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Maryland General Corporation Law requires a corporation (unless its Charter provides otherwise, which the Registrant's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 35.  Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36.  Financial Statements and Exhibits.

(a)      Financial Statements included in the prospectus.


(b)      Exhibits

                  3.1      Amended and Restated Charter of Registrant

                  3.2      Amended and Restated Bylaws of Registrant

                  4        Form of stock certificate

                  5        Form of opinion of Hunton & Williams

                  8        Form of opinion of Hunton & Williams with respect to tax matters

                  10.1     Management Agreement, dated December 17, 1997, by and between FBR Asset Investment
                           Corporation and Friedman, Billings, Ramsey Investment Management, Inc.*

                  10.2     License Agreement, dated December 17, 1997, by and between FBR Asset Investment
                           Corporation and Friedman, Billings, Ramsey Group, Inc.*

                  10.3     Stock Option Agreement, dated December 17, 1997, by and between FBR Asset Investment
                           Corporation and Friedman, Billings, Ramsey Investment Management, Inc.*

                  10.4     Sub-management Agreement, dated as of December 17, 1997, by and between Friedman,
                           Billings, Ramsey Investment Management, Inc., and BlackRock Financial Management, Inc.*

                  10.5     Assignment Agreement, dated as of December 17, 1998, by and between Friedman, Billings,
                           Ramsey Investment Management, Inc., and BlackRock Financial Management, Inc.*

                  10.6     Stock Incentive Plan of Registrant**

                  10.7     Form of Interest Rate Swap Agreement**

                  10.8     Form of Repurchase Agreement**

                  23.1     Consent of Arthur Andersen LLP

                  23.2     Consent of Hunton & Williams (included in Exhibit 5)

                  25       Power of Attorney of Officers and Directors of Registrant (included on signature pages of the Registration Statement)

                  27.1     Financial Data Schedule

         *        Previously filed.
         **       To be filed by amendment.

Item 37. Undertakings.

         (a)      The undersigned Registrant hereby undertakes as follows:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on February 17, 1999.

                                FBR ASSET INVESTMENT CORPORATION (Maryland)
                                (Registrant)


                                By:   /s/ Elaine M. Clancy
                                   --------------------------------------------
                                      Elaine M. Clancy
                                      Chief Financial Officer


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 13, 1998. Each of the directors and/or officers of FBR Asset Investment Corporation (Maryland) whose signature appears below hereby appoints Eric F. Billings and Elaine M. Clancy, and both of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable FBR Asset Investment Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

           Signature                                     Title
           ---------                                     -----

/s/ Emanuel J. Friedman                   Chairman of the Board of Directors
------------------------------
Emanuel J. Friedman


/s/ Eric F. Billings                      Vice Chairman, Chief Executive Officer
------------------------------            and Director (Principal Executive
Eric F. Billings                          Officer)


/s/ W. Russell Ramsey                     President, Secretary and Director
------------------------------
W. Russell Ramsey


/s/ Elaine M. Clancy                      Chief Financial Officer
------------------------------            (Principal Financial Officer)
Elaine M. Clancy


/s/ Stephen D. Harlan                     Director
------------------------------
Stephen D. Harlan


/s/ Webb Hayes                            Director
------------------------------
Webb Hayes

                                  EXHIBIT INDEX


Exhibit Number                              Exhibit                                  Page
--------------                              -------                                  ----
      3.1              Amended and Restated Charter of Registrant

      3.2              Amended and Restated Bylaws of Registrant

       4               Form of stock certificate

       5               Form of opinion of Hunton & Williams

       8 Form of opinion of Hunton & Williams with respect to tax matters

     10.1 Management Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and
                       Friedman, Billings, Ramsey Investment Management, Inc.*

     10.2              License Agreement, dated December 17,
                       1997, by and between FBR Asset
                       Investment Corporation and Friedman,
                       Billings, Ramsey Group, Inc.*

     10.3 Stock Option Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Investment
                       Management, Inc.*

     10.4              Sub-management Agreement, dated as of
                       December 17, 1997, by and between
                       Friedman, Billings, Ramsey Investment
                       Management, Inc., and BlackRock
                       Financial Management, Inc.*

     10.5              Assignment Agreement, dated as of December 17,
                       1998, by and between Friedman, Billings, Ramsey
                       Investment Management, Inc., and BlackRock
                       Financial Management, Inc.*

     10.6              Stock Incentive Plan of Registrant**

     10.7              Form of Interest Rate Swap Agreement**

     10.8              Form of Repurchase Agreement**

     23.1              Consent of Arthur Andersen LLP

     23.2              Consent of Hunton & Williams (included in Exhibit 5)

      25               Power of Attorney of Officers and Directors of
                       Registrant (included on signature pages of the Registration Statement)

     27.1              Financial Data Schedule

*        Previously filed.
**       To be filed by amendment.